Filed Pursuant to Rule 424(b)(3)
File Number 333-120973

PROSPECTUS SUPPLEMENT NO. 2

Prospectus Supplement dated April 6, 2005
to Prospectus declared
effective on February 11, 2005,
as supplemented on March 28, 2005
(Registration No. 333-120973)

CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC.

This Prospectus Supplement No. 2 supplements our Prospectus dated February 11, 2005 and Prospectus Supplement No. 1 dated March 28, 2005. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 2 together with the Prospectus and Prospectus Supplement No. 1.

This Prospectus Supplement includes the following documents, as filed by us with the Securities and Exchange Commission:

•	the attached Annual Report on Form 10-KSB of Cyberkinetics Neurotechnology Systems, Inc. dated March 31, 2005;

•	the attached Current Report on Form 8-K of Cyberkinetics Neurotechnology Systems, Inc. dated April 4, 2005; and

•	the attached Current Report on Form 8-K of Cyberkinetics Neurotechnology Systems, Inc. dated April 6, 2005.

Appendix A to this Prospectus Supplement provides the “Consent of Independent Registered Public Accounting Firm” from our auditors, Ernst & Young LLP, dated April 1, 2005, for use herein of their report previously filed with our 10-KSB.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “CYKN.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is April 6, 2005

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-KSB

(Mark One)
☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934

For the Fiscal Year Ended December 31, 2004

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Commission File Number 000-50505

CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC.
(Name of small business issuer in its charter)

Delaware	13-4287300
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

100 Foxborough Blvd., Suite 240 Foxborough, MA (Address of principal executive offices)	02035 (Zip Code)
(508) 549-9981
(Issuer’s telephone number)

Securities registered under Section 12(b) of the Exchange Act: None
Securities registered under Section 12(g) of the Exchange Act: Common Stock, $.001 Par Value
      Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     Yes ☑          No ☐
      Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of the registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB.     ☐
      Issuer’s revenues for its most recent fiscal year: $1,537,000
      Aggregate market value of the voting stock held by non-affiliates computed by reference to the closing price at which the Common Stock was sold on the Over-the-Counter on March 28, 2005: $14,473,969. The voting stock held by non-affiliates on that date consisted of 6,432,875 shares of Common Stock. For purposes of this calculation only, all directors, officers and holders of 10% or more of the outstanding common stock were deemed affiliates.
      Number of shares outstanding of each of the issuer’s classes of common stock at March 28, 2005:
Common Stock: 15,672,670 Preferred Stock: 0
      The registrant has incorporated by reference into Part III of this Form 10-KSB portions of its definitive proxy to be filed with the Securities and Exchange Commission within 120 days after the fiscal year to which this Report relates.
      Transitional Small Business Disclosure Format (check one)     Yes ☐          No ☑

FORM 10-KSB INDEX

NOTE CONCERNING FORWARD-LOOKING STATEMENTS
      This Report contains certain forward-looking statements, including the plans and objectives of management for the business, operations, and economic performance of Cyberkinetics Neurotechnology Systems, Inc. (the “Company”, “we” or “us”). These forward-looking statements generally can be identified by the context of the statement or the use of words such as the Company or its management “believes,” “anticipates,” “intends,” “expects,” “plans” or words of similar meaning. Similarly, statements that describe the Company’s future operating performance, financial results, plans, objectives, strategies, or goals are forward-looking statements. Although management believes that the assumptions underlying the forward-looking statements are reasonable, these assumptions and the forward-looking statements are subject to various factors, risks and uncertainties, many of which are beyond the control of the Company. Accordingly, actual results could differ materially from those contemplated by the forward-looking statements.
PART I

ITEM 1.	DESCRIPTION OF BUSINESS
      Business Overview. Cyberkinetics Neurotechnology Systems, Inc. is a clinical development stage medical device company with a platform technology that builds on over a decade of scientific effort. We intend to develop implantable medical devices and software and hardware for human use that will be designed to detect and interpret brain activity in real time. We plan to develop and commercialize proprietary products that allow for the detection, transmission, analysis and application of neural signals such as, simultaneous monitoring of a highly dense population of neurons. We intend to develop products that monitor detailed neural activity, detect patterns in that activity and link the neural activity to a specific action and/or therapy. We intend to use this technology to establish ourself as a leader in the fields of functional restoration (i.e., the ability to communicate with electrical devices to perform those functions that the body is no longer able to perform autonomously or on command) and in monitoring and treating neurological disorders.
      Products. We are developing products that are designed for use in functional restoration, as well as for monitoring, diagnosis and therapy.

•	Our lead product, the BrainGatetm Neural Interface System (“BrainGatetm”), is intended to allow a disabled person to control a computer using thought. The first generation of this system, which is currently in a pilot trial, utilizes a long-term implantable sensor which incorporates a connector system that penetrates through the skin.

•	We are also leveraging the BrainGatetm system to develop a short-term (0-30 days) intra-operative and post-operative cortical monitoring product, the NeuroPorttm Neural Signal Processor (“NeuroPorttm”) device. We believe that this product may represent a novel offering in the existing market for monitoring brain electrical activity by providing a means to monitor the activity of dozens of individual cells sampled from within a dense population of neural cells in the cortex of the brain.

•	We are also developing a next generation set of BrainGatetm software that will minimize the involvement of a company trained technician in the set up and operation of the system. This software is also intended to provide the user with an operating system and a basic set of applications that can be controlled with the BrainGatetm system.

•	We are developing a totally implantable BrainGatetm sensor which will be based on the existing BrainGatetm technology, but will replace the connector that penetrates the skin with a short-range telemetry system that sends signals through the skin. This project is called the Alta Totally Implantable Sensor System.
      BrainGatetm System:
      The BrainGatetm system is a proprietary, investigational brain-computer interface that consists of an internal sensor to detect brain cell activity and external processors that convert these brain signals into a computer-mediated output under the person’s own control. The sensor is a tiny silicon chip about the size of a baby aspirin with one hundred electrodes, each thinner than a hair, that detect the electrical activity of neurons. The sensor is implanted on the surface of the area of the brain responsible for movement, the primary motor cortex. A small wire connects the sensor to a pedestal which is mounted on the skull, extending through the scalp. An external cable connects the pedestal to a cart containing computers, signal processors and monitors which enable the study operators to determine how well a study participant can control his neural output. The ultimate goal of the BrainGatetm development program is to create a safe, effective and unobtrusive universal operating system which will allow physically disabled people to quickly and reliably control a wide range of devices using their thoughts, including computers, assistive technologies and medical devices.
      In primates, the neurons in the motor cortex of the brain send their instructions to the spinal cord, which in turn drives muscles. The BrainGatetm system is designed to bypass this natural output path (which is interrupted in paralyzed patients), based on the pre-clinical finding that the neural signals that control movement can be interpreted by a computer to provide an alternate “neural pathway” as long as brain function is intact and able to generate neural signals. The resulting signal may be used to operate a computer or other devices which can be controlled by computers, such as robotic devices or muscle stimulation systems, which may eventually allow the movement of paralyzed limbs. The BrainGatetm system includes a brain interface (a chronic passive implantable sensor assembly), external hardware, and signal processing and decoding software that produces an output signal that is designed to be used as a computer control input, much like a computer keyboard and mouse. The sensor assembly is designed to operate by detecting the activity of neurons in the primary motor area of the cerebral cortex of the brain, where voluntary movement output is generated. External hardware and software components are designed to process the brain’s activity (signals) into a predication of desired movement and/or discrete switches. The predicated movement may be represented by cursor motion and keystrokes on a computer screen.
      The BrainGatetm system is being designed and developed to allow people who are quadriplegic to recover a host of abilities that normally rely on the hands, through a direct connection to the brain. Key elements of the product strategy include:

•	No reliance on muscles.

•	Ability to sense patient intentions in order to limit caregiver interaction.

•	Fast, reliable control of a personal computer as means to controlling environment and gaining independence.

•	Neural output signal modes patterned after a personal computer mouse and keyboard.
      It is expected that people using the BrainGatetm system would employ a personal computer as a gateway to a range of self-directed activities. These activities may extend beyond typical computer functions such as communication to include the control of objects in their environment such as televisions and lights, robotics, mobility devices such as wheelchairs, or potentially external or implanted medical devices such as stimulator systems which might provide an individual with the ability to move their own limbs or control the function of their bowel or bladder.
      NeuroPorttm Cortical Monitor:
      Our NeuroPorttm device is designed to monitor and record electrical brain activity during neurosurgical procedures where the cortex of the brain is exposed. These procedures are performed to allow direct monitoring of the brain’s activity using invasive sensors which are left in place for a short time (0-30 days) while a patient remains in the hospital. We believe that a substantial number of people have craniotomies each year in order to study brain function in the context of traumatic brain injury, stroke, or severe epilepsy. Use of the NeuroPorttm device will be targeted to this group of patients.
      The NeuroPorttm device is designed to provide physicians with a means of recording, monitoring, and analyzing detailed neural signals from individual neurons in the cortex of the brain. It is anticipated that this information will be used in conjunction with other currently available means of monitoring brain activity, such as EEG signals.

      While this product is expected to generate some revenue for us, its primary value is expected to be as a platform for developing new diagnostic applications which utilize detailed neural information.
      Next Generation BrainGatetm Software:
      We are also developing a next generation set of BrainGatetm software that will minimize the involvement of a company trained technician in the set up and operation of the system. This software is also intended to provide the user with a basic set of applications that can be controlled with the BrainGatetm system.
      Alta Totally Implantable Sensor System:
      We are developing a totally implantable sensor and signal transmission system for long-term use in humans outside of the hospital. This ambulatory monitoring system is expected to combine elements from the original BrainGatetm system with a proprietary chip in an implantable case to amplify and digitize neural signals inside the body. The digitized information would then be transmitted using short-range telemetry to the external environment without the need for a connector which penetrates through the skin. This device would also receive power from an external source through short-range wireless transmission. We believe there may be value in the future development of a long-term, chronic implant, which could provide the ability to detect and respond to the onset of abnormal activity patterns in the brain. The chronic implant would be a culmination of our ability to leverage the NeuroPorttm device for data collection and analysis in a closed loop application.
      Bionic Research Products:
      In late 2002, we acquired Bionic Technologies, LLC (“Bionic”), a manufacturer of neural recording, stimulation and signal processing equipment for neuroscience research. Through the acquisition, we gained an engineering team, manufacturing facilities and key intellectual property. We continue to manufacture and sell Bionic Technologies’ BIONIC® line of neural recording arrays and data acquisition systems on a limited basis to researchers and we also continue to use this technology in our advanced-stage neurological products. We recognized product revenue from this product line of $653,000 and $509,000 for the years ended December 31, 2004 and 2003, respectively.
      Research and Development Activities. We incurred research and development costs of $4,309,000 and $2,600,000 for the years ended December 31, 2004 and 2003, respectively. Our efforts in 2003 were focused on the development of the BrainGatetm pilot device. This involved the design of specific upgrades to the equipment which had been used in pre-clinical studies, validation studies to confirm that the device would operate as intended, and the documentation of the design and testing process. Research and development expenses in 2003 also included the identification and recruitment of clinical investigators and the design, development and documentation of the proposed clinical trial. The balance of research and development spending in 2003 was related to conducting research which was supported by grants from the National Institutes of Health (“NIH”).
      During 2004, we began clinical trials on BrainGatetm as well as continued development of the product. BrainGatetm development efforts included spending associated with development of software and hardware products. Research and development expenses in 2004 also included the costs of filing the 510(k) application for NeuroPorttm. The remaining balance of research and development was related to continued efforts on research grants.
      Availability of Materials. The materials that we use in our operations are readily available from multiple suppliers.
      Customers. The Bionic research products business depends on sales of special purpose research equipment to a limited number of neuroscience researchers. The number of researchers who have sufficient budgets to purchase equipment in a given year is limited and is dependent on the level of government grant funding.
      Market Opportunity. Our first generation BrainGatetm devices are designed to restore functionality for a limited, immobile group of severely motor-impaired patients who suffer from spinal cord injury, severe stroke, muscular dystrophy and motor neuron disease such as amyotrophic lateral sclerosis (“ALS”).
      With the further development of the product, we could potentially expand our customer base to include those individuals with less severe injuries. A next generation product may be able to provide an individual with the ability to control medical devices such as those that control user movement, such as wheelchairs or Functional Electrical Stimulation (“FES”) systems for patient-control of their own limbs, as well as those that control bladder and bowel movements. We anticipate seeking initial approval from the U.S. Food and Drug Administration (“FDA”) of the BrainGatetm system for a limited category of indications and patients through a Humanitarian Device Exemption (“HDE”). After the initial regulatory approval, we may need to complete additional clinical testing and request supplemental approvals for additional indications and broader marketing claims. Subsequent approvals for additional indications and patient populations via the pre-market approval (“PMA”) regulatory approval process may be required. If we obtain approval of the BrainGatetm system in this manner, the FDA may initially impose restrictions on use of the BrainGatetm system. For example, a HDE is only applicable to diseases or conditions that affect fewer than 4,000 individuals per year. Nevertheless, we believe that this phased approach will permit us to obtain initial marketing approval for the BrainGatetm system more quickly than if we were to seek a broader approval from the outset.
      Our NeuroPorttm device is designed to record and monitor brain electrical activity, for use during neurological procedures where the cortex of the brain is exposed via a craniotomy in order to allow short term monitoring of the brain’s activity. We believe that a substantial number of people have craniotomies each year in order to study brain function in the context of traumatic brain injury, stroke, or severe epilepsy. Use of the NeuroPorttm device will initially be targeted to this group of patients.
      We also may target the neuromodulation market by developing products that are designed to benefit those patients who do not respond to drug therapy. Currently, these patients may be treated with a range of invasive treatments, including surgical removal of a portion of the brain or an implanted medical device that delivers electrical stimulation to lessen the effects of the disease. Current devices are large, involve repeat surgeries to change batteries, and often require patient intervention. We believe we may have an early entry into this market with the NeuroPorttm device.
      None of our clinical products have received regulatory approval for sale anywhere in the world to date and will not be commercially available for several years, if ever.
      Competition. We face many types of potential competitors, including academic labs, large public corporations and small venture-funded companies. Large academic groups working in the area of reading and interpreting neural signals for the purpose of controlling external devices have demonstrated additional proof of concept.
      One potential competitor, Neural Signals, Inc., has implanted several long-term dual electrode sensors in quadriplegic patients under an Investigational Device Exemption (“IDE”) and has claimed that these patients can achieve neural control. This device is not commercially available. Our BrainGatetm system also faces competition from non-invasive solutions for assisting quadriplegics that are based on technologies such as voice recognition, EEG monitoring and eye-movement interpretation.
      Other competitors offer a wide variety of devices to treat neurological conditions. However, we believe that our primary competitive advantage lies in the ability to directly monitor cortical cells in a repeatable, reliable manner. Currently, most companies sell devices that provide stimulation features only. We may pursue opportunities to partner with these companies.
      Intellectual Property. We have developed and are continuing to expand a broad intellectual property portfolio. Early in our history, we obtained an exclusive license from Emory University for a broad patent covering a system that achieves a brain-machine interface by processing multicellular brain signals. This exclusive license expires on the later of (i) the tenth anniversary of the first commercial sale of the first licensed product to achieve commercial sales and (ii) the expiration of the last valid claim upon the patents. Pursuant to the license agreement, we are obligated to pay royalties equal to 3% of the first $17 million of net sales of licensed products and 1% of net sales of licensed products exceeding $17 million within the same year. These annual royalties payable may be reduced by 50% of royalties payable to third parties by us or our affiliates or sublicensees on the same net sales, provided that not less than 1% of net sales of licensed products is paid to Emory in any given year. We also agreed to pay minimum annual royalties of $75,000 beginning in 2006 and continuing for the duration of the agreement. These minimum royalties may net against the running royalties payable in the same period. We have also obtained exclusive licenses from the University of Utah for patents covering our electrode array technology and the insertion mechanism used in the surgical placement of the array. These exclusive licenses expire when the patents expire in 2010 and 2011, respectively. Pursuant to the license agreement, we are obligated to pay royalties of 2.5% of net sales of licensed products. In addition to three issued patents, we have multiple patent applications currently pending with the United States and International patent offices, and additional invention disclosures targeted for submittal this year.
      Government Regulation. The FDA and comparable regulatory agencies in foreign countries regulate extensively the manufacture and sale of the medical products that we currently are developing. The FDA has established guidelines and safety standards that are applicable to the nonclinical evaluation and clinical investigation of medical devices and stringent regulations that govern the manufacture and sale of these products. The process of obtaining FDA approval for a new product usually requires a significant amount of time and substantial resources.
      Our BrainGatetm system is classified as a Class III medical device under FDA rules. In the U.S., medical devices are classified into one of three classes (i.e., Class I, II or III) based on the controls deemed necessary by the FDA to reasonably ensure their safety and effectiveness. Class III medical devices are subject to the most rigorous regulation. Class III devices, which are typically life-sustaining, life-supporting or implantable devices, or new devices that have been found not to be substantially equivalent to legally marketed devices, must generally receive a PMA by the FDA to ensure their safety and effectiveness. Class III devices are also subject to some of the requirements applicable to Class I and Class II devices, including general controls, such as labeling, pre-market notification, performance standards, post-market surveillance, patient registries and adherence to Quality System Regulations (“QSR”) requirements, which include testing, control and documentation requirements.
      A PMA application is the most common route to obtain permission to market and sell a Class III device in the U.S. for a particular indication. A PMA application must be supported by valid scientific evidence, which typically includes extensive information including relevant bench tests, laboratory and animal studies and clinical trial data to demonstrate the safety and effectiveness of the device. The PMA application also must contain a complete description of the device and its components, a detailed description of the methods, facilities and controls used to manufacture the device, and the proposed labeling, advertising literature and training materials. By regulation, the FDA has 180 days to review the PMA application, and during that time an advisory committee may evaluate the application and provide recommendations to the FDA. Advisory committee reviews often occur over a significantly protracted period, and a number of devices for which FDA approval has been sought have never been cleared for marketing. In addition, modifications to a device that is the subject of an approved PMA, or to its labeling or manufacturing process, may require the submission of PMA supplements or new PMAs and approval by the FDA.
      The FDA also provides that certain devices can be distributed under a HDE rather than a PMA. In order for a device to be eligible for an HDE, a qualifying target patient population of less than 4,000 patients per year for which there is currently no other available therapy must be approved by the FDA. The FDA’s approval of an HDE to treat that qualifying patient population then requires demonstration that the device is safe for its intended application, that it is potentially effective, and that the probable benefits outweigh the associated risks. Adoption of an HDE device within an institution is subject to Institutional Review Board (“IRB”) approval. The regulatory hurdle for an HDE, while far from negligible, is therefore significantly less burdensome than that for a PMA. A device distributed under an HDE may be sold, but compensation may not exceed recovery of costs, including cumulative research and development costs as well as the costs of manufacturing and distribution.
      If clinical trials of a device are required in order to obtain FDA approval, the sponsor of the trial is required to file an IDE, application prior to commencing clinical trials. The IDE application must be supported by data, which typically include the results of extensive device bench testing, animal testing performed in conformance with Good Laboratory Practices and formal laboratory testing and documentation in accordance with appropriate design controls and scientific justification. If the FDA approves the IDE application, and the IRB at the institutions at which the clinical trials will be performed approve the clinical protocol and related materials, clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. Sponsors of clinical trials are permitted to charge for investigational devices distributed in the course of the study provided that compensation does not exceed recovery of the costs of manufacture, research, development and handling. An IDE supplement must be submitted to and approved by the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness or the rights, safety or welfare of human subjects.
      The BrainGatetm system is subject to the IDE and PMA processes and QSR requirements. In 2004, the FDA approved our IDE application with regulatory permission to commence the initial clinical trial of BrainGatetm. The initial clinical trial is subject to periodic review and to the readiness of each collaborating medical center, including training of its surgical and post-operative care teams and approval of the clinical trial protocol by the hospital’s IRB.
      We anticipate seeking initial FDA approval of the BrainGatetm system for a limited category of indications and patients through an HDE, and subsequent approval via PMA for additional indications and patient populations. After the initial regulatory approval, we will need to complete additional clinical testing and request supplemental approvals for additional indications and broader marketing claims. If we obtain approval of the BrainGatetm system in this manner, the FDA may initially impose restrictions on use of the BrainGatetm system. Nevertheless, we believe that this phased approach will permit us to obtain initial marketing approval for the BrainGatetm system more quickly than if we were to seek a broader approval from the outset. We will be subject to continuing regulation, including compliance with QSR, adverse event reporting requirements and prohibitions on promoting a product for unapproved users.
      We intend to conduct a feasibility clinical study of the BrainGatetm system in one or more motor neuron diseases (“MND”) such as Amyotrophic Lateral Sclerosis, or ALS. The initiation of a clinical study in MND will require approval of an IDE from the FDA, recruitment of one or more clinical study sites and approval of one or more study site IRBs. We are in the process of seeking the required approvals that would be required to initiate a feasibility clinical study of the BrainGatetm system in MND.
      If we are successful in initiating a study of the BrainGatetm system in MND, there can be no assurance that the BrainGatetm system will perform similarly in this patient population compared to individuals with spinal cord injury. One possible reason for a difference in performance is that motor neurons can be degenerated in individuals with MND. We anticipate that the BrainGatetm system may need to be customized to operate most effectively in different patient populations and that different applications may need to be developed. For example, individuals with MND that can not speak may require and benefit from a primary means of communication with the BrainGatetm system.
      We are seeking to obtain 510(k) clearance from the FDA to market the NeuroPorttm device. Clearance of a 510(k) by the FDA requires that we demonstrate that the NeuroPorttm device is substantially equivalent to other products that are already on the market. In August and September 2004, we filed two 510(k) applications with the FDA on the two major components of the NeuroPorttm device. In December 2004, we received a letter from the FDA requesting additional information to support the equivalence of NeuroPorttm to other already marketed products. We filed a response to this letter in February 2005 and the response is currently being reviewed by the FDA. The FDA may find our application deficient and may require us to provide additional data from either pre-clinical or clinical studies to support equivalence in order to obtain product clearance, find the device not substantially equivalent or find the device substantially equivalent and grant us clearance to market the device.
      Clinical Trials. We have received an IDE from the FDA to conduct a pilot clinical trial of the BrainGatetm system. The FDA approval of our IDE application, and the IRB approval at the institutions at which the clinical trials will be performed of the clinical protocol and related materials, allow clinical trials to begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. An IDE supplement must be submitted to and approved by the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness or the rights, safety or welfare of human subjects. This trial is currently in process and it is designed to demonstrate both the safety and the feasibility of a thought-based interface with a personal computer, which might replace the use of hands on a keyboard and mouse. More specifically, the study is designed to test and support three successive objectives:

•	Demonstrate that the BrainGatetm system is able to detect neural signals from the motor cortex during the duration of the study;

•	Demonstrate that quadriplegic patients are able to modulate the activity of their motor cortex and that the BrainGatetm system can use those neural signals to give the patient control of a cursor on a computer using patient thought; and

•	Assess the patient’s ability to use the BrainGatetm system to perform tasks similar to those required to operate a personal computer.
      We intend to evaluate the performance of five patients for a period of 12 months. Following results of the pilot clinical trial, we intend to conduct additional trials to support FDA clearance of our products.
      Early Clinical Observations. The first participant in the pilot trial was implanted with a BrainGatetm system in June 2004, and has participated in approximately 20 weekly clinical efficacy sessions in which the system has been connected to the patient and its operation tested as well as additional research sessions. Based on repeat observations with this first patient, we have observed the following:

•	The surgical procedure to implant the BrainGatetm system went as planned and there have been no adverse events reported related to the implanted device to date.

•	The BrainGatetm system has been observed over repeated sessions to be capable of detecting, transmitting and analyzing neural signals.

•	The first participant in the clinical study, who has a spinal cord injury received approximately three years ago, can immediately modulate the output of his motor cortex in response to commands to imagine movement. For example, when asked to imagine moving his hand toward the left, specific neurons in his motor cortex activate immediately. Some of these same neurons do not activate when the participant is asked to imagine movements in different directions. This tuning of specific neurons to specific movement direction is similar to observations made in preclinical studies.

•	Using the BrainGatetm system, we have been able to provide the first participant with a cursor that he can immediately control using thought. The first participant has been able to use this thought based cursor control to perform a number of tasks in the pilot trial. For example, he has been able to use this cursor control to operate basic computer games and to control the operation of a television set using remote control.

•	Using the BrainGatetm system, we have been able to detect specific signals related to certain imagined hand gestures. For example, if we ask the first patient to imagine opening and closing his fist, we can detect a clear pattern of activity associated with that imagined hand gesture. Our goal to eventually translate these gestures into the equivalent of keystrokes or switches, which can be used in the BrainGatetm interface.
      The results observed in the first participant are preliminary. There can be no assurance that these results will continue in the first participant, or that they will be replicated in additional subjects. Significant additional clinical studies must be completed before we can apply to the FDA for permission to make specific safety and efficacy claims related to the BrainGatetm system.
      Employees. At December 31, 2004, we employed 33 full-time employees. We believe that our relationship with our employees is good.
      Reverse merger. We were originally incorporated in the State of Nevada on February 6, 2002 as Trafalgar Ventures Inc. (“Trafalgar”). On July 23, 2004, Trafalgar, certain stockholders of Trafalgar, Trafalgar Acquisition Corporation, a Nevada corporation (“Merger Sub”), and Cyberkinetics, Inc., a privately-held Delaware corporation (“Cyberkinetics”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Trafalgar, through its wholly-owned subsidiary, Merger

Sub, agreed to acquire Cyberkinetics in exchange for shares of Trafalgar’s common stock (the “Merger”). The Merger closed on October 7, 2004. Immediately upon closing, Trafalgar effected a reincorporation from the State of Nevada to the State of Delaware and a corporate name change to “Cyberkinetics Neurotechnology Systems, Inc.” Until the effective time of the Merger with Cyberkinetics, we were in the business of mineral exploration, but had not generated revenues from operations. Post-merger, we ceased all operations in the mineral exploration industry and now we operate as the parent company of Cyberkinetics.

ITEM 2.	DESCRIPTION OF PROPERTIES
      Our headquarters is located in Foxborough, Massachusetts and our engineering and manufacturing facilities are in Salt Lake City, Utah. We lease approximately 6,169 square feet of space in Foxborough, Massachusetts and 11,225 square feet of space in Salt Lake City, Utah, which is adequate for our purposes for the next 12 months. The Foxborough, Massachusetts lease expires on May 31, 2007. We renewed the lease on our engineering and manufacturing facility in Salt Lake City, Utah on January 28, 2005. The lease expires on November 30, 2009. We have an option to renew the lease at the end of the initial lease term for one additional five year period.

ITEM 3.	LEGAL PROCEEDINGS
      We are not a party to any material legal proceedings.

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
      There were no matters submitted to a vote of our security holders during the fourth quarter ended December 31, 2004.
PART II

ITEM 5.	MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Market for Common Stock; Related Information
      Our common stock is approved for quotation on the Over-the-Counter Bulletin Board under the trading symbol “CYKN.” From December 10, 2003 through October 11, 2004, we traded under the symbol “TGRV.” A trading market for our common stock did not develop until October 15, 2004. The following table sets forth the high and low bid prices for our common stock for the period from October 15, 2004 through December 31, 2004, as reported by the National Daily Quotation Service and the Over-The-Counter Bulletin Board. Quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

	2004

	High	Low

Quarter ended December 31, 2004	$8.00	$2.50
      At March 28, 2005, there were approximately 109 holders of record of our common stock and no holders of record of our preferred stock. The closing sales price of our common stock on March 28, 2005 was $2.25 per share, as reported on The Over-The-Counter Bulletin Board.
Dividend Policy
      We have not declared or paid any cash dividends on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our Board of Directors, in their discretion, and will depend on our financial position, operating results, capital requirements and other factors that the Board of Directors considers significant.

Equity Compensation Plans
      Refer to Item 11 below for information with respect to our equity compensation plans.
Additional Information
      Copies of our annual reports on Form 10-KSB, quarterly reports on Form  10-QSB, current reports on Form 8-K, and any amendments to those reports, are available free of charge on the Internet at www.sec.gov. All statements made in any of our filings, including all forward-looking statements, are made as of the date of the document in which the statement is included, and we do not assume or undertake any obligation to update any of those statements or documents unless we are required to do so by law.

ITEM 6.	MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
      This 10-KSB contains forward-looking statements. Our actual results could differ materially from those set forth as a result of general economic conditions and changes in the assumptions used in making such forward-looking statements. The following discussion and analysis of our financial condition and results of operations should be read together with the audited consolidated financial statements and accompanying notes and the other financial information appearing else where in this Form 10-KSB. The analysis set forth below is provided pursuant to applicable Securities and Exchange Commission regulations and is not intended to serve as a basis for projections of future events. Refer also to “Special Note Regarding Forward Looking Statements” below.
Overview
      Cyberkinetics. We are a clinical development medical device company focused on the development of neurotechnology products that record, monitor and analyze brain electrical activity, and further allow such complex signals from the brain, to be interpreted by computer equipment. We intend to develop implantable medical devices and software and hardware for human use that will be designed to detect and interpret brain activity in real time. Our lead product candidate, the BrainGatetm system, is intended to allow quadriplegic people to control computers using the technology identified above, has received IDE approval and is undergoing pilot clinical evaluation. Another product, the NeuroPorttm device, is intended to allow post-operative recording and monitoring of brain electrical activity, for use during neurological procedures where the cortex of the brain is exposed via a craniotomy in order to allow short term monitoring of the brain’s activity. We have filed two 510(k) applications with the FDA for the NeuroPorttm device.
      In late 2002, we acquired Bionic Technologies, LLC (“Bionic”), a manufacturer of neural recording, stimulation and signal processing equipment for neuroscience research. Through the acquisition, we gained an engineering team, manufacturing facilities and key intellectual property. We continue to manufacture and market Bionic’s BIONIC® line of neural recording arrays and data acquisition systems to researchers.
      We have a limited history of operations and, through December 31, 2004, we have generated limited revenues from products obtained in our acquisition of Bionic. However, the long-term success of our business is dependent on the development and commercialization of advanced neurological products such as the BrainGatetm system. We have also generated revenue from grant income, but we do not currently expect such revenues to be significant in the future.
      We have been unprofitable since Cyberkinetics’ inception in May 2001 and we expect to incur substantial additional operating losses for at least the foreseeable future as we continue to expand our product development activities. Accordingly, our activities to date are not as broad in depth or scope as the activities we may undertake in the future, and our historical operations and financial information are not necessarily indicative of our future operating results. We have incurred substantial net losses since inception. As of December 31, 2004, our accumulated deficit increased to $12,672,000. We expect to incur substantial and increasing losses for the next several years as we:

•	Continue to develop the BrainGatetm system and the NeuroPorttm device;

•	continue to enroll new patients in our clinical study(ies);

•	develop and commercialize our product candidates, if any, that receive regulatory approval;

•	continue and expand our research and development programs;

•	acquire or in-license products, technologies or businesses that are complementary to our own; and

•	increase our general and administrative expenses related to operating as a public company.
      We have financed our operations and internal growth since inception primarily through private placements of equity and debt securities, as well as through revenue from product sales and sponsored research. During 2004, we received additional funding of $698,000 through an equipment financing arrangement. In November 2004, we completed a private placement, whereby we (i) sold 2,000,000 shares of our common stock at a price of $3.00 per share for aggregate proceeds of $6,000,000; and (ii) issued five-year warrants to purchase up to an additional 660,000 shares of our common stock at an exercise price of $6.00 per share. In addition, our placement agent received a five-year warrant to purchase 100,000 shares of our common stock as partial consideration for its services during the private placement. Each of the issuees qualified as an accredited investor.
      On March 31, 2005, we entered into a one-year revolving line-of-credit agreement (the “Line” or “Agreement”) for up to $3.0 million with a financial institution. Borrowings under the Line are available in amounts and at the time of our discretion. Borrowings are collateralized by our assets, excluding intellectual property. We agree not to sell, transfer or otherwise dispose of our intellectual property rights outside the ordinary course of business, except with the prior consent of the financial institution. The Line provides for customary conditions to our ability to borrow, as well as customary covenants and default provisions; the Agreement also contains certain acceleration clauses. Borrowings under the line bear interest at prime rate plus 3 percent. Interest is payable monthly and the principal is due on March 30, 2006. We also will issue to the financial institution a ten-year warrant to purchase 71,429 shares of common stock at an exercise price of $2.10 per share.
      Our business is subject to significant risks, including but not limited to the risks inherent in our ongoing clinical trials and the regulatory approval process, the results of our research and development efforts, competition from other products and uncertainties associated with obtaining and enforcing intellectual property rights. Accordingly, our activities to date are not as broad in depth or in scope as the activities we may undertake in the future, and our operating results or financial position or our ability to operate profitably as a commercial enterprise are not indicative of our future operating results.
      Reverse Merger. We were originally incorporated in the State of Nevada on February 6, 2002 as Trafalgar Ventures Inc. (“Trafalgar”). On July 23, 2004, Trafalgar, certain stockholders of Trafalgar, Trafalgar Acquisition Corporation, a Nevada corporation (“Merger Sub”), and Cyberkinetics, Inc., a privately-held Delaware corporation (“Cyberkinetics”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Trafalgar, through its wholly-owned subsidiary, Merger Sub, agreed to acquire Cyberkinetics in exchange for shares of Trafalgar’s common stock (the “Merger”). The Merger closed on October 7, 2004. We recorded the transaction as the issuance of stock for the net monetary assets of Trafalgar, accompanied by a recapitalization and consequently, no goodwill or intangible assets were recorded with respect to this transaction. All costs associated with the Merger were expensed as incurred. The Merger was treated as a reverse merger of Cyberkinetics. Accordingly, from an historical accounting perspective, our period of inception begins on May 2, 2001, the date of inception of Cyberkinetics. The financial statements of the Company presented reflect the historical results of Cyberkinetics prior to the Merger, and of the combined entities following the Merger, and do not include historical financial results of Trafalgar prior to the consummation of the Merger. Immediately upon closing, Trafalgar effected a reincorporation from the State of Nevada to the State of Delaware and a corporate name change to “Cyberkinetics Neurotechnology Systems, Inc.” Until the effective time of the Merger, we were in the business of mineral exploration. We obtained an option to acquire a 90% interest in two mineral claims located in the Sudbury Mining Division, Province of Ontario, Canada. This option was exercisable either by making cash payments to the grantor of the option or by funding the required exploration expenditures described in the option agreement. During the period ended July 31, 2004, we allowed the option to expire. We had not generated revenues from operations.

      Upon analysis of operations, we decided to focus on evaluating other opportunities that may enhance stockholder value, including the acquisition of a product or technology, or pursuing a merger or acquisition of another business entity with long-term growth potential. In furtherance of this strategy, we entered into the Merger Agreement with Merger Sub and Cyberkinetics on July 23, 2004. At the effective time of the Merger, Merger Sub was merged with and into Cyberkinetics. The separate existence of Merger Sub ceased and Cyberkinetics continued as the surviving corporation. Post-merger, we ceased all operations in the mineral exploration industry and now operate as the parent company of Cyberkinetics. Additionally, immediately following the closing of the Merger, the officers and directors of Trafalgar resigned and the officers and directors of Cyberkinetics became our officers and directors. We also completed a reincorporation from the State of Nevada to the State of Delaware and a corporate name change to Cyberkinetics Neurotechnology Systems, Inc. Since Trafalgar had no significant operations prior to the Merger, the discussions in this section relate to the financial condition and results of operations of Cyberkinetics.
      Research and Development. Our research and development activities have been primarily focused on the development and pilot clinical trial of the BrainGatetm system. Since Cyberkinetics’ inception in 2001 and through December 31, 2004, we have incurred research and development costs of approximately $7,429,000. Our research and development expenses consist primarily of compensation and other expenses for research and development personnel, non-cash stock compensation expense for non-employees, costs associated with the clinical trials of our product candidates, facility costs, supplies and materials, costs for consultants and related contract research and depreciation. We charge all research and development expenses to operations as they are incurred.
      In the future, the rate of spending on the BrainGatetm system is likely to increase as additional clinical trials are performed. In addition, we are working to develop a fully implantable version of the BrainGatetm system. The initial version of the BrainGatetm system is not expected to be commercially launched for at least three to five years, if at all. A fully implantable version is in the early stages of development, will take longer to develop and is expected to be launched after the initial version of the BrainGatetm system. While we cannot estimate with any certainty the time required for commercial approval of the BrainGatetm system, we estimate that we will need to raise substantial additional capital in order to reach breakeven from the sales of advanced neurological products.
      At this time, due to the risks inherent in the clinical trial process and given the early stage of development of our product candidates, we are unable to estimate with any certainty the costs we will incur in the continued development of our product candidates for commercialization. However, we expect our research and development costs to be substantial and to increase as we continue the development of current product candidates, as well as continue expansion of our research programs.
      The lengthy process of seeking regulatory approvals for our product candidates, and the subsequent compliance with applicable regulations, requires the expenditure of substantial resources. Any failure by us to obtain, or any delay in obtaining, regulatory approvals could cause our research and development expenditures to increase and, in turn, have a material adverse effect on our results of operations. We cannot be certain when any net cash inflow from any of our current product candidates will commence.

Results of Operations
      The following table sets forth certain statement of operations data for the periods indicated:

	Year Ended December 31,

	2004	2003	2002

Consolidated Statement of Operations Data:
Product sales	$653,000	$509,000	$234,000
Grant income	884,000	775,000	297,000

Total revenues	1,537,000	1,284,000	531,000
Operating expenses	8,617,000	4,863,000	1,150,000

Operating loss	(7,079,000)	(3,579,000)	(619,000)

Other income (expense), net	(11,000)	59,000	27,000

Net loss	(7,091,000)	(3,520,000)	(592,000)
Dividends and accretion to redemption value of redeemable convertible preferred stock	(625,000)	(657,000)	(181,000)

Net loss attributable to common stockholders	$(7,716,000)	$(4,177,000)	$(773,000)

Years Ended December 31, 2004 and 2003

Revenues
      Product Sales. Product sales increased $144,000 to $653,000 for the year ended December 31, 2004 from $509,000 for the year ended December 31, 2003. The increase in product sales is attributable to an overall 35% increase in the selling price per unit, offset by a 7% decrease due to phasing out certain line items and changes in product mix. The gross margin on product sales was approximately 60% and 49% for the year ended December 31, 2004 and 2003, respectively. The increase in gross margin is a result of the increases in the selling prices per unit. Our business focus since inception in May 2001 has been the development of our advanced neurological products, such as the BrainGatetm system. We expect that our sales from the BIONIC® products will continue to be limited and, therefore, are likely to continue to fluctuate in the future. For the years ended December 31, 2004 and 2003, customers to whom sales exceeded 10% of each year’s respective total product sales were as follows:

Customer	2004	2003

Brown University	22%	14%
Cold Spring USA Corporation	20	—
The Bionic Ear Institute	12	—
VA Med Ctr. MA	10	—
Stanford University	—	13
Laval University, Centre Hospitalier Robert Giffard of Beauport QC (Canada)	—	12
Unique Medical Distribution of Japan DBA Egg Co	—	12
The University of Southern California	—	11
      Grants. Revenue from SBIR grants increased $109,000 to $884,000 for the year ended December 31, 2004 from $775,000 for the year ended December 31, 2003. The increase in grant income is due to availability of research and development staff to work on grant-related activities. We did not submit any SBIR grant applications during the year ended December 31, 2004. Additionally, there are uncertainties concerning the future availability of these types of grants to public companies. Therefore, we are not anticipating any new SBIR grant income after December 2004. We will continue, however, to evaluate available grants in the future.

Expenses
      Research and Development. Research and development expenses increased $1,709,000 to $4,309,000 for the year ended December 31, 2004 from $2,600,000 for the year ended December 31, 2003. The increase was attributable to an increase in non-cash stock compensation expense of $1,274,000, due to an increase in the market value of the stock; increased salaries, benefits and related travel of $264,000 from the hiring of additional research and development staff; increased costs associated with our on-going pilot clinical trial of the BrainGatetm system, which began in 2004, our filing the 510(k) for the NeuroPorttm device and expansion of our other research and development programs and legal costs associated with supporting our intellectual property portfolio. Non-cash stock compensation expense included in research and development expenses were $1,293,000 and $20,000 for the year ended December 31, 2004 and 2003, respectively. These non-cash stock compensation charges can fluctuate substantially from quarter to quarter based on the market value of our stock and the number of options outstanding at the end of each quarter.
      Sales and Marketing. Sales and marketing expenses increased $35,000 to $298,000 for the year ended December 31, 2004, from $263,000 for the year ended December 31, 2003. The increase is the result of an increase in travel and entertainment related to additional sales efforts.
      General and Administrative. General and administrative expenses increased $2,006,000 to $3,747,000 for the year ended December 31, 2004 from $1,741,000 for year ended December 31, 2003. The increase was mainly attributable to an increase in salaries benefits and travel of $697,000 for the expansion of the management team, an increase in legal and accounting fees, and other public company charges of approximately $1,152,000 related to the cost of the Merger, preparing to become a public company and additional efforts to raise capital and an increase in non-cash stock compensation expense of $72,000.

Other Income and Expenses
      Other Income (Expense), Net. Interest income decreased $27,000 to $40,000 for year ended December 31, 2004 from $67,000 for the year ended December 31, 2003. The decrease in interest income is a result of a reduction in net cash invested. Interest expense increased $44,000 to $51,000 for the year ended December 31, 2004 from $7,000 for the year ended December 31, 2003. The increase is related to borrowings for equipment purchases under an equipment loan and security agreement with a lender.

Net Loss
      Net Loss. Net loss increased $3,571,000 to $7,091,000 for the year ended December 31, 2004 from a net loss of $3,520,000 for the year ended December 31, 2003. The increase is largely a result of operating expenses associated with the Merger and preparing to be a public company, advances in our clinical trial of BrainGatetm and the expansion of our research and development projects. Net loss per common share increased $.13 per share to $1.16 per share for the year ended December 31, 2004 from $1.03 for the year ended December 31, 2003. The increase is due to the increase in net loss offset by an increase in the weighted average common shares outstanding to 6,660,000 at December 31, 2004 from 4,044,180 at December 31, 2003 due to the conversion of 9,419,000 shares of Series A Redeemable Convertible Preferred Stock in connection with the Merger and the 2,000,000 shares issued in connection with the private placement in November.
Years Ended December 31, 2003 and 2002

Revenues
      Product Sales. Revenue from product sales for the year ended December 31, 2003 was $509,000, or $275,000 over product sales of $234,000 for the year ended December 31, 2002. The increase in product sales was primarily due to the full 12-month inclusion of the Bionics business in 2003, as compared to approximately five months inclusion in 2002. The gross margin on product sales in 2003 and 2002 was approximately 50% in both years.

      For the years ended December 31, 2003 and 2002, customers to whom sales exceeded 10% of each year’s respective total product sales were as follows:

Customer	2003	2002

The University of Southern California	11%	—
Laval University, Centre Hospitalier Robert Giffard of Beauport QC (Canada)	12	—
Unique Medical Distribution of Japan DBA Egg Co	12	—
Stanford University	13	—
Brown University	14	—
Carnegie Mellon University	—	19%
MCP Hanneman	—	19
Kresge Eye Institute of Wayne State University School of Medicine	—	21
Cold Spring Distribution Company of China	—	25
      Grants. Revenue recognized from SBIR grants was $775,000 for the year ended December 31, 2003, or $478,000 over SBIR grant revenues of $297,000 for the year ended December 31, 2002. This increase was attributable to the full 12-month inclusion of the Bionics business in 2003, as compared to approximately five months inclusion in 2002.

Expenses
      Research and Development. Research and development expenses increased $2,017,000 to $2,600,000 for the year ended December 31, 2003 from $583,000 for the year ended December 31, 2002. In 2002, research and development was primarily related to conducting grant funded research. Expenses in 2002 reflect 12 months of activity at our Salt Lake City, Utah facility, but only limited activities, which commenced in August 2002, in our east coast offices which were initially located in Providence, Rhode Island. In early 2003, we initiated a focused program to develop and file an IDE on the BrainGatetm system. Salaries and benefits increased approximately $1,287,000 related to the establishment and expansion of our headquarters in Foxborough, Massachusetts, expansion of the research and development staff in Salt Lake City, and the creation of a clinical and regulatory team to develop and file an IDE on the BrainGatetm system. Consulting and professional fees increased approximately $329,000 related to testing and validation of the BrainGatetm system, development of the BrainGatetm pilot trial protocol, and the preparation of the filing of the IDE with the FDA. Lab materials and supplies increased approximately $325,000 as a result of an increase in headcount, the purchase of materials to be used in the pilot trial and for the sponsored grant contract research.
      Sales and Marketing. Sales and marketing expenses grew to $263,000 for the year ended December 31, 2003, compared to $23,000 for the year ended December 31, 2002. The $240,000 increase was a result of increased salary, benefits and travel and entertainment expense due to the addition of a full-time general manager to oversee sales of the BIONIC® line of neural recording arrays and data acquisition in May of 2003, as well as the fact that 2002 only includes five months of sales and marketing expenses from the Bionics business.
      General and Administrative. General and administrative expenses increased $1,315,000 to $1,741,000 for the year ended December 31, 2003 from $426,000 for the year ended December 31, 2002. This increase was attributable to an increase of approximately $442,000 in salaries, benefits, travel and entertainment as a result of expansion of the general and administrative staff, an increase of approximately $355,000 in professional fees and expenses related to general corporate matters and intellectual property, and the costs of setting up an office in Foxborough, Massachusetts, as well as the fact that 2002 only includes five months of general and administrative expenses from the Bionics business.

Other Income and Expenses
      Net Other Income. Net other income was $59,000 for the year ended December 31, 2003, compared to $27,000 for the year ended December 31, 2002. The increase in net other income resulted primarily from higher average cash balances during 2003.

Net Loss
      Net Loss. Net loss increased by $2,928,000 to $3,520,000 for the year ended December 31, 2003 from a net loss of $592,000 for the year ended December 31, 2002. The larger net loss is largely a result of the expanded infrastructure and associated operating expenses incurred in 2003.
Liquidity and Capital Resources
      We have financed operations and internal growth since inception primarily through private placements of equity and debt securities, as well as through revenue from product sales and sponsored research. We received $14,433,000 from the private placement of equity securities through December 31, 2004. We also raised an additional $698,000 in 2004 under a capital lease line. As of December 31, 2004, we had $5,233,000 of cash and cash equivalents on hand.
      Net cash used in operating activities was $5,631,000 for the year ended December 31, 2004. The primary use of cash was to fund our operations. The net loss for the year ended December 31, 2004 was $7,091,000. Included in this loss were non cash expenses of $1,393,000, $228,000 and $6,000 for stock-based compensation, depreciation and amortization and interest expense, respectively. The use of cash for operations included legal, audit and other fees related to completing the Merger, costs associated with preparing to be a public company and to execute on our clinical and research and development efforts. The net cash used for operating activities included an increase in accounts receivable of $151,000 and an increase in prepaid expenses and other current assets of $229,000, principally related to prepayment of insurance premiums and other services respectively, offset by an increase in accounts payable and accrued expenses of approximately $165,000 and $94,000, respectively. Since we are a developing business, our prior operating costs are not representative of our expected on-going costs. As we continue to develop our advanced stage neurological products, such as the BrainGatetm system and the NeuroPorttm device, and as we transition from a private company to a public company, we expect our monthly cash operating expenses in 2005 to increase.
      Net cash used in investing activities was $340,000 for the year ended December 31, 2004. We used cash to purchase equipment to be used primarily for research and development activities.
      Net cash provided from financing activities was $6,135,000 for the year ended December 31, 2004. We received proceeds from a capital lease line of $698,000 and we used approximately $144,000 of the proceeds to make payments under the capital lease line. On November 4, 2004, we completed a private placement whereby we sold 2,000,000 shares of our common stock (the “Shares”) and issued warrants to purchase another 660,000 shares of our common stock (the “Warrant Shares”) to accredited investors, resulting in net proceeds of approximately $5,600,000 (the “Private Placement”). The Shares were issued at a purchase price of $3.00 per share pursuant to the terms of a Securities Purchase Agreement entered into by us and each of the investors. Each of the investors received a five-year warrant to purchase up to thirty-three percent (33%) of the number of Shares purchased by such investor in the Private Placement, at an exercise price per share of $6.00.
      On March 31, 2005, we entered into a one-year revolving line-of-credit agreement (the “Line” or “Agreement”) for up to $3.0 million with a financial institution. Borrowings under the Line are available in amounts and at the time of our discretion. Borrowings are collateralized by our assets, excluding intellectual property. We agree not to sell, transfer or otherwise dispose of our intellectual property rights outside the ordinary course of business, except with the prior consent of the financial institution. The Line provides for customary conditions to our ability to borrow, as well as customary covenants and default provisions; the Agreement also contains certain acceleration clauses. Borrowings under the line bear interest at prime rate plus 3 percent. Interest is payable monthly and the principal is due on March 30, 2006. We also will issue to the financial institution a ten-year warrant to purchase 71,429 shares of common stock at an exercise price of $2.10 per share.
      Our future capital requirements will depend upon many factors, including advancement of our research and development programs and clinical studies, progress with marketing our technologies, the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, the necessity of, and time and costs involved in obtaining, regulatory approvals, competing technological and market developments, and our ability to establish collaborative arrangements, effective commercialization, marketing activities and other arrangements.
      We expect to continue to incur negative cash flows and net losses for at least the foreseeable future. Based upon our current plans, we believe that our existing capital resources, plus the proceeds of the debt financing completed in March 2005, will be sufficient to meet our operating expenses and capital requirements through at least December 2005. However, changes in our business strategy, technology development or marketing plans or other events affecting our operating plans and expenses may result in the expenditure of existing cash before that time. If this occurs, our ability to meet our cash obligations as they become due and payable will depend on our ability to sell securities, borrow funds or some combination thereof. We may not be successful in raising necessary funds on acceptable terms, or at all. Having insufficient funds, we may be required to delay, scale back or eliminate some of our research and development activities or delay the launch of our product candidates.
      We may seek to increase our cash reserves, in addition to the debt financing completed in March 2005, by obtaining additional funding through public or private financing, including the placement of shares of preferred or common stock; or collaborative arrangements with strategic partners; or a combination of the two.
Contractual Obligations
      Below is a table setting forth contractual obligations (including interest payments as applicable) as of December 31, 2004:

	Less Than			More Than
	1 Year	1-3 Years	4-5 Years	5 Years	Total

Operating Lease	$315,000	$564,000	$374,000	$—	$1,253,000
Loans from Related Parties	101,000	—	—	—	101,000
Capital Lease Obligations	232,000	396,000	—	—	628,000
Minimum Royalties	—	150,000	150,000	225,000	525,000

Total	$648,000	$1,110,000	$524,000	$225,000	$2,507,000

Off-Balance Sheet Arrangements
      As of December 31, 2004, we had no off-balance sheet arrangements.
Dividends and Distributions
      We have not paid any cash dividends to date. We intend to retain our future earnings, if any, and we do not anticipate paying cash dividends on either class of our stock in the foreseeable future.
Critical Accounting Policies
      This discussion and analysis of our financial position and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and related disclosure of contingent assets and liabilities. We review our estimates on an on going basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. While our significant accounting policies are described in more detail in Note 2 to our consolidated financial statements, we believe the following accounting policies to be critical to the judgments and estimates used in the preparation of our financial statements:
      Revenue Recognition. We recognize revenue from product sales and research grants from the U.S. government through the Small Business Innovative Research (“SBIR”) program. Product sales consist of sales of our BIONIC® line of brain computer interface equipment to universities and research hospitals involved in neurological research. Product sales are recognized in accordance with SEC Staff Accounting Bulletin (SAB) 104, Revenue Recognition, when persuasive evidence of an arrangement exists, fees are fixed or determinable, delivery has occurred and collection is reasonably assured. Revenue is not recognized until title and risk of loss have transferred to the customer, which occurs at the time of shipment. Terms for all customers are FOB shipping. The product operates without any custom configuration or installation. Product sales do not contain multiple elements. Following shipment, there are no customer acceptance requirements or installation obligations or continuing service requirements incumbent on us. Terms of product sales contain no contractual rights of return. In practice, we have not experienced or granted rights of return.
      We recognize revenues from research grants as reimbursable, eligible costs are incurred. Eligible costs typically include direct labor costs, other direct costs as outlined in the grant, such as lab materials and supplies and consulting costs, and an overhead allocation as specifically defined by the grant. In accordance with Emerging Issues Task Force (EITF) 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, we record grant revenues on a gross basis as we are the primary obligor with respect to our research and development activities. We are subject to grant audits as required by the Department of Health and Human Services. Audits may result in adjustments to the amount of grant revenues recorded and funds received. Historically, we have not been required to make any adjustments to the amount of grant revenues recorded and funds received as a result of grant audits.
      We have continued to market our BIONIC® line of research products and continue to expect revenues from sales of equipment. However, this revenue is not predictable and will fluctuate from period-to-period. There can be no assurance that we will continue to receive grant revenue and we currently expect that grant revenue will decline. Future grant research contracts are dependent on applications by us to various governmental agencies and are based on a competitive award process. We did not submit any SBIR grant applications during the year ended December 31, 2004. Additionally, there are uncertainties around the future availability of these types of grants to public companies. Therefore, we are not anticipating any new SBIR grant income after December 2004. In October 2004, we applied to the NIH for grant support to evolve the design of the BrainGatetm system. The NIH will notify us by September 2005 if the grant will be awarded. We will continue to evaluate all types of grants in the future. The long-term success of our business is dependent on the development and commercialization of advanced neurological products such as the BrainGatetm system.
      Accounts Receivable. Accounts receivable represent amounts due from customers for sales units shipped. We extend 30-day payment terms to our customers, and we do not require collateral. We periodically assess the collectibility of our receivables by customer, and establish reserves, as necessary, based on various considerations including customer credit history, payment patterns, and aging of accounts. Once management determines an account receivable is not collectible, the account is written off. We have not experienced significant collection problems to date. If the collection history or aging of accounts receivable deteriorates, we may have to record a charge to operations to establish an allowance for doubtful accounts.
      Inventories. Inventories are stated at the lower of cost (determined using the first-in, first-out method) or market. Inventories consist of work-in-process and finished goods. Inventory used for research and development is expensed. We periodically review our inventory for excess, obsolescence or quality issues. Should we conclude that we have inventory for which we cannot recover our costs as a result of such review, we would have to record a charge to operations classified as cost of products sold.
      Long-lived Assets. Our long-lived assets include fixed assets, identifiable intangibles, consisting of acquired patent technology and research grants, and goodwill.

Property, Plant, and Equipment and Identifiable Intangible Assets. We periodically review our property, plant, and equipment and identifiable finite lived intangible assets for impairment. In determining whether an asset is impaired, we must make assumptions regarding recoverability of costs, estimated future cash flows from the asset, intended use of the asset and other related factors. If these estimates or their related assumptions change, we may be required to record impairment charges for these assets.

Goodwill. In assessing the recoverability of our goodwill, we make assumptions, at least annually, regarding its fair value, including estimated future cash flows and other factors. We currently make this annual assessment as of October 1 each year. This process is subjective and requires judgment. If these estimates or their related assumptions change in the future, or if actual cash flows are below estimates, we may be required to record goodwill impairment charges.
      Stock-Based Compensation. Awards under our stock option plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations in accounting for our employee stock options. Accordingly, no compensation expense is recorded for options awarded to employees with exercise prices equal to or in excess of the stock’s fair market value on the grant date. We have adopted the disclosure requirements of Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation (SFAS 123), which is based on the fair-value method of measuring stock-based compensation. We account for stock-based compensation issued to non-employees in accordance with the provisions of SFAS 123 and EITF No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (EITF 96-18). To the extent that the fair value of our common stock increases, we will incur additional compensation expense associated with non-employee options.
Recently Issued Accounting Standards
      In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4 (SFAS 151). SFAS 151, a product of the FASB’s efforts to achieve short-term convergence with the International Accounting Standards Board (IASB), clarifies that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. We do not believe the adoption of this standard will have a material impact on results of operations.
      In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payments (SFAS 123R), which is a revision of SFAS 123. SFAS 123R supersedes APB 25 and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in SFAS 123R is similar to the approach described in SFAS 123. However, SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. We are required to adopt the provisions of SFAS 123R in our financial statements for the first quarter of 2006.
SFAS 123R permits public companies to adopt its requirements using one of two methods:

•	A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123R that remain unvested on the effective date.

•	A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.
      We have not yet determined which method of this statement we will adopt.
      As permitted by SFAS 123, we currently account for share-based payments to employees using APB 25’s intrinsic value method and, as such, generally recognize no compensation cost for employee stock options. Accordingly, the adoption of SFAS 123R’s fair value method will have a significant impact on our result of operations, although it will have no impact on our overall financial position. The impact of adoption of SFAS 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted SFAS 123R in prior periods, the impact of that standard would have approximated the impact of SFAS 123 as described in the disclosure of pro forma net loss attributable to common stockholders and net loss per share in Note 2 to our consolidated financial statements.

Risk Factors
      Our actual results may differ materially from those anticipated in these forward-looking statements. We operate in a market environment that is difficult to predict and that involves significant risks and uncertainties, many of which will be beyond our control. Refer also to “Special Note Regarding Forward-Looking Statements.”
Risks Related To Our Business

We have incurred significant operating losses since inception and we cannot assure you that we will ever achieve profitability.
      Since Cyberkinetics, Inc.’s inception in 2001, we have incurred losses every quarter. The extent of our future operating losses and the timing of profitability are highly uncertain, and we may never achieve or sustain profitability. We have incurred significant net losses since inception, including net losses of approximately $7,091,000 in 2004, $3,520,000 in 2003 and $592,000 in 2002. At December 31, 2004, we had an accumulated deficit of approximately $12,672,000. We anticipate that we will continue to incur operating losses for the foreseeable future and it is possible that we will never generate substantial revenues from product sales.

We are a development stage company with a limited operating history that makes it impossible to reliably predict future growth and operating results.
      We have not demonstrated that we can:

•	ensure that our products are safe in chronic use and function as intended in human clinical applications;

•	obtain the regulatory approvals necessary to commercialize products that we may develop in the future;

•	manufacture, or arrange for third-parties to manufacture, future products in a manner that will enable us to be profitable;

•	establish many of the business functions necessary to operate, including sales, marketing, administrative and financial functions, and establish appropriate financial controls;

•	make, use, and sell future products without infringing upon third party intellectual property rights; or

•	respond effectively to competitive pressures.

We are dependent upon the success of neurotechnology. Our inability to continue to develop innovative neurotechnology products, or the failure of the neurotechnology market to develop as we anticipate, would adversely affect our business.
      Over the last 10 years a number of products based on long-term implantable devices in the brain and nervous system have been developed and this market is referred to as neurotechnology. The neurotechnology market is subject to rapid technological change and product innovation. Our competitors may succeed in developing or marketing superior products, using neurotechnology or other technologies. If we are unable to compete successfully in the development of new neurotechnology products, or if new and effective therapies not based on neurotechnology are developed, our products could be rendered obsolete or non-competitive. This would materially adversely affect our business.

If we fail to obtain approval from the FDA and from foreign regulatory authorities, we will not be allowed to market or sell the BrainGatetm system, the NeuroPorttm device, or other products in the United States or other countries.
      If we cannot demonstrate through clinical testing on humans or other means that the BrainGatetm system or other new products under development and testing are safe and effective, we will not be able to obtain regulatory approvals in the U.S. or other countries for the commercial sale of these products. Our clinical testing of the BrainGatetm system is in its early stages. Delays, budget overruns, and project terminations are not uncommon even after promising pre-clinical and clinical trials of medical products.

We intend to conduct clinical testing for the BrainGatetm system in patients with a variety of complications, and these patients may die or suffer other adverse medical results for reasons which may or may not be related to the product being tested. Those outcomes could seriously delay the completion of clinical testing, as could the unavailability of suitable patients for clinical trials, both of which are outside our control. We cannot assure that the rate of patient enrollment in our clinical trials will be consistent with our expectations or be sufficient to allow us to complete our clinical trials for the BrainGatetm system or our other products under development in a timely manner, if at all. Delays could defer the marketing and commercial sale of our products, require further funding, and possibly result in failure to bring the products to market.
      We are investigating the potential to seek and obtain initial approval from the FDA to market the BrainGatetm system under a humanitarian device exemption (“HDE”) rather than through a pre-market approval application (“PMA”). Approval of an HDE by the FDA requires that we demonstrate that the BrainGatetm system is safe, potentially effective and that its benefits outweigh its associated risks. We have not yet applied for, and the FDA has not yet granted, HDE designation for the BrainGatetm system. We cannot assure that the FDA or any other regulatory authority will act quickly or favorably on our requests for this product to be approved under an HDE. The FDA or any other regulatory authority may require us to provide additional data that we do not currently anticipate in order to obtain product approvals. If we are successful in obtaining FDA approval for the BrainGatetm system based on a phased approach that begins with an HDE, the initial approval is likely to include conditions or limitations to particular indications that would limit the available market for these products.
      We are seeking to obtain 510(k) clearance from the FDA to market the NeuroPorttm device. Clearance of a 510(k) by the FDA requires that we demonstrate that the NeuroPorttm device is substantially equivalent to other products that are already on the market. In August and September 2004, we filed two 510(k) applications with the FDA on the two major components of the NeuroPorttm device. The FDA or any other regulatory authority may require us to provide additional data that we do not currently anticipate in order to obtain product clearance and approvals.
      If we are not able to obtain regulatory approvals for use of the BrainGatetm system, the NeuroPorttm device or our other products under development, or if the patient populations for which they are approved are not sufficiently broad, the commercial success of these products could be limited.
      We may market the BrainGatetm system and our other new products in international markets, including the European Union and Japan. We must obtain separate regulatory approvals in order to market our products in other jurisdictions. The approval process may differ among those jurisdictions and approval in the U.S. or in any other jurisdiction does not ensure approval in other jurisdictions. Obtaining foreign approvals could result in significant delays, difficulties and costs for us, and require additional trials and additional expense.

If we fail to develop products, we would not achieve significant revenues and we would unlikely be able to continue our current level of operations and would be unable to meet our long-term growth plans.
      Our future business and financial success will depend on our ability to continue to introduce new products and upgrade products into the marketplace. Developing new products and upgrades to existing and future products imposes burdens on our research and development department and our management. This process is costly, and we cannot assure you that we will be able to successfully develop new products or enhance any future products. We incurred research and development costs of $4,309,000 and $2,600,000 for the years ended December 31, 2004 and 2003, respectively. In addition, as we develop the market for neurotechnology devices, future competitors may develop desirable product features earlier than we do. Such development could make our competitors’ products less expensive or more effective than our products and could render our proposed products obsolete or unmarketable. If our product development efforts are unsuccessful, we will have incurred significant costs without recognizing the expected benefits and business prospects will suffer.

Testing of our new products will involve uncertainties and risks, which could delay or prevent new product introductions, require us to incur substantial additional costs or result in the failure to bring our products to market.
      Development and testing of any medical device is often extensive, expensive and time consuming. Some of the tests for our products may require months or years to perform, and it may be necessary to begin these tests again if we modify our products to correct a problem identified in testing. Even modest changes to certain components of our products can take months or years to complete and test. If results of pre-clinical or clinical testing of our products under development indicate that design changes are required, such changes could cause delays that would adversely affect our results of operations and cash flows. A number of companies in the medical industry have suffered delays, cost overruns and project terminations despite achieving promising results in pre-clinical testing or clinical testing. In the event that we suffer setbacks in the pre-clinical or clinical testing of our products, our products may be delayed, require further funding, and may never be brought to market.

Patient complications that may occur in clinical testing conducted by us (or in clinical testing conducted by other companies) and the resulting publicity surrounding these complications may result in greater governmental regulation of future product candidates and potential regulatory delays relating to testing or approval.
      Even if we obtain the requisite approval, the commercial success of our proposed products will depend in part on public acceptance. Public attitudes may be influenced by claims that our proposed products are unsafe, and such products may not gain the acceptance of the public or the medical community. Negative public reaction could result in greater governmental regulation, stricter clinical trial oversight or commercial product labeling requirements of neurotechnology products and could negatively affect demand for any products that we may develop.

Failure to obtain necessary government approvals for new products or for new applications for existing products would mean we could not sell those new products, or sell any existing products for those new applications.
      Our proposed products are medical devices, which are subject to extensive government regulation in the U.S. and in foreign countries where we intend to do business. Unless an exemption applies, each medical device that we wish to market in the U.S. must first receive either a PMA or a 510(k) clearance from the FDA with respect to each application for which we intend to market it. Either process can be lengthy and expensive. According to the FDA, the average 510(k) review period was 96 days in 2003, but reviews may take longer and approvals may be revoked if safety or effectiveness problems develop. The PMA process is much more costly, lengthy and uncertain. According to the FDA, the average PMA submission-to-decision period was 359 days in 2003; however, reviews may take much longer and completing a PMA application can require numerous clinical trials and require the filing of amendments over time. The result of these lengthy approval processes is that a new product, or a new application for an existing product, often cannot be brought to market for a number of years after being developed. If we fail to obtain or maintain necessary government approvals of our new products or new applications for any existing products on a timely and cost-effective basis, we will be unable to market the affected products for our intended applications.

If we obtain regulatory approval of our new products, the products will be subject to continuing review and extensive regulatory requirements, which could affect the manufacturing and marketing of our products.
      The FDA continues to review products even after they have received initial approval. If the FDA approves the BrainGatetm system, the NeuroPorttm device or our other products under development, the manufacture and marketing of these products will be subject to continuing regulation, including compliance with quality systems regulations (“QSR”), adverse event reporting requirements and prohibitions on promoting a product for unapproved uses.

      We will also be required to obtain additional approvals in the event we significantly modify the design of an approved product or the product’s labeling or manufacturing process. Modifications of this type are common with new products, and we anticipate that the first generation of each of our products will undergo a number of changes, refinements and improvements over time. For example, the current configuration of the BrainGatetm system utilizes a connector which penetrates the skin, and we anticipate that we will need to obtain regulatory approval for a fully implantable device that can be powered and can transmit neural signals without penetrating the skin. If we are not able to obtain regulatory approval of modifications to our current and future products, the commercial success of these products could be limited.
      We and our third-party suppliers of product components are also subject to inspection and market surveillance by the FDA. Enforcement actions resulting from failure to comply with government requirements could result in fines, suspensions of approvals, recalls of products, operating restrictions and criminal prosecutions, and could affect the manufacture and marketing of our products. The FDA could withdraw a previously approved product from the market upon receipt of newly discovered information, including a failure to comply with regulatory requirements, the occurrence of unanticipated problems with products following approval, or other reasons, which could adversely affect our operating results.

The markets for our proposed products that are currently under development are unproven and if they prove unsuccessful, we would be unable to sell our products and would not achieve significant revenues.
      Even if our products are successfully developed and approved by the FDA and corresponding foreign regulatory authorities, they may not enjoy commercial acceptance or success, which would adversely affect our business and results of operations. Several factors could limit our success, including:

•	the need to create a market for our new products, the BrainGatetm system and the NeuroPorttm device, and possible limited market acceptance among physicians, medical centers, patients and third party payers;

•	the need for surgeons to develop or be trained in new surgical techniques to use our product effectively;

•	limitations on the number of patients who may have access to physicians and medical centers with adequate training, equipment and personnel to make use of our products;

•	the timing and amount of reimbursement for these products, if any, by third party payers;

•	the introduction by other companies of new treatments, products and technologies which compete with our products, and may reduce their market acceptance, or make them obsolete; and

•	the reluctance, due to ethical considerations, of physicians, patients and society as a whole to accept new medical devices that are implanted in the brain.
      The commercial success of the BrainGatetm system, the NeuroPorttm device and other neurotechnology products will require acceptance by neurosurgeons, neurologists and physical rehabilitation specialists, a limited number of whom significantly influence medical device selection and purchasing decisions. We may achieve our business objectives only if our products are accepted and recommended by leading physicians, which is likely to be based on a determination by these physicians that our products are safe, cost-effective and represent acceptable methods of treatment. We have developed relationships and have made arrangements to work with only a few physiatrists, neurologist and neurosurgeons and we cannot assure that these existing relationships and arrangements can be maintained or that new relationships will be established in support of our products. If neurosurgeons, neurologists and physiatrists do not consider our products to be adequate for the treatment of our target patient population or if a sufficient number of neurosurgeons, neurologists and physiatrists recommend and use competing products, it would seriously harm our business, financial condition and results of operations.

We may not be able to expand market acceptance of the use of our proposed neurotechnology products, which would severely harm our ability to achieve significant revenues.
      Market acceptance of our proposed products will depend on our ability to convince the medical community of their clinical efficacy and safety. Many physicians are still unfamiliar with neurotechnology and the products that have been developed using neurotechnology. Existing drugs and medical devices may be more attractive to patients or their physicians than our proposed products in terms of efficacy, cost or reimbursement availability. We cannot assure you that our proposed products will achieve expanded market acceptance. Failure of our proposed products to gain additional market acceptance would severely harm our business, financial condition and results of operations.

If future clinical studies or other articles are published, or physician associations or other organizations announce positions that are unfavorable to our proposed products, our sales efforts and revenues may be negatively affected.
      Future clinical studies or other articles regarding our proposed products or any competing products may be published that either support a claim, or are perceived to support a claim, that a competitor’s product is more accurate or effective than our products or that our products are not as effective as we claim or previous clinical studies have concluded. Additionally, physician associations or other organizations that may be viewed as authoritative could endorse products or methods that compete with our proposed products or otherwise announce positions that are unfavorable to our proposed products. Any of these events may negatively affect our sales efforts and result in decreased revenues.

If patients choose less invasive or less expensive alternatives to our proposed products, sales could be negatively impacted.
      We intend to sell medical devices for invasive surgical procedures. Patient acceptance of our proposed products will depend on a number of factors, including device and associated procedure costs, the success or failure of less invasive therapies to help the patient, the degree of invasiveness involved in the procedures used to implant our products, the rate and severity of complications from the procedures used to implant our products and any adverse side effects caused by the implanting of our proposed products. There are less invasive means for disabled patients to control external devices that leverage intact muscles still under accurate control of the patient. Devices which utilize voice recognition, eye movement or switches activated by head motion can all be used to provide control of external devices. There is also ongoing research into the use of neural signals which can be detected on the surface of the scalp to provide a computer interface. If patients choose to use existing less invasive or less expensive alternatives to our proposed products, or if effective new alternatives are developed, our business would be materially adversely affected.

We will depend on third party reimbursement to our customers for market acceptance of our products. If third party payers fail to provide appropriate levels of reimbursement for purchase and use of our products, our profitability would be adversely affected.
      Sales of medical products largely depend on the reimbursement of patients’ medical expenses by government health care programs and private health insurers. The cost of the BrainGatetm system, as well as the cost of implanting the BrainGatetm system into a patient will be substantial. Without the financial support of the government or third party insurers, the market for our products will be limited. Medical products and devices incorporating new technologies are closely examined by government and private insurers to determine whether the products and devices will be covered by reimbursement, and if so, the level of reimbursement which may apply. We cannot be sure that third party payers will reimburse the sales of our products now under development, or enable us to sell them at profitable prices.
      The federal government and private insurers have considered ways to change, and have changed, the manner in which health care services are provided and paid for in the U.S. In the future, it is possible that the government may institute price controls and further limits on Medicare and Medicaid spending. These controls and limits could affect the payments that we collect from sales of our products. Internationally, medical reimbursement systems vary significantly. Some medical centers have fixed budgets, regardless of levels of patient treatment, and other countries require application for, and approval of, government or third party reimbursement. Even if we succeed in bringing our new products to market, uncertainties regarding future health care policy, legislation and regulation, as well as private market practices, could affect our ability to sell our products in commercially acceptable quantities at profitable prices.
      Prior to approving coverage for new medical devices, most third party payers require evidence that the product has received FDA approval, is not experimental, and is medically necessary for the specific patient. Increasingly, third party payers require evidence that the devices being used are cost-effective. Our products may not meet these or future criteria, which could hurt our ability to market and sell these products.

Because certain competitors have significantly greater resources and new competitors may enter the neurotechnology market, it may be difficult for us to compete.
      The medical device market is highly competitive, is subject to rapid change and is significantly affected by new product introductions and other market activities of industry participants. Certain of our competitors have significantly greater product development capabilities and financial, scientific, marketing and human resources than we do. Additionally, other companies may succeed in developing products earlier than us, in obtaining authorizations from the FDA for such products earlier than us, or in developing products that are more effective than those proposed by us. There can be no assurance that research and development by others will not render our technology or proposed products obsolete, or result in treatments or cures superior to those being developed by us. It is expected that competition in this field will intensify.

Our future capital needs are uncertain. We will need to raise additional funds in the future and these funds may not be available on acceptable terms or at all.
      We believe that our current cash and cash equivalents are sufficient to meet projected operating requirements through at least December 2005 . However, we may seek additional funds from public and private stock or debt offerings, borrowings under credit lines or other sources prior to such time. Our capital requirements will depend on many factors, including:

•	the revenues generated by sales of products that we develop;

•	the costs required to develop new products;

•	the costs of conducting clinical trials and obtaining and maintaining FDA approval or clearance of our products;

•	the costs associated with expanding our sales and marketing efforts;

•	the expenses we incur in manufacturing and selling our products;

•	the costs associated with any expansion of operations;

•	the costs associated with capital expenditures; and

•	the number and timing of any business acquisitions or other strategic transactions.
      As a result of these factors, we will need to raise additional funds, and these funds may not be available on favorable terms, or at all. Furthermore, if we issue equity or debt securities to raise additional funds, our existing stockholders may experience dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. In addition, if we raise additional funds through collaboration, licensing or other similar arrangements, it may be necessary to relinquish valuable rights to our potential products or proprietary technologies, or grant licenses on terms that are not favorable to us. If we cannot raise funds on acceptable terms, we may not be able to develop or enhance our products, execute our business plan, take advantage of future opportunities, or respond to competitive pressures or unanticipated customer requirements.

Organizations that provide grants for neurotechnology research and development activities may no longer be able to or may no longer decide to provide money in the form of grants or they may not be approached by us or our customers for funding. This may adversely affect research and development activities.
      We and our customers have raised money by obtaining grants from the federal government and other organizations to fund research and product development activities using our neurotechnology. The receipt of past grants is not a predictor that we or our customers will choose to or will be able to apply for and receive additional grants in the future. It may be the case that we no longer receive any income from organizations that provide grants, which may adversely affect our ability to fund ongoing research and product development activities. It may also be the case that our customers no longer receive any income from organizations that provide grants, which may adversely affect their ability to fund the purchase of our neurotechnology equipment and will not be able to perform research and development activities. This may adversely affect our sales.

In the past, we have received funding through research grants, such as Small Business Innovation Research (“SBIR”) grants. There is no assurance that we will continue to receive or qualify for research grants in the future, which could harm our ability to bring our proposed products to the marketplace.
      In the past, we have received SBIR grants to fund a portion of our research expenditures. In October 2004, we applied to the National Institutes of Health (“NIH”) for grant support to evolve the design of the BrainGatetm system. The NIH will notify us by September 2005 if the grant will be awarded. In the future, we plan to apply for additional research grants, but no assurance can be given that any such research grant application will be approved. If our grant applications are not approved, or if we receive less grant income than we have in the past, it may harm our ability to bring our proposed products to the marketplace.

Our success will depend on our ability to attract and retain key personnel and scientific staff. If we fail to attract and retain key personnel and scientific staff, we may be unable to succeed in the neurotechnology market.
      We believe future success will depend on our ability to manage our growth successfully, including attracting and retaining scientists, engineers and other highly skilled personnel. Our key employees are subject to confidentiality, trade secret and non-competition agreements, but may terminate their employment with us at any time. Hiring qualified management and technical personnel is difficult due to the limited number of qualified professionals. Competition for these types of employees is intense in the medical field. If we fail to attract and retain personnel, particularly management and technical personnel, we may not be able to continue to succeed in the neurotechnology market.

If we do not effectively manage our growth, our business resources may become strained and our results of operations may be adversely affected.
      We expect to increase our total headcount. This growth may provide challenges to our organization and may strain our management and operations. We may misjudge the amount of time or resources that will be required to effectively manage any anticipated or unanticipated growth in our business or we may not be able to attract, hire and retain sufficient personnel to meet our needs. If we cannot scale our business appropriately, maintain control over expenses or otherwise adapt to anticipated and unanticipated growth, our business resources may become strained, we may not be able to deliver proposed products in a timely manner and our results of operations may be adversely affected.

We are subject to potential product liability and other claims and we may not have the insurance or other resources to cover the costs of any successful claim.
      Defects in our products could subject us to potential product liability claims that our products are ineffective or caused some harm to our patients. Our product liability insurance may not be adequate to cover future claims. Product liability insurance is expensive and, in the future, may not be available on terms that are acceptable to us, if it is available to us at all. Plaintiffs may also advance other legal theories supporting their claims that our products or actions resulted in some harm. A successful claim brought against us in excess of our insurance coverage could significantly harm our business and financial condition.

If we fail to protect our intellectual property rights, our competitors may take advantage of our ideas and compete directly against us.
      We rely in part on patents, trade secrets and other proprietary technologies to remain competitive. We may not be able to obtain or maintain adequate U.S. patent protection for new products or ideas, or prevent the unauthorized disclosure of our technical knowledge or other trade secrets by our employees. Additionally, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the U.S. Even if our intellectual property rights are adequately protected, litigation may be necessary to enforce them, which could result in substantial costs to us and substantial diversion of the attention of our management and key technical employees. If we are unable to adequately protect our intellectual property, our competitors could use our intellectual property to develop new products or enhance their existing products. This could harm our competitive position, decrease our market share or otherwise harm our business.

Other parties may sue us for infringing their intellectual property rights, or we may have to sue them to protect our intellectual property rights.
      There has been a substantial amount of litigation in the medical technology industry regarding patents and intellectual property rights. The neurotechnology market is characterized by extensive patent and other intellectual property rights, which can create greater potential in comparison to less-developed markets for possible allegations of infringement, particularly with respect to newly-developed technology. We may be forced to defend ourselves against allegations that we are infringing the intellectual property rights of others. In addition, we may find it necessary, if threatened, to initiate a lawsuit seeking a declaration from a court that we are not infringing the intellectual property rights of others or that these rights are invalid or unenforceable, or to protect our own intellectual property rights. Intellectual property litigation is expensive and complex and its outcome is difficult to predict. If we do not prevail in any litigation, in addition to any damages we might have to pay, we would be required to stop the infringing activity, obtain a license, or concede intellectual property rights. Any required license may not be available on acceptable terms, if at all. In addition, some licenses may be nonexclusive, and, therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be unable to sell some of our products.

If we breach any of the agreements under which we license commercialization rights to technology from others, we could lose license rights that are critical to our business.
      We license rights to technology that are critical to our business and we expect to enter into additional licenses in the future. We are dependent upon such license rights to develop our proposed products. If we breach any agreement covering such rights and as a result loses license rights, we would be unable to successfully develop our proposed products.
Risks Related To Capital Structure

We may experience fluctuation of quarterly operating results which may cause our stock price to fluctuate.
      Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. These factors include: the success of our research and development efforts; our ability to attract and retain personnel with the necessary strategic, technical and creative skills required for effective operations; the amount and timing of expenditures by our customers; the amount and timing of capital expenditures and other costs relating to the expansion of our operations; government regulation and legal developments regarding the use of our products; and general economic conditions. As a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service, technology or marketing decisions that could have a material adverse effect on our quarterly results. Due to all of these factors, our operating results may fall below the expectations of securities analysts, stockholders and investors in any future quarter.

Our stock price is volatile and could decline in the future.
      The price of our common stock has fluctuated significantly and may significantly fluctuate in the future. The stock market, in general, and the market price for shares of medical device companies in particular, have experienced extreme stock price fluctuations. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies in the medical device and related industries have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside of our control, could cause the price of our common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of our common stock:

•	the results of preclinical studies and clinical trials by us, by our collaborators or by our competitors;

•	concern as to, or other evidence of, the safety or efficacy of our proposed products or our competitors’ products;

•	announcements of technological innovations or new products by us or our competitors;

•	press release of our technology of competitive technologies;

•	actual or potential media coverage;

•	U.S. and foreign governmental regulatory actions;

•	actual or anticipated changes in drug reimbursement policies;

•	developments with our collaborators, if any;

•	developments concerning our patent or other proprietary rights or our competitors (including litigation);

•	our ability to obtain additional financing and, if available, the terms and conditions of the financing;

•	our financial position and results of operations;

•	status of litigation;

•	period-to-period fluctuations in our operating results;

•	changes in estimates of our performance by any securities analysts;

•	new regulatory requirements and changes in the existing regulatory environment;

•	market conditions for medical device stocks in general; and

•	market conditions of securities traded on the OTC Bulletin Board.

There is no assurance of an established public trading market, which would adversely affect the ability of investors in our company to sell their securities in the public markets.
      Although our common stock trades on the OTC Bulletin Board, a regular trading market for the securities may not be sustained in the future. The NASD has enacted recent changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. The effect on the OTC Bulletin Board of these rule changes and other proposed changes cannot be determined at this time. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASD’s automated quotation system (the “NASDAQ Stock Market”). Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price. The market price for our common stock will be influenced by a number of factors, including:

•	the issuance of new equity securities in a future offering;

•	issued and outstanding shares of our common stock becoming eligible for resale pursuant to contractual registration requirements or pursuant to exemptions from registration becoming available following the passage of time;

•	competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	variations in quarterly operating results;

•	changes in financial estimates by securities analysts;

•	the depth and liquidity of the market for our common stock;

•	investor perceptions of us and the medical device industry generally;

•	general economic and other national conditions; and

•	changes in interest rates.

The limited prior public market and trading market may cause volatility in the market price of our common stock.
      Our common stock is currently traded on a limited basis on the OTC Bulletin Board under the symbol “CYKN.” The quotation of our common stock on the OTC Bulletin Board does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus subject to volatility. In the absence of an active trading market:

•	investors may have difficulty buying and selling or obtaining market quotations;

•	market visibility for our common stock may be limited; and

•	a lack of visibility for our common stock may have a depressive effect on the market for our common stock.

Our common stock is considered a “penny stock” and may be difficult to sell.
      Our common stock is considered to be a “penny stock” since it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended. These include but are not limited to the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the NASDAQ Stock Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a “penny stock” is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis. Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account.
      Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be “penny stock.” Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives;

(ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of our stock in the public marketplace could reduce the price of our common stock.
      From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of the Registrant that has satisfied a two-year holding period. In addition, we recently registered securities purchased in our November 2004 private placement on a Form SB-2. Any substantial sale of common stock pursuant to Rule 144 or pursuant to the resale prospectus may have an adverse effect on the market price of our securities by creating an excessive supply. We also intend to register the shares of common stock received by investors from the conversion of the Series A redeemable convertible preferred stock in conjunction with the Merger.

Certain of our stockholders hold a significant percentage of our outstanding voting securities, which may have the effect of delaying or preventing a change-in-control.
      Oxford Bioscience Partners and Global Life Science Ventures and their respective affiliates beneficially own, in the aggregate, over 50% of our outstanding voting securities. As a result, these stockholders possess significant influence, giving them the ability, among other things, to elect a majority of our Board of Directors and to authorize or prevent proposed significant corporate transactions. Such stock ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

Certain provisions of our Certificate of Incorporation and Delaware law and may make it more difficult for a third party to effect a change-in-control.
      Our Certificate of Incorporation authorizes the Board of Directors to issue up to 50,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the Board of Directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control.
      In addition, we are also subject to Section 203 of the Delaware General Corporation Law that, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder. The preceding provisions of our Certificate of Incorporation, as well as

Section 203 of the Delaware General Corporation Law, could discourage potential acquisition proposals, delay or prevent a change-in-control and prevent changes in our management, even if such things would be in the best interests of our stockholders.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.
      Our internal controls over financial reporting may have weaknesses and conditions that need to be addressed, the disclosure of which may have an adverse impact on the price of our common stock. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal controls over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

Standards for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.
      Rules adopted by the Securities and Exchange Commission pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of the assessment by our independent registered public accountants. This requirement will first apply to our annual report for fiscal 2006. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of the assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

We do not foresee paying cash dividends in the foreseeable future.
      We have not paid cash dividends on our stock and we do not plan to pay cash dividends on our stock in the foreseeable future.
Special Note Regarding Forward-Looking Statements
      In addition to historical information, this 10-KSB contains statements relating to our future business and/or results. These statements include certain projections and business trends that are “forward-looking” within the meaning of the United States Private Securities Litigation Reform Act of 1995. You can identify these statements by the use of words like “may,” “will,” “could,” “should,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue” and variations of these words or comparable words. Forward-looking statements do not guarantee future performance and involve risks and uncertainties. Actual results will differ, and may differ materially, from projected results as a result of certain risks and uncertainties. These risks and uncertainties include, without limitation, those described under “Risk Factors” and those detailed from time to time in our filings with the SEC, and include, among others, the following:

•	our limited operating history;

•	our lack of profits from operations;

•	our ability to successfully develop and commercialize our proposed products;

•	a lengthy approval process and the uncertainty of FDA and other government regulatory requirements may have a material adverse effect on our ability to commercialize our products;

•	clinical trials may fail to demonstrate the safety and effectiveness of our products, which could have a material adverse effect on our ability to obtain government regulatory approval;

•	the degree and nature of our competition;

•	our ability to employ and retain qualified employees; and

•	the other factors referenced in this prospectus, including, without limitation, under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”
      These risks are not exhaustive. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or to the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. These forward-looking statements are made only as of the date of this 10-KSB. Except for our ongoing obligation to disclose material information as required by federal securities laws, we do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this 10-KSB.

ITEM 7.	FINANCIAL STATEMENTS.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Number

Report of Independent Registered Public Accounting Firm	34
Consolidated Balance Sheets as of December 31, 2004 and 2003	35
Consolidated Statements of Operations for the years ended December 31, 2004, 2003 and 2002, and for the period May 2, 2001 (date of inception) to December 31, 2004	36
Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the period from May 2, 2001 (date of inception) to December 31, 2001 and years ended December 31, 2002, 2003 and 2004	37
Consolidated Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002, and for the period May 2, 2001 (date of inception) to December 31, 2004	38
Notes to Consolidated Financial Statements	39

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Cyberkinetics Neurotechnology Systems, Inc.
      We have audited the accompanying consolidated balance sheets of Cyberkinetics Neurotechnology Systems, Inc. (a development stage company) (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004 and the period from May 2, 2001 (inception) to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cyberkinetics Neurotechnology Systems, Inc. at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 and for the period from May 2, 2001 (inception) to December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Boston, Massachusetts
March 9, 2005,
     except for Note 17,
     as to which the date is March 31, 2005

Cyberkinetics Neurotechnology Systems, Inc.
(A Development-Stage Company)
Consolidated Balance Sheets

	December 31,

	2004	2003

ASSETS
Current assets:
Cash and cash equivalents	$5,232,641	$5,067,594
Accounts receivable	339,831	188,930
Inventory	122,610	73,334
Prepaid expenses and other current assets	264,223	34,925

Total current assets	5,959,305	5,364,783
Property and equipment, net	549,927	399,894
Intangible assets, net	136,586	175,102
Deposits and other assets	16,258	19,760
Goodwill	94,027	94,027

Total assets	$6,756,103	$6,053,566

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$323,805	$158,322
Accrued expenses	633,476	539,428
Deferred revenue	60,432	60,432
Current portion of notes payable to related parties	101,316	—
Current portion of capital lease obligations	189,216	—

Total current liabilities	1,308,245	758,182
Notes payable to related parties, less current portion	—	131,923
Capital lease obligations, less current portion	365,528	—
Commitments-Note 9
Series A redeemable convertible preferred stock;
$0.0001 par value; 50,000,000 and 11,069,113 shares authorized in 2004 and 2003, respectively; no shares and 9,419,113 issued and outstanding in 2004 and 2003, respectively (at redemption value)	—	9,740,302
Stockholders’ equity (deficit):
Common stock, $0.001 par value; 100,000,000 and 27,558,117 shares authorized in 2004 and 2003, respectively; 16,939,481 and 15,639,481 issued and outstanding at December 31, 2004,respectively and 5,344,180 issued and outstanding at December 31, 2003	16,939	5,344
Additional paid-in capital	17,835,622	524,594
Common stock in escrow, 1,300,000 shares	(13,000)	(13,000)
Deferred compensation	(85,445)	(137,734)
Deficit accumulated during development stage	(12,671,786)	(4,956,045)

Total stockholders’ equity (deficit)	5,082,330	(4,576,841)

Total liabilities and redeemable convertible preferred stock and stockholders’ equity (deficit)	$6,756,103	$6,053,566

The accompanying notes are an integral part of these consolidated financial statements.

Cyberkinetics Neurotechnology Systems, Inc.
(A Development-Stage Company)
Consolidated Statements of Operations

				Period from
				May 2, 2001
	Year Ended December 31,			(Inception) to
				December 31,
	2004	2003	2002	2004

Revenues:
Product sales	$652,875	$509,379	$234,249	$1,396,503
Grant income	883,794	774,622	296,744	1,955,160

Total revenues	1,536,669	1,284,001	530,993	3,351,663
Operating expenses:
Cost of product sales	262,984	258,801	116,758	638,543
Research and development	4,308,571	2,600,396	583,406	7,492,373
Sales and marketing	297,544	263,410	23,419	584,373
General and administrative	3,747,127	1,740,565	425,932	5,919,643

Total operating expenses	8,616,226	4,863,172	1,149,515	14,634,932

Operating loss	(7,079,557)	(3,579,171)	(618,522)	(11,283,269)
Other income (expense):
Interest income	39,621	66,611	31,860	138,092
Interest expense	(50,656)	(7,472)	(5,147)	(63,275)

Other income (expense), net	(11,035)	59,139	26,713	74,817
Net loss	(7,090,592)	(3,520,032)	(591,809)	(11,208,452)
Dividends and accretion to redemption value of redeemable convertible preferred stock	(625,149)	(657,196)	(180,989)	(1,463,334)

Net loss attributable to common stockholders	$(7,715,741)	$(4,177,228)	$(772,798)	$(12,671,786)

Basic and diluted net loss attributable to common stockholders per common share	$(1.16)	$(1.03)	$(0.28)	$(3.15)

Shares used in computing basic and diluted net loss attributable to common stockholders per common share	6,660,318	4,044,180	2,751,613	4,018,639

The accompanying notes are an integral part of these consolidated financial statements.

Cyberkinetics Neurotechnology Systems, Inc.
(A Development-Stage Company)
Consolidated Statements of Changes in Redeemable Convertible Preferred Stock
and Stockholders’ Equity (Deficit)

	Series A
	Redeemable Convertible
	Preferred Stock		Common Stock		Additional	Shares	Deferred		Total
					Paid-in-	Held in	Compen-	Accumulated	Stockholders’
	Shares	Amount	Shares	Par Value	Capital	Escrow	sation	Deficit	Deficit

Issuance of common stock to founders	—	$—	882,198	$882	$118	$—	$—	$—	$1,000
Issuance of common stock	—	—	1,050,000	1,050	(1,050)	—	—	—	—
Issuance of common stock held in escrow	—	—	1,300,000	1,300	11,700	(13,000)	—	—	—
Net loss	—	—	—	—	—	—	—	(6,019)	(6,019)

Balance at December 31, 2001	—	—	3,232,198	3,232	10,768	(13,000)	—	(6,019)	(5,019)
Issuance of Preferred Stock and Common Stock, net of issuance costs of $312,976	5,000,000	4,525,734	1,111,111	1,111	160,290	—	—	—	161,401
Issuance of Preferred Stock in exchange for promissory note	69,113	69,113	—	—	—	—	—	—	—
Accretion of fair value attributed to common issued to Series A Preferred Stockholders	—	9,394	—	—	—	—	—	(9,394)	(9,394)
Issuance of common stock in exchange for technology licenses	—	—	94,500	95	14,076	—	—	—	14,171
Issuance of common stock to employees	—	—	44,115	44	6,577	—	—	—	6,621
Issuance of common stock for acquisition	—	—	862,256	862	128,476	—	—	—	129,338
Warrants Issued to vendors	—	—	—	—	9,518	—	—	—	9,518
Accretion of Preferred Stock Issuance Costs	—	16,050	—	—	—	—	—	(16,050)	(16,050)
Accretion of Preferred Stock Dividends	—	155,545	—	—	—	—	—	(155,545)	(155,545)
Net loss	—		—	—	—	—	—	(591,809)	(591,809)

Balance at December 31, 2002	5,069,113	4,775,836	5,344,180	5,344	329,705	(13,000)	—	(778,817)	(456,768)
Issuance of common stock to founders	—	—	—	—	—	—	—	—	—
Issuance of Preferred Stock, net of issuance costs of $42,370	4,350,000	4,307,270	—	—	—	—	—	—	—
Stock-based compensation for consultants	—	—	—	—	9,658	—	—	—	9,658
Stock-based compensation for employees	—	—	—	—	174,725	—	(137,734)	—	36,991
Preferred Stock warrants issued in connection with lease agreement	—	—	—	—	10,506	—	—	—	10,506
Accretion of fair value attributed to common issued to Series A Preferred Stockholders	—	24,317	—	—	—	—	—	(24,317)	(24,317)
Accretion of Preferred Stock Issuance Costs	—	51,920	—	—	—	—	—	(51,920)	(51,920)
Accretion of Preferred Stock Dividends	—	580,959	—	—	—	—	—	(580,959)	(580,959)
Net loss	—	—	—	—	—	—	—	(3,520,032)	(3,520,032)

Balance at December 31, 2003	9,419,113	9,740,302	5,344,180	5,344	524,594	(13,000)	(137,734)	(4,956,045)	(4,576,841)
Conversion of Preferred Stock to Common Stock	(9,419,113)	(10,365,451)	9,419,113	9,419	10,356,032				10,365,451
Issuance of common stock, net of issuance costs of $421,675	—	—	2,000,000	2,000	5,576,325	—	—	—	5,578,325
Issuance of common stock from exercise of stock options	—	—	176,188	176	38,304	—	—	—	38,480
Stock-based compensation for consultants	—	—	—	—	1,350,602	—	—	—	1,350,602
Stock-based compensation for employees	—	—	—	—	(10,235)	—	52,289	—	42,054
Accretion of fair value attributed to common issued to Series A Preferred Stockholders	—	18,234	—	—	—	—	—	(18,234)	(18,234)
Accretion of Preferred Stock Issuance Costs	—	41,769	—	—	—	—	—	(41,769)	(41,769)
Accretion of Preferred Stock Dividends	—	565,146	—	—	—	—	—	(565,146)	(565,146)
Net loss	—	—	—	—	—	—	—	(7,090,592)	(7,090,592)

Balance at December 31, 2004	—	$—	16,939,481	$16,939	$17,835,622	$(13,000)	$(85,445)	$(12,671,786)	$5,082,330

The accompanying notes are an integral part of these consolidated financial statements.

Cyberkinetics Neurotechnology Systems, Inc.
(A Development-Stage Company)
Consolidated Statements of Cash Flows

				Period from
				May 2, 2001
	Year Ended December 31,			(Inception) to
				December 31,
	2004	2003	2002	2004

Operating activities
Net loss	$(7,090,592)	$(3,520,032)	$(591,809)	$(11,208,452)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	228,035	124,160	32,331	384,526
Stock-based compensation	1,392,654	46,649	30,310	1,469,613
Non-cash interest on note payable	5,644	7,093	4,187	16,924
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(150,901)	(49,483)	(37,835)	(238,219)
Prepaid expenses and other current assets	(229,298)	(19,755)	(13,280)	(262,333)
Inventory	(49,276)	(13,854)	(32,341)	(95,471)
Deposits and other assets	3,502	(9,254)		(5,752)
Accounts payable	165,483	58,635	51,440	275,558
Accrued expenses	94,051	(4,064)	369,898	459,885
Deferred revenue	—	7,432	19,679	27,111

Net cash used in operating activities	(5,630,698)	(3,372,473)	(167,420)	(9,176,610)
Investing activities
Purchases of property and equipment	(339,554)	(449,418)	(13,202)	(802,174)
Net cash acquired in business combination	—	—	43,743	43,743

Net cash provided by (used in) investing activities	(339,554)	(449,418)	30,541	(758,431)
Financing activities
Proceeds from note payable	—	—	42,000	67,000
Net proceeds from capital lease line	698,378	—	—	698,378
Payments on capital lease line	(143,634)	—	—	(143,634)
Payments on note payable	—	(10,000)	(20,000)	(30,000)
Net proceeds from issuance of preferred stock	—	4,307,270	4,525,712	8,832,982
Proceeds from issuance of common stock	5,580,555	—	161,401	5,742,956

Net cash provided by financing activities	6,135,299	4,297,270	4,709,113	15,167,682
Net increase in cash and cash equivalents	165,047	475,379	4,572,234	5,232,641
Cash and cash equivalents at beginning of period	5,067,594	4,592,215	19,981	—

Cash and cash equivalents at end of period	$5,232,641	$5,067,594	$4,592,215	$5,232,641

Supplemental disclosure of noncash investing and financing activities
Accretion of preferred stock dividends and issuance costs	$606,915	$632,879	$171,595	$1,411,389

Accretion of fair value of common stock issued to Preferred Stockholders	$18,234	$24,317	$9,394	$51,945

Note payable exchanged for Series A Redeemable Convertible Preferred Stock	$—	$—	$69,113	$69,113

Preferred stock warrants issued in connection with lease agreement	$—	$10,506	$—	$10,506

Common Stock, warrants and options issued for acquisition	$—	$—	$133,892	$133,892

Common Stock issued in exchange for Notes Payable to related party	$36,250	$—	$—	$36,250

The accompanying notes are an integral part of these consolidated financial statements.

Cyberkinetics Neurotechnology Systems, Inc.
(A Development-Stage Company)
Notes to Consolidated Financial Statements

1.	Nature of Business and Basis of Presentation
      Effective October 7, 2004, pursuant to an Agreement and Plan of Merger, dated July 23, 2004, by and among privately held Cyberkinetics, Inc., a Delaware corporation (“CKI”), Trafalgar Ventures Inc., a publicly-held Nevada corporation (“Trafalgar”), and Trafalgar Acquisition Corporation, a Nevada corporation and a wholly-owned subsidiary of Trafalgar (“Merger Sub”), Merger Sub merged with and into CKI with CKI as the survivor for accounting purposes (the “Merger”). Upon the consummation of the Merger, Trafalgar was renamed Cyberkinetics Neurotechnology Systems, Inc. (“Cyberkinetics” or the “Company”) and effected a reincorporation in the State of Delaware. The Merger was treated as a reverse merger of CKI. Accordingly, from an historical accounting perspective, the period from inception of the Company begins on May 2, 2001, the date of inception of CKI. The financial statements of the Company presented reflect the historical results of CKI prior to the Merger, and of the combined entities following the Merger, and do not include the historical financial results of Trafalgar prior to the consummation of the Merger. Stockholders’ equity has been retroactively restated to reflect the number of shares received in the Merger after giving effect to the difference in par value, with the offset to additional paid-in capital.
      The Company is a development stage medical device company focused on the development of advanced neurological products. Cyberkinetics intends to develop implantable medical devices and software for human use that will be designed to detect and interpret brain activity in real time. Cyberkinetics operates in one business segment, which is the development and marketing of advanced-stage neurological products. Since its inception on May 2, 2001, the Company has devoted its efforts principally to research and development, licensing of intellectual property, business development activities and raising capital. As a result, the Company is considered a development-stage company pursuant to Statement of Financial Accounting Standards (SFAS) No. 7, Accounting and Reporting by Development Stage Enterprises. The Company’s accumulated deficit for the period May 2, 2001 (date of inception) through December 31, 2004 was $12,672,000.
      The Company’s future capital requirements will depend upon many factors, including progress with marketing its technologies, the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, the necessity of, and time and costs involved in, obtaining regulatory approvals, competing technological and market developments, and its ability to establish collaborative arrangements, effective commercialization, marketing activities and other arrangements.
      Management expects that the Company will continue to incur negative cash flows and net losses for the foreseeable future. Based upon management’s current plans, management believes that the Company’s existing capital resources, plus the proceeds of a $3 million debt financing that was completed on March 31, 2005 (see Note 17), will be sufficient to meet the Company’s operating expenses and capital requirements through at least December 2005. However, changes in management’s business strategy, technology development, marketing plans or other events affecting management’s operating plans and expenses, may result in the expenditure of existing cash before that time. If this occurs, the Company’s ability to meet its cash obligations as they become due and payable will depend on the Company’s ability to sell securities, borrow funds or some combination thereof. The Company may not be successful in raising necessary funds on acceptable terms, or at all. Having insufficient funds, the Company may be required to delay, scale back or eliminate some of its research and development activities or delay the launch of its product candidates.

Cyberkinetics Neurotechnology Systems, Inc.
(A Development-Stage Company)
Notes to Consolidated Financial Statements — (Continued)

2.	Summary of Significant Accounting Policies

Principles of Consolidation
      The consolidated financial statements include the accounts of Cyberkinetics Neurotechnology Systems, Inc. (a development-stage company) and its wholly-owned subsidiaries, Cyberkinetics, Inc. and CYBK, Inc. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates
      The preparation of financial statements in accordance with United States generally accepted accounting principles requires the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents
      The Company considers short-term investments with original maturity dates of three months or less at the date of purchase to be cash equivalents. Cash equivalents consist of money market accounts.

Financial Instruments
      The Company’s financial instruments consist of cash and cash equivalents, accounts receivable and debt, and are carried at cost, which approximates fair value due to the short-term nature of these instruments.

Concentrations of Credit Risk and Significant Customer Concentrations
      Financial instruments that potentially subject the Company to credit risk primarily consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with high-quality financial institutions in the United States. With respect to trade accounts receivable, the Company extends thirty-day terms to its customers and does not require collateral. As of each reporting period, the Company periodically assesses the collectibility of its receivables and establishes reserves, as necessary, based on various considerations, including customer credit history, payment patterns and aging of accounts; once management determines an account receivable is not collectible, the account is written-off. The Company has not experienced significant collectibility problems to date.

Cyberkinetics Neurotechnology Systems, Inc.
(A Development-Stage Company)
Notes to Consolidated Financial Statements — (Continued)
      The Company currently operates in one business segment, that being the development and marketing of advanced-stage neurological products. In 2004 and 2003, 34% and 38%, respectively, of total product sales were made to customers residing outside of the United States. In 2003, international sales were divided approximately equally among Canada, Europe and Japan; in 2004, international product sales primarily emanated from Australia, Europe, and Japan. International customers pay the Company in U.S. dollars. Balances due from international customers at December 31, 2004 and 2003 were approximately $129,000 and $63,000, respectively. For the years ended December 31, 2004, 2003 and 2002, customers to whom sales exceeded 10% of each year’s respective total product sales were as follows:

Customer	2004	2003	2002

A	22%	14%	—
B	20	—	—
C	12	—	—
D	10	—	—
E	—	13	—
F	—	12	—
G	—	12	—
H	—	12	—
I	—	—	19%
J	—	—	19
K	—	—	21
L	—	—	25

Inventory
      Inventory is stated at the lower of cost or market, and is valued on a first-in, first-out basis. Inventory is reviewed periodically for slow-moving or obsolete issues based on sales activity, both projected and historical. As of December 31, 2004 and 2003, there had been no reserves or write-downs recorded against inventory.

Property and Equipment
      Property and equipment is stated at cost. The Company provides for depreciation using the straight-line method based on the respective asset’s estimated useful life. Expenditures for maintenance and repairs are charged to operating expenses as incurred.

Goodwill and Intangible Assets
      The Company follows Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets (SFAS 142). The Company reviews costs of purchased businesses in excess of net assets acquired (goodwill) and indefinite-lived intangible assets for impairment at least annually, unless significant changes in circumstances indicate a potential impairment may have occurred sooner. The Company performs the annual impairment test as of the first date of its fourth quarter. The Company uses a fair value approach to test goodwill for impairment and recognizes an impairment charge for the amount, if any, by which the carrying amount of goodwill exceeds fair value. Fair values are estimated using discounted cash flows. As of December 31, 2004 and 2003, there was no impairment of goodwill.

Cyberkinetics Neurotechnology Systems, Inc.
(A Development-Stage Company)
Notes to Consolidated Financial Statements — (Continued)

Impairment of Long-Lived Assets
      The Company follows SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144). Under SFAS 144, the Company reviews long-lived assets for impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on the undiscounted future cash flows of the asset. If the carrying amount of the asset is determined not to be recoverable, a write-down to fair value is recorded based upon various techniques to estimate fair value. As of December 31, 2004 and 2003, there was no impairment of long-lived assets.

Revenue Recognition
      The Company recognizes revenue from product sales and research grants from the United States government through the Small Business Innovation Research (SBIR) Program. Product sales consist of sales of brain computer interface equipment to universities and research hospitals involved in neurological research.
      Product sales are recognized in accordance with SEC Staff Accounting Bulletin (SAB) 104, Revenue Recognition, when persuasive evidence of an arrangement exists, fees are fixed or determinable, delivery has occurred and collection is reasonably assured. Revenue is not recognized until title and risk of loss have transferred to the customer, which occurs at the time of shipment. Terms for all customers are FOB shipping. The product operates without any custom configuration or installation. Product sales do not contain multiple elements. Following shipment, there are no customer acceptance requirements or installation obligations or continuing service requirements incumbent on the Company. Terms of product sales contain no contractual rights of return. In practice, the Company has not experienced or granted rights of return.
      The Company recognizes revenues from research grants as reimbursable, eligible costs are incurred. Eligible costs typically include direct labor costs, other direct costs as outlined in the grant, such as lab materials and supplies and consulting costs, and an overhead allocation as specifically defined by the grant. In accordance with Emerging Issues Task Force (EITF) 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, the Company records grant revenues on a gross basis as the Company is the primary obligor with respect to its research and development activities. The Company is subject to grant audits as required by the Department of Health and Human Services. Audits may result in adjustments to the amount of grant revenues recorded and funds received. Historically, the Company has not been required to make any adjustments to the amount of grant revenues recorded and funds received as a result of grant audits.

Cost of Product Sales
      Cost of product sales primarily consists of purchased components, production materials, direct labor and manufacturing overhead consisting primarily of depreciation of machinery and equipment, rent and utilities related to the Company’s manufacturing facility and indirect labor.

Research and Development Costs
      Costs incurred for research and development are expensed as incurred. Research and development expense primarily comprises salaries, salary-related expenses and costs of contractors, materials, amortization of intangible assets acquired from others (patents) and allocations of indirect costs related to research and development efforts.

Cyberkinetics Neurotechnology Systems, Inc.
(A Development-Stage Company)
Notes to Consolidated Financial Statements — (Continued)

Income Taxes
      The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes (SFAS No. 109). Under SFAS 109, the asset and liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Stock-Based Compensation
      Awards under the Company’s stock option plans are accounted for using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations, in accounting for its employee stock options. Accordingly, no compensation expense is recorded for options awarded to employees with exercise prices equal to or in excess of the stock’s fair market value on the grant date. The Company accounts for stock-based awards issued to nonemployees in accordance with the provisions of Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation (SFAS 123) and EITF No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services(EITF 96-18), under which compensation expense is generally recognized over the vesting period of the award.
      The Company provides the disclosure requirements of SFAS No. 148, Accounting for Stock Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123 (SFAS 148). If compensation expense for the Company’s stock-based compensation plan had been determined based on the fair value at grant dates as calculated in accordance with SFAS 123, the Company’s net loss attributable to common stockholders and net loss per common share would approximate the pro forma amounts below:

	Year Ended December 31,

	2004	2003	2002

Net loss attributable to common stockholders as reported	$(7,715,741)	$(4,177,228)	$(772,798)
Add: Stock-based employee compensation expense included in reported net loss	42,054	36,991	—
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all employee awards	(73,222)	(44,035)	(1,032)

Pro forma net loss attributable to common stockholders	$(7,746,909)	$(4,184,272)	$(773,830)

Basic and diluted net loss per share as reported	$(1.16)	$(1.03)	$(0.28)
Pro forma basic and diluted net loss per share	$(1.16)	$(1.03)	$(0.28)

Cyberkinetics Neurotechnology Systems, Inc.
(A Development-Stage Company)
Notes to Consolidated Financial Statements — (Continued)
      The weighted-average fair value of options granted during 2004 and 2003 were $1.37 and $0.12 per share, respectively. The fair value of each option grant was estimated as of the date of grant using the Black-Scholes option-pricing model. The following assumptions were made for grants in 2004, 2003 and 2002:

	2004	2003	2002

Expected volatility	70%	70%	70%
Expected dividend yield	0%	0%	0%
Expected lives of options (in years)	5	5	5
Risk-free interest rate	2.33% - 3.94%	2.33% - 3.43%	3.33%
      The expected volatility factor was based on public small capitalization stocks with significant risk (scientific or otherwise), which tend to have a relatively high volatility. For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options vesting period, which generally is four years.
      The effects on pro forma net loss of expensing the estimated fair value of stock options are not necessarily representative of the effects on reported net loss for future years, due to such things as the vesting period of the stock options, and the potential for issuance of additional stock options in future years.

Net Loss Per Share
      The Company computes net loss per share in accordance with SFAS No. 128, Earnings per Share (SFAS 128), and related interpretations. Under the provisions of SFAS 128, basic net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding. Diluted net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares and dilutive common share equivalents then outstanding. Common share equivalents consist of the incremental common shares issuable upon the conversion of preferred stock, shares issuable upon the exercise of stock options and the conversion of preferred stock upon the exercise of warrants. The shares in escrow issued in connection with the Merger have been excluded from the calculation. See Note (4) below for an explanation of the shares held in escrow. The Company has excluded the impact of all convertible preferred stock, stock options and warrants from the calculation of historical diluted net loss per common share because all such securities are antidilutive for all periods presented. The Company has given retroactive effect to the Merger for purposes of its computation of net loss per share for all periods presented.
      The following potentially dilutive, common share equivalents were excluded from the calculation of diluted and pro forma net loss per common share because their effect was anti-dilutive for each of the periods presented:

	At December 31,

	2004	2003	2002

Options	3,102,750	2,836,283	30,868
Warrants	861,619	101,619	81,619
Convertible Preferred Stock	—	9,419,113	5,069,113

Total	3,964,369	12,357,015	5,181,600

Cyberkinetics Neurotechnology Systems, Inc.
(A Development-Stage Company)
Notes to Consolidated Financial Statements — (Continued)

Segment Reporting
      The Company has adopted SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information, which requires companies to report selected information about operating segments, as well as enterprise-wide disclosures about products, services, geographical areas and major customers. Operating segments are determined based on the way management organizes its business for making operating decisions and assessing performance. The Company has only one operating segment, the development and commercialization of advanced-stage neurological products.

Recently Issued Accounting Standards
      In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4 (SFAS 151). SFAS 151, a product of the FASB’s efforts to achieve short-term convergence with the International Accounting Standards Board (IASB), clarifies that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company does not believe the adoption of this standard will have a material impact on results of operations.
      In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payments (SFAS 123R), which is a revision of SFAS 123. SFAS 123R supersedes APB 25 and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in SFAS123R is similar to the approach described in SFAS 123. However, SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The Company is required to adopt the provisions of SFAS 123R in its financial statements for the first quarter of 2006.
      SFAS 123R permits public companies to adopt its requirements using one of two methods:

•	A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123R that remain unvested on the effective date.

•	A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.
      The Company has not yet determined which method of this statement it will adopt.
      As permitted by SFAS 123, the Company currently accounts for share-based payments to employees using APB 25’s intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of SFAS 123R’s fair value method will have a significant impact on the Company’s result of operations, although it will have no impact on its overall financial position. The impact of adoption of SFAS 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had the Company adopted SFAS 123R in prior periods, the impact of that standard would have approximated the impact of SFAS 123 as described in the disclosure of pro forma net loss attributable to common stockholders and net loss per share in the Stock-Based Compensation section above.

Cyberkinetics Neurotechnology Systems, Inc.
(A Development-Stage Company)
Notes to Consolidated Financial Statements — (Continued)

3.	Acquisition
      On August 13, 2002, the Company acquired certain tangible and intangible assets, and assumed certain liabilities and certain licensing agreements of Bionic Technologies, LLC (Bionic) in exchange for 862,256 shares of common stock, 33,189 common stock warrants and 30,868 common stock options of the Company. Bionic is a developer and manufacturer of neural recording, stimulation and signal processing equipment for neuroscience research. The Company continues to manufacture and market Bionic’s BIONIC® line of neural recording arrays and data acquisition systems to researchers on a limited basis.
      Goodwill resulted from the Company’s interest in purchasing the acquired intangible assets rather than developing similar technology in-house, or obtaining it through new licensing arrangements.
      The Company determined the fair market value of the Company’s common stock for purposes of valuing the acquisition. based on an evaluation of the net present value of the Company, deducting the proceeds from the initial sale of Series A Preferred Stock, and allocating the residual to the value of common shares. The Company used a discounted cash flow analysis as a basis for valuing the Company. The key assumptions considered in the analysis include the discount rate, forecasts of revenues, earnings and cash flows and terminal value assumptions. The fair market value of the Company’s common stock was determined to be $0.15 per share as of the date of the acquisition, resulting in a fair value of common stock issued of $129,338. The fair market values of the warrants and options issued, which aggregated $4,554, were determined using the Black-Scholes method based on their contractual lives (each five years), a risk-free interest rate of 3.33%, volatility of 70% and no expected dividends.
      The transaction was recorded as a purchase for accounting purposes pursuant to SFAS 141, Business Combinations. The Company’s consolidated financial statements include Bionic’s operating results from the date of the acquisition. The purchase price was allocated to the assets purchased and the liabilities assumed based upon their respective fair values, with the excess of the purchase price over the estimated fair value of the net tangible and intangible assets allocated to goodwill, which is not deductible for tax purposes. The amounts assigned to each major asset and liability of Bionics as of the acquisition date was as follows:

Assets:
Cash	$43,743
Current assets (noncash)	130,619
Property and equipment	3,876
Patented technology	191,000
Research grant contracts	74,000
Goodwill	94,027

Total assets acquired	537,265
Liabilities:
Current liabilities	255,162
Debt	148,211

Total liabilities assumed	403,373

$133,892

Cyberkinetics Neurotechnology Systems, Inc.
(A Development-Stage Company)
Notes to Consolidated Financial Statements — (Continued)

4.	Merger
      Effective October 7, 2004, pursuant to an Agreement and Plan of Merger, dated July 23, 2004, by and among privately held CKI, Trafalgar, and the Merger Sub, Merger Sub merged with and into CKI with CKI as the survivor for accounting purposes. Upon the consummation of the Merger, Trafalgar was renamed Cyberkinetics Neurotechnology Systems, Inc. and re-incorporated into the State of Delaware. The Merger was treated as a reverse merger of CKI. Accordingly, from a historical accounting perspective, the period from inception of the Company begins on May 2, 2001, the date of inception of CKI. The Company recorded the transaction as the issuance of stock for the net monetary assets of Trafalgar, accompanied by a recapitalization and consequently, no goodwill or intangible assets were recorded with respect to this transaction. All costs associated with the Merger were expensed as incurred. The financial statements of the Company presented reflect the historical results of CKI prior to the Merger, and of the combined entities following the Merger, and do not include the historical financial results of Trafalgar prior to the consummation of the Merger. Stockholders’ equity has been retroactively restated to reflect the number of shares received in the Merger after giving effect to the difference in par value, with the offset to additional paid-in capital.
      The following summarizes the structure of the Merger and matters completed in connection therewith:

1. At the effective time of the Merger, the controlling stockholders of Trafalgar cancelled 1,500,000 shares of Trafalgar’s stock held by them (the “Cancellation”) and Trafalgar amended its Articles of Incorporation to effectuate a 1-for-2.1142857 reverse stock split (the “Reverse Stock Split”), resulting in a total of 1,050,000 Trafalgar shares outstanding.

2. In conjunction with the Merger, the 9,419,113 shares of CKI redeemable convertible preferred stock outstanding prior to the Merger was converted to CKI common stock on a one-for-one basis.

3. Further to the Merger, each share of CKI’s common stock (an aggregate of 12,589,481 shares) was converted into one share of Trafalgar’s common stock, an exchange ratio in the Merger of one-to-one.

4. At the effective time of the Merger, all options to purchase CKI’s shares then outstanding under the 2002 Equity Incentive Plan and the 2002 Founders’ Option Plan (together, the “Option Plans”), and all stock options to purchase CKI’s shares then outstanding, which were not under the Option Plans, in each case whether vested or unvested (a total of 2,963,950 stock options), and the Option Plans themselves, along with warrants to purchase 101,619 shares of CKI’s common shares, were assumed by the Company.

5. At the time of the Merger, Trafalgar issued an additional 1,300,000 shares of Common Stock into escrow (“the Escrow Shares”) to cover its indemnification obligations, if any to CKI, under the Merger Agreement. If a valid claim for indemnification is made against Trafalgar, all or a portion of the Escrow Shares (depending upon the amount of the claim or claims) would be issued on a pro rata basis to those parties who were CKI shareholders of record immediately prior to the Merger. Any release of Escrow Shares would result in the dilution of ownership of the Company for any shareholder not receiving Escrow Shares. To the extent that the Escrow Shares are not distributed to former shareholders of CKI stock as a result of indemnification claims made prior to the first anniversary of the Merger, those escrow shares shall be cancelled.

6. The stockholders of CKI as of the closing date of the Merger owned approximately 92.3% of the Company’s common shares outstanding.

Cyberkinetics Neurotechnology Systems, Inc.
(A Development-Stage Company)
Notes to Consolidated Financial Statements — (Continued)

7. The directors and officers of Trafalgar resigned and the directors and officers of CKI became the directors and officers of the Company.
      Upon completion of the Merger on October 7, 2004 and the conversion of the CKI redeemable convertible preferred stock to common stock on a one for one basis, there were approximately 13,639,000 shares of common stock outstanding.

5.	Inventory
      Inventory consists of the following at December 31:

	2004	2003

Finished goods	$110,580	$1,273
Work in process	12,030	72,061

Total	$122,610	$73,334

6.	Property and Equipment
      Property and equipment consist of the following at December 31:

	2004	2003	Useful Life

Computer equipment	$180,666	$123,122	3 years
Software	92,771	71,276	3 years
Furniture and fixtures	51,087	43,469	3 years
Machinery and equipment	481,516	69,420	3 years
Construction in progress	—	159,200	3 to 5 years

	806,040	466,487
Less accumulated depreciation	(256,113)	(66,593)

Property and equipment, net	$549,927	$399,894

      Depreciation expense, which includes amortization of assets under capital leases, was $189,520, $56,644, and $9,949 for years ended December 31, 2004, 2003 and 2002, respectively.

7.	Intangible Assets
      Patents and research grant contract intangibles, which were acquired as part of the Bionic acquisition, are being amortized on a straight-line basis over their respective useful lives. Pursuant to SFAS 142, goodwill is not amortized, but is evaluated annually for impairment.
      Intangible assets consist of the following at December 31:

	2004	2003	Useful Life

Patented technology	$191,000	$191,000	8 to 9 years
Research grant contracts	74,000	74,000	3 years

	265,000	265,000
Less accumulated amortization	(128,414)	(89,898)

Intangible assets, net	$136,586	$175,102

Cyberkinetics Neurotechnology Systems, Inc.
(A Development-Stage Company)
Notes to Consolidated Financial Statements — (Continued)
      As of December 31, 2004, research grant contracts were fully amortized. Amortization expense was $38,516, $67,516, and $22,382 for the years ended December 31, 2004, 2003 and 2002, respectively.
      The estimated remaining amortization expense related to intangible assets with finite lives for each of the five succeeding years and thereafter is as follows:

Year ending December 31:
2005	$22,516
2006	22,516
2007	22,516
2008	22,516
2009	22,516
Thereafter	24,006

$136,586

8.	Accrued Expenses
      Accrued expenses consist of the following at December 31:

	2004	2003

Payroll and payroll-related	$80,677	$105,604
Accrued vacation	46,349	36,238
Accrued bonuses	174,660	175,000
Professional services	193,201	146,450
Accrued research and development expenses	44,502	—
Accrued general and administrative expenses	65,252	55,136
Other	28,835	21,000

	$633,476	$539,428

Cyberkinetics Neurotechnology Systems, Inc.
(A Development-Stage Company)
Notes to Consolidated Financial Statements — (Continued)

9.	Commitments

Operating Leases
      The Company leases 6,169 square feet of office space in Foxborough, Massachusetts and 11,225 square feet of office and laboratory space in Salt Lake City, Utah used for manufacturing and research and development, pursuant to operating leases. The Foxborough lease, which expires in 2007, contains a renewal option by the Company for one three-year period. In January 2005, the Company renewed the lease on its facility in Salt Lake City, Utah. The Salt Lake City, Utah lease expires on November 30, 2009 and has an option to renew the lease at the end of the initial lease term for an additional five-year term. Total rent expense under operating leases was $277,425 and $201,864 for the years ended December 31, 2004 and 2003, respectively. Future minimum lease payments required under noncancellable operating leases at December 31, 2004, including the renewed Salt Lake City, Utah lease, are as follows:

Year ending December 31:
2005	$314,521
2006	317,591
2007	246,621
2008	192,500
2009	181,500

Total minimum lease commitments	$1,252,733

Capital Leases
      In October 2003, the Company entered into a loan and security agreement (the “Loan”) with a lender that allows for the Company to borrow up to $1,000,000 to finance the purchase of equipment, hardware, leasehold improvements and software. All borrowings under the Loan are collateralized by the assets financed. The lease term is for 42 months, with a $1.00 buyout option, and the monthly payments are equal to approximately 2.73% of the total equipment cost. A proposal fee of $10,000 was paid upon contract execution, $5,000 of which has been included in other current assets and will be credited as payments on future financings, and the remainder retained by the lender to cover administrative costs. In 2003, the $5,000 administrative cost was charged to general and administrative expense, and amounts of $1,294 and $2,197 were applied as payments against January and May 2004 amounts financed under the Loan. In connection with the Loan, the Company issued to the lender 20,000 warrants to purchase Series A Preferred Stock. At the closing of the Merger, such warrant converted to a warrant to purchase 20,000 shares of common stock. The warrants, valued at $10,506 under the Black-Scholes model, are exercisable at the option of the holder at $1.00 per share, and expire ten years from the date of issuance. The fair value is being charged to interest expense over the 42-month term of the Loan.
      At December 31, 2004, the Company had capitalized lease equipment totaling $686,302 with related accumulated amortization of $208,237. Such amounts are included in the respective classifications of property and equipment in Note 6. At December 31, 2003, there were no financings under the Loan. The Company paid interest under the Loan for the year ended December 31, 2004 of $39,093.

Cyberkinetics Neurotechnology Systems, Inc.
(A Development-Stage Company)
Notes to Consolidated Financial Statements — (Continued)
      Future minimum cash payments under the Loan at December 31, 2004 are as follows:

Year ending December 31:
2005	$231,613
2006	231,613
2007	164,690

627,916
Less amount representing interest	(73,172)

Present value of minimum future payments	554,744
Less current portion of capital leases	(189,216)

Long-term portion of capital leases	$365,528

10.	Income Taxes
      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, 2004, 2003, and 2002, the Company has net operating loss carryforwards of approximately $9,113,608, $3,831,099 and $413,268 respectively, available to offset future federal and state taxable income to the extent permitted under the Internal Revenue Code (IRC), expiring in varying amounts through 2024. Under the IRC, certain substantial changes in the Company’s ownership may limit the amount of net operating loss carryforwards that can be utilized in any one year to offset future taxable income.
      The Company has net deferred tax assets at December 31, 2004 and 2003 that consist of the following:

	2004	2003

Deferred tax assets:
Net operating loss carryforwards	$3,440,174	$1,460,068
Stock-based compensation	582,272	14,896
Research credits carryforwards	392,415	—
Other	222,846	141,211

Total deferred tax assets	4,637,707	1,616,175
Valuation allowance	(4,553,834)	(1,545,661)

Total deferred tax assets	83,873	70,514
Deferred tax liabilities:
Net intangible assets	(83,873)	(70,514)

Net deferred tax asset	$—	$—

      The Company has provided a valuation allowance for the full amount of these net deferred tax assets, since it is more likely than not that these future benefits will not be realized. However, these deferred tax assets may be available to offset future income tax liabilities and expenses. The valuation allowance increased by $2,988,173 due primarily to net operating loss carryforward, stock based compensation, and the increase in research and development credits.

Cyberkinetics Neurotechnology Systems, Inc.
(A Development-Stage Company)
Notes to Consolidated Financial Statements — (Continued)

11.	Series A Redeemable Convertible Preferred Stock
      On October 7, 2004, in conjunction with the Merger discussed in Note 4, the 9,419,113 shares of Series A Preferred Stock outstanding prior to the Merger were converted to shares of common stock on a one-for-one basis.
      On August 13, 2002, the Company sold 5,000,000 shares of Series A Convertible Redeemable Preferred Stock (Series A Preferred Stock), at $1.00 per share, for gross proceeds of $5,000,000. Issuance costs totaled $312,976, and, prior to the conversion of Series A Preferred Stock to common stock, were accreted on a straight-line basis to the carrying value of the Series A Preferred Stock over the period to its redemption date.
      In connection with the issue of the Series A Preferred Stock, the Company also issued 1,111,111 shares of common stock, at $0.0001 per share, to certain Series A Preferred Stock investors. The Company had attributed $4,525,601 and $161,401 of the total net proceeds received from the issuance to the Series A Preferred Stock and the common stock, respectively, based on their relative fair value. Prior to the conversion of Series A Preferred Stock to common stock, the fair value of the total proceeds attributed to the common stock was accreted, in the same manner as dividends, on a straight-line basis to the carrying value of the Series A Preferred Stock over the period to the stock’s earliest redemption date.
      In 2002, the Company issued 69,113 shares of Series A Preferred Stock upon the conversion of a note payable, plus all accrued and unpaid interest, at a conversion price of $1.00 per share.
      On June 30, 2003, the Company authorized an additional 1,969,113 shares and issued 4,350,000 shares of Series A Preferred Stock, at $1.00, for gross proceeds of $4,350,000. Issuance costs totaled $42,730, and, prior to the conversion of Series A Preferred Stock to common stock, were accreted on a straight-line basis to the carrying value of the Series A Preferred Stock over the period to the stock’s earliest redemption date.
      The rights and privileges of Series A Preferred Stock, if issued and outstanding, would be as follows:

Dividends
      From and after the date of issuance of each share of Series A Preferred Stock, dividends will accrue, but not compound, on each share, whether or not the funds are legally available therefore, and whether or not declared by the Board of Directors, at the rate of 8% per annum of the Series A Preferred Base Liquidation Price, initially $1.00 per share. The Series A Preferred Stock dividends would occur prior and in preference to any declaration or payment of any distribution with respect to the common stock. At December 31, 2004 and 2003, cumulative dividends accrued were nil and $736,505, respectively. Series A Preferred Stock would not participate in any dividends declared on the common stock.

Voting
      Holders of Series A Preferred Stock would be entitled to the right to vote for each share of common stock into which the Series A Preferred Stock could then be converted as of the record date for determining stockholders entitled to vote on such matter.

Liquidation
      In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the Series A Preferred Stock would carry a liquidation preference of $1.00 per share, subject to adjustment for certain dilutive events, plus all dividends accrued and/or declared but unpaid on such shares at the time of dilution. The holders of Series A Preferred Stock will be paid out of the Company’s assets

Cyberkinetics Neurotechnology Systems, Inc.
(A Development-Stage Company)
Notes to Consolidated Financial Statements — (Continued)
available for distribution to its stockholders before any payments can be made to common stockholders. The holders of Series A Preferred Stock are also entitled to share in any remaining available funds on a pro-rata basis with the holders of common stock.

Conversion
      Each share of Series A Preferred Stock will be convertible at any time at the option of the holder, subject to a conversion ratio. The conversion ratio is subject to adjustment for certain dilutive and antidilutive events. The Series A Preferred Stock would be automatically convertible to common stock upon the request of at least two-thirds of the then-outstanding shares of Series A Preferred Stock, at the then-effective Series A Conversion Price.

Redemption
      Unless the Series A Preferred Stock has been converted into common stock, or a qualified public offering has occurred on or prior to December 31, 2008 (or, for any other reason, no shares of Series A Preferred Stock are outstanding on such date), the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock may require the Company to redeem all, but not less than all, of the then-issued and outstanding shares of Series A Preferred Stock in three equal annual installments, beginning on March 1, 2009, by giving written notice to the Company. The Company will not be obligated to redeem any holder’s shares of Series A Preferred Stock if, on or prior to the applicable redemption date, such holder elects to convert such shares of Series A Preferred Stock into common stock. If the (i) Company has insufficient funds available for the redemption of the Series A Preferred Stock, (ii) redemption will result in the bankruptcy or insolvency of the Company or (iii) redemption will cause the Company to cease to be able to continue as a going concern, the Series A Preferred Stockholders will be entitled to share ratably in any funds available for the redemption of such shares, based on the amount each holder is entitled to, and the Company shall redeem the remaining shares as soon as practicable after the funds become available.

12.	Stockholders’ Equity
      Common shares reserved for future issuance at December 31, 2004 consist of the following:

Stock options	3,539,630
Warrants	861,619

Total common shares reserved	4,401,249

Private Placement
      On November 4, 2004, the Company completed a private placement whereby it sold 2,000,000 shares of its common stock (the “Shares”) and issued warrants to purchase another 660,000 shares of its common stock (the “Warrant Shares”) to accredited investors (as defined by Rule 501 under the Securities Act of 1933, as amended), resulting in net proceeds (assuming no exercise of the warrants) of approximately $5,600,000 (the transaction is referred to herein as the “Private Placement”).
      The Shares were issued at a purchase price of $3.00 per share pursuant to the terms of a Securities Purchase Agreement entered into by the Company and each of the investors. Each of the investors received a five (5)-year warrant to purchase up to thirty-three percent (33%) of the number of Shares purchased by such investor in the closing of the Private Placement, at an exercise price per share of $6.00.

Cyberkinetics Neurotechnology Systems, Inc.
(A Development-Stage Company)
Notes to Consolidated Financial Statements — (Continued)
      In consideration of the investment in the Private Placement, the Company granted to each investor certain registration rights on a best efforts basis with respect to the Shares and the Warrant Shares. Additionally, each investor shall have the right to participate in up to one hundred percent of subsequent financings completed by the Company during the twelve month period following the closing of the Private Placement.
      Pursuant to the terms of a letter agreement, dated as of October 28, 2004, between the Company and Rodman & Renshaw, LLC (“Rodman”), the Company issued Rodman warrants to purchase up to 100,000 shares of its common stock upon the closing of the Private Placement. The warrants were issued as partial consideration for Rodman’s services as the Company’s placement agent in the transaction described above.

13.	Stock Option Plans

2002 Equity Incentive Plan
      On August 12, 2002, the Company’s Board of Directors and stockholders adopted the 2002 Equity Incentive Plan (the 2002 Equity Plan). The 2002 Equity Plan provides for the granting of up to 1,833,333 shares of common stock pursuant to incentive stock options, nonqualified option awards, stock grants and other restricted stock awards for officers, directors, employees, consultants and advisers. On April 30, 2004, Cyberkinetics’ Board of Directors and its stockholders amended the 2002 Equity Plan to increase the total number of shares available from 1,833,333 to 2,533,333. At December 31, 2004, a total of 2,471,215 shares of common stock have been reserved for the exercise of stock options outstanding under the 2002 Equity Plan.
      Pursuant to the 2002 Equity Plan, the Board of Directors (or committees designated by the Board) may grant incentive and nonqualified stock options, restricted stock and other stock awards to the Company’s employees, directors and consultants. The options can be exercisable at various dates, as determined by the Company’s Board of Directors, and will expire no more than ten years from the date of grant. Options granted under the 2002 Equity Plan are restricted as to transfer. For holders of more than 10% of the Company’s voting stock, incentive stock options may not be granted at less than 110% of the fair market value of the Company’s common stock at the date of grant, with an expiration date not to exceed five years. Options granted generally vest at a rate of 25% on the last of the month in which the first anniversary of the grant occurs and 6.25% of the shares at the end of each successive three-month period.

2002 Founders’ Option Plan
      On August 12, 2002, the Company’s Board of Directors and stockholders adopted the 2002 Founders’ Option Plan (the 2002 Founders’ Plan). All options granted on or after October 15, 2004, the date the Company’s common stock began trading publicly, are valued using the closing sales price for the Company’s common stock as of the date of the grant. The 2002 Founders’ Plan provides for the granting of up to 1,430,915 shares of common stock pursuant to incentive stock options, nonqualified option awards, stock grants and other restricted stock awards for certain key employees and stockholders. On June 20, 2003, the Company’s Board of Directors and its stockholders amended the 2002 Founders’ Plan to reduce the total number of shares available from 1,430,915 to 1,230,915. At December 31, 2004, a total of 1,068,415 shares of common stock have been reserved for the exercise of stock options outstanding under the 2002 Founders’ Plan.

Cyberkinetics Neurotechnology Systems, Inc.
(A Development-Stage Company)
Notes to Consolidated Financial Statements — (Continued)
      A summary of option activity for all plans for the years ended December 31, 2004, 2003 and 2002 is as follows:

	2004		2003		2002

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price

Outstanding at beginning of year	2,836,283	$0.07	30,868	$0.30	—	$—
Granted	592,075	$1.37	2,808,415	$0.07	30,868	$0.30
Exercised	(176,188)	$0.22	—	—	—	$—
Forfeited	(149,420)	$0.13	(3,000)	$0.10	—	$—

Outstanding at end of year	3,102,750	$0.32	2,836,283	$0.07	30,868	$0.30

Exercisable at end of year	1,140,694	$0.07	446,009	$0.11	8,408	$0.30

Available for grant at end of year	436,880		179,535		3,233,380

      The following table summarizes information about stock options outstanding at December 31, 2004:

	Options Outstanding			Options Exercisable

		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
	Number	Contractual	Exercise	Number	Exercise
Exercise Price	Outstanding	Life (Yrs.)	Price	Exercisable	Price

$0.01	900,000	8.06	$0.01	393,750	$0.01
$0.10	1,779,340	8.79	$0.10	720,584	$0.10
$0.30	23,235	8.11	$0.30	23,235	$0.30
$0.50	262,175	9.34	$0.50	3,125	$0.50
$4.50 - $4.89	138,000	9.84	$4.75	—	—

	3,102,750			1,140,694

Stock-Based Compensation
      During 2002, 48,430 common stock warrants were issued to Brown University Research Foundation out of the 2002 Equity Plan. See Note 14 for additional information regarding these warrants.
      During 2003, all stock options were granted to employees at exercise prices deemed to be less than the fair value of the underlying common stock for accounting purposes. Aggregate deferred compensation of $174,725 was recorded in connection with the grants, which is being amortized as compensation expense on a straight-line basis generally over four years, resulting in compensation expense for the years ended December 31, 2004 and 2003 of $42,054 and $36,991 respectively.
      During 2003, stock options to purchase common stock were issued to consultants at exercise prices less than the fair value of the underlying common stock, with performance-based vesting. These options have been recorded at fair value using the Black-Scholes option-pricing model assumptions. These options are subject to variable plan accounting and are re-measured at each reporting period. This resulted compensation expense for the years ended December 31, 2004 and 2003 of $1,350,602 and $9,658, respectively.

Cyberkinetics Neurotechnology Systems, Inc.
(A Development-Stage Company)
Notes to Consolidated Financial Statements — (Continued)

14.	Licensing Arrangements
      In August 2002 (see Note 11), the Company issued warrants to purchase 48,430 fully paid and nonassessable warrants for shares of common stock to Brown University Research Foundation (“BURF”), at a price of $0.10 per share, as partial consideration for an exclusive, royalty-bearing license, including the right to grant sublicenses, of Brown University’s and MIT’s collaborative licensed technology pertaining to neural signal decoding. These warrants expire in July 2007. Also in consideration, the Company issued 43,600 and 10,900 shares of common stock to BURF and to MIT, respectively. In addition, the Company will pay BURF royalties equal to 3% of the first $50,000,000 of aggregate net sales, and 1.5% of net sales over $50,000,000. The Company paid a fee of $50,000 upon execution, which was charged to research and development expense, and will commence paying $50,000 each year in maintenance fees beginning on the third anniversary date. The Company’s obligation to pay royalties will terminate on a country-by-country basis upon the date on which the last valid claim of infringement by the manufacture, use or sales of the licensed product would cease to be a valid claim. After such lapse, no further royalty payment will be due in each respective country, and the Company will hold a fully paid-up, perpetual, exclusive, irrevocable, royalty-free license. For the years ended December 31, 2004 and 2003, the Company has made no payments under this license agreement. The Company has the right to terminate the license agreement with BURF and MIT at any time by giving written notice. Termination will not release either party from any obligations that have matured by the effective termination date, and certain obligations survive the termination, including royalty payments on net sales of licensed products, as defined.
      The common stock issued to BURF and MIT was recorded using a fair value of $0.15 per share. In accordance with guidance in APB 29, Accounting for Non-Monetary Transactions (APB 29), the Company determined that using the market value of the common stock on the date the shares were issued was a better measure of the value of the transaction rather than using the value of the license agreement, which was not as readily determinable. The aggregate fair value of the common stock issued to BURF and MIT was $8,175, and was expensed to research and development in 2002. The warrants vest upon the occurrence of four certain vesting events, none of which have occurred as of December 31, 2004. In accordance with FAS 123, as amended by FAS 148, and EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, the Company has determined that the measurement date is the date at which vesting occurs. A significant disincentive for nonperformance does not exist and thus there is no performance commitment. A “vesting event” occurs when the Company elects to exercise its option to acquire an exclusive license to an Additional Invention, as defined in the license agreement, and such additional license is licensed to the Company in accordance with the license agreement. The warrant will vest 25% for the first vesting event, 25% for the second vesting event, 25% for the third vesting event, and 25% for the fourth vesting event. Based on this vesting schedule, the amount of shares that will eventually vest, if any, is uncertain at the time of grant. In accordance with guidance noted above, the Company will use the lowest aggregate amount within a range of potential values for measurement and recognition purposes. Such amount is currently zero. The Company performs a quarterly evaluation of whether Additional Inventions exist that it may be interested in acquiring an exclusive license. If strong evidence exists that the Company will elect to acquire an exclusive license to an Additional Invention, the Company will determine the fair value of the first 25% of the warrants, or more as appropriate, using the Black-Shares option-pricing model. The Company will record the fair value of the warrants to research and development expense when the warrants vest.
      In August 2002, the Company entered into an agreement with Emory University (“Emory”) for an exclusive, sublicenseable, royalty-bearing license for Emory’s technology pertaining to the control of external devices by nervous system signals. The Company paid fees of $40,000 related to the license, and issued 40,000 shares of common stock in partial consideration. The Company agreed to pay a 3% royalty

Cyberkinetics Neurotechnology Systems, Inc.
(A Development-Stage Company)
Notes to Consolidated Financial Statements — (Continued)
on the first $17 million in annual net licensed product sales, and 1% on net sales exceeding $17 million within the same year. These annual royalties payable may be reduced by 50% of royalties payable to third parties by the Company or its affiliates or sublicensees on the same net sales, provided that no less than 1% of net sales is paid to Emory in any given year. The royalties will terminate at the later of either the expiration of the last valid claim upon the patents or the tenth year anniversary of the Company’s first commercial shipment. Additionally, the Company is obligated to make milestone payments to Emory of $25,000 and $50,000 upon the occurrence of U.S. Investigational Device Exemption (“IDE”) approval and U.S. 510(k) approval, respectively. Commencing upon the fourth anniversary of the agreement’s effective date, the Company will make annual minimum royalty payments of $75,000 to Emory. These minimum royalties may net against the running royalties payable in the same period. The 40,000 shares of common stock issued was recorded using a fair value of $0.15 per share. In accordance with APB 29, the Company determined that using the market value of the common stock on the date the shares were issued was a better measure of the value of the transaction rather than using the value of the license agreement which was not as readily determinable. The aggregate fair value of the common stock issued to Emory was $6,000, and was expensed to research and development in 2002. The $30,000 reimbursement and $10,000 execution fees were charged to research and development expense in 2002. The $25,000 milestone payment for U.S. IDE approval was charged to research and development in 2004.
      In January 2003, the Company issued warrants to purchase 33,189 shares of common stock to the University of Utah Research Foundation (“UURF”), for an exercise price of $0.015 per share, in partial consideration for an exclusive, royalty-bearing license, including right to grant sublicenses for UURF’s proprietary technology pertaining to neural signal amplification and electrode arrays. These warrants expire in August 2007. The fair value of the warrants were determined using the Black-Scholes method based on contractual lives of the warrants of five years, a risk-free interest rate of 3.33%, volatility of 70% and no expected dividends. The market value of the common stock used in this fair value calculation was $0.15 per share. The fair value of the warrants was determined to be $4,554. The warrants were fully exercisable upon execution of the agreement and accordingly, the full fair value of $4,554 was recorded immediately to research and development expense. In addition to the warrants, the Company will also pay UURF royalties equal to 2.5% of net sales of licensed products. The Company will also pay UURF royalties equal to 40% of gross consideration, as defined in the license agreement, received from sublicensees through December 31, 2003, 30% through December 31, 2005 and 25% thereafter. The Company has paid $3,000 to UURF in each of the years ended December 31, 2004 and 2003, respectively. The Company has the right to terminate the license agreement at any time by giving written notice. Termination will not release either party from any obligation or liability accrued prior to the effective termination date. The Company will also be required to pay royalties to UURF on any licensed products held at termination, which are disposed of within 90 days of the effective termination date.

15.	Related Party Transactions
      In connection with the acquisition of Bionic Technologies, LLC (“Bionic”) in 2002, the Company assumed three notes payable to two parties. The first note, in the amount of $59,157, was issued to Bionic’s founder, president and Chief Executive Officer (“CEO”). On April 30, 2004, the Company accepted the resignation of Bionic’s CEO. In exchange for a release of claims outlined in his agreement of resignation, the individual exercised his rights to (i) pay the exercise price of $0.10 per share for 112,500 vested shares under the Founders’ Option grant through the cancellation of $11,250 of the promissory note amount due him by the Company and (ii) pay the exercise price of $0.50 per share for 50,000 vested shares under an Additional Founder’s Option grant through the cancellation of $25,000 of the promissory note amount due him by the Company. There was $31,868 and $66,019 in principal and accrued interest outstanding on this note at December 31, 2004 and 2003, respectively. The second note, also issued to

Cyberkinetics Neurotechnology Systems, Inc.
(A Development-Stage Company)
Notes to Consolidated Financial Statements — (Continued)
Bionic’s CEO in the amount of $30,000, was paid in full as of February 2003. The third note, in the amount of $59,054, was issued to a holder of membership units of Bionic. There was $69,447 and $65,904 in principal and accrued interest outstanding on the notes at December 31, 2004 and 2003, respectively.
      During 2004 and 2003, the Company recognized product sales of $144,249 and $69,125 to Brown University, respectively. The Company’s Chief Scientific Officer, who is also a member of the Company’s Board of Directors, is a professor and the Chairman of the Neuroscience Department at Brown University. Amounts due from Brown University at December 31, 2004 and 2003 totaled $119,775 and $3,000, respectively.
      The Company recognized product sales of $14,500 and $15,422 to the University of Chicago in 2004 and 2003, respectively. A member of the Company’s Board of Directors is an assistant professor at the University of Chicago. Amounts due from the University of Chicago at December 31, 2004 and 2003 totaled $5,525 and $6,031, respectively.

16.	Employee Benefit Plan
      The Company sponsors a defined contribution 401(k) benefit plan for all employees over the age of 21. Employees may elect to defer up to 15% of their annual compensation, up to the statutory limits. The Company matches the contributions of employees at 50% of the first 4% of their contributions. The Company made contributions to the plan of $42,872 and $24,067 during 2004 and 2003, respectively.

17.	Subsequent Event

Line-of-Credit Agreement
      On March 31, 2005, the Company entered into a one year revolving line-of-credit agreement (the “Line” or “Agreement”) for up to $3.0 million with a financial institution. Borrowings under the Line are available in amounts and at the time of the Company’s discretion. Borrowings are collateralized by the assets of the Company, excluding intellectual property. The Company agrees not to sell, transfer or otherwise dispose of its intellectual property rights outside the ordinary course of business, except with the prior consent of the financial institution. The Line provides for customary conditions to the Company’s ability to borrow, as well as customary covenants and default provisions; the Agreement also contains certain acceleration clauses. Borrowings under the line bear interest at prime rate plus 3 percent. Interest is payable monthly and the principal is due on March 30, 2006. The Company also will issue to the financial institution a ten-year warrant to purchase 71,429 shares of common stock at an exercise price of $2.10 per share. The fair value of the warrants as of the grant date will be determined using the Black-Scholes model and will be expensed as additional interest expense over the twelve month term of the Line.

ITEM 8.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES.
      (a) On October 6, 2004, following approval from our Board of Directors, we terminated Morgan and Company (“Morgan”) as our independent auditor. Morgan audited Trafalgar’s financial statements for the fiscal years ended April 30, 2004, 2003 and 2002.*
      Morgan’s reports on Trafalgar’s financial statements for the fiscal years ended April 30, 2004, 2003 and 2002 did not contain any adverse opinion or disclaimer of opinion and were not qualified as audit scope or accounting principles. The reports of Morgan for the fiscal years ended April 30, 2004, 2003 and 2002 were qualified reports in that adverse financial conditions identified by the accountants raised substantial doubt about Trafalgar’s ability to continue as a going-concern. During the two most recent fiscal years ended April 30, 2004 and 2003, and in the subsequent interim periods through the date of the 8-K filed October 8, 2004, (i) there were no disagreements between Trafalgar and Morgan on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Morgan, would have caused Morgan to make reference to the subject matter of the disagreement in connection with its reports and (ii) there were no “reportable events,” as defined in Item 304(a)(1)(iv) of Regulation S-B of the Securities Exchange Act of 1934, as amended (the “Act”). The decision to replace Morgan was not the result of any disagreement between Morgan and Trafalgar on any matter of accounting principle or practice, financial statement disclosure or audit procedure. The Board of Directors deemed it in our best interests to change independent auditors following the closing of the Merger with Cyberkinetics.
      We furnished Morgan with a copy of the 8-K prior to filing with the Securities and Exchange Commission (the “SEC”). We also requested that Morgan furnish a letter addressed to the SEC stating whether it agreed with the statements made in the 8-K. A copy of Morgan’s letter to the SEC was filed with the 8-K as Exhibit 16.1.
      (b) On October 6, 2004, our Board of Directors approved the appointment of Ernst & Young LLP, as our new independent registered public accounting firm. Ernst & Young LLP has audited the financial statements of Cyberkinetics, Inc. since the year ended December 31, 2002.

ITEM 8A.	CONTROLS AND PROCEDURES.
      (a) Evaluation of disclosure controls and procedures. As of December 31, 2004, an evaluation was carried out under the supervision and with the participation our management, including our principal executive officer and principal financial officer, of the effectiveness of our disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934). Based on their evaluation, our principal executive officer and principal financial officer have concluded that our disclosure controls and procedures are effective to ensure that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms.
      (b) Changes in internal controls over financial reporting. There was no change in our internal control over financial reporting during the fourth quarter of fiscal 2004 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

*	We changed our fiscal year end from April 30 to December 31 upon closing of the Merger with Cyberkinetics.

ITEM 8B.	OTHER INFORMATION.
      Not applicable.
PART III

ITEM 9.	DIRECTORS AND EXECUTIVE OFFICERS.
      The information required by this Item is set forth under the captions “Proposal No. 1 — Election of Directors — Information Concerning the Nominees” and “— Directors and Executive Officers” in our definitive Proxy Statement to be filed with the Securities and Exchange Commission and is incorporated herein by this reference as if set forth in full.

ITEM 10.	EXECUTIVE COMPENSATION.
      The information required by this Item is set forth under the caption “Executive Compensation” in our definitive Proxy Statement to be filed with the Securities and Exchange Commission and is incorporated herein by this reference as if set forth in full.

ITEM 11.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.
      The information required by this Item is set forth under the captions “Security Ownership of Certain Beneficial Owners and Management” and “Equity Compensation Plan Information” in our definitive Proxy Statement to be filed with the Securities and Exchange Commission and is incorporated herein by this reference as set forth in full.

ITEM 12.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.
      The information required by this Item is set forth under the caption “Certain Transactions” in our definitive Proxy Statement to be filed with the Securities and Exchange Commission and is incorporated herein by this reference as if set forth in full.

ITEM 13.	EXHIBITS LIST AND REPORTS ON FORM 8-K.
      (a) Exhibits

Exhibit
Number	Description of Exhibit

2.1	Agreement and Plan of Merger by and among Trafalgar Ventures Inc., Cyberkinetics, Inc., Trafalgar Acquisition Corporation and Robert Gorden Smith, dated July 23, 2004 (incorporated by reference to Current Report on Form 8-K filed July 27, 2004).
2.2	Amendment No. 1 to Agreement and Plan of Merger by and among Trafalgar Ventures Inc., Cyberkinetics, Inc., Trafalgar Acquisition Corporation and Robert Gorden Smith, dated October 7, 2004 (incorporated by reference to Current Report on Form 8-K filed October 8, 2004).
3.1	Certificate of Incorporation (incorporated by reference to Current Report on Form 8-K filed October 8, 2004).
3.2	Bylaws (incorporated by reference to Current Report on Form 8-K filed October 8, 2004)
4.1	Form of Warrant, issued November 4, 2004 (incorporated by reference to Current Report on Form 8-K filed November 5, 2004).
4.2	Common Stock Registration Rights Agreement, dated November 4, 2004 (incorporated by reference to Current Report on Form 8-K filed November 5, 2004).
4.3	Warrant Shares Registration Rights Agreement, dated November 4, 2004 (incorporated by reference to Current Report on Form 8-K filed November 5, 2004).
4.4	Warrant issued to University of Utah Research Foundation, dated August 13, 2002 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).

Exhibit
Number	Description of Exhibit

4.5	Warrant issued to Brown University Research Foundation, dated August 13, 2002 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).
4.6	Warrant issued to General Electric Capital Corporation, dated December 8, 2003 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004)
4.7	Registration Rights Agreement, dated October 7, 2004 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).
10.1	Employment Agreement with Timothy R. Surgenor, dated November 3, 2004 (incorporated by reference to Current Report on Form 8-K filed November 8, 2004).
10.2	Securities Purchase Agreement, dated November 4, 2004 (incorporated by reference to Current Report on Form 8-K filed November 5, 2004).
10.3	License Agreement between Bionic Technologies, Inc. and University of Utah Research Foundation, dated August 1, 1996 and amended as of October 15, 1997, November 10, 1999 and February 7, 2002 (incorporated by reference to Form SB-2 filed December 3, 2004).
10.4	Consulting Agreement between Cyberkinetics, Inc. and John Donoghue, dated July 2002 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004)
10.5	License Agreement among Brown University Research Foundation, Massachusetts Institute of Technology and Cyberkinetics, Inc. dated August 13, 2002 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).
10.6*	Exclusive License Agreement between Emory University and Cyberkinetics, Inc., dated August 28, 2002 (incorporated by reference to Form SB-2 filed on December 3, 2004).
10.7	Lease Agreement between Cyberkinetics, Inc. and 100 & 200 Foxborough Boulevard Realty Trust, dated May 9, 2003 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).
10.8	Master Lease Agreement between Cyberkinetics, Inc. and General Electric Capital Corporation, dated November 18, 2003 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).
10.9	Clinical Study Agreement, dated December 22, 2003, by and among Cyberkinetics, Inc., Jon Mukand, M.D., Ph.D. and Sargent Rehabilitation Center (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).
10.10	Second Amended and Restated 2002 Equity Incentive Plan (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).
10.11	Second Amended and Restated Founders’ Option Plan (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).
10.12	Clinical Study Agreement, dated May 10, 2004, by and among Cyberkinetics, Inc., Rhode Island Hospital and Gerhard Friehs, M.D. (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).
10.13	Form of Lock-Up Agreement with certain shareholders, dated October 7, 2004 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).
14.1	Code of Ethics.
16.1	Letter from Morgan & Company regarding change in independent accountants dated October 7, 2004 (incorporated by reference to Current Report on Form 8-K filed October 8, 2004).
21.1	Subsidiaries of the Registrant (incorporated by reference to Form SB-2 filed December 3, 2004).
24.1	Power of Attorney (included on signature page).
31.1	Certification of Chief Executive Officer pursuant to Item 601(b)(31) of Regulation S-B, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	Certification of Vice President of Finance pursuant to Item 601(b)(31) of Regulation S-B, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1	Certifications of Chief Executive Officer and Vice President of Finance pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

*	Confidential treatment was approved by the staff of the Securities and Exchange Commission for certain portions of these agreements.
      (b) Current Reports on Form 8-K
           Current Report filed October 8, 2004 reporting Items 2.01, 4.01, 5.01, 5.02, 5.03 and 9.01
           Current Report filed October 13, 2004 reporting Items 8.01 and 9.01
           Current Report filed November 5, 2004 reporting Items 1.01, 3.02 and 9.01
           Current Report filed November 8, 2004 reporting Items 1.01, 5.02 and 9.01

ITEM 14.	PRINCIPAL ACCOUNTANT FEES AND SERVICES.
      The information required by this Item is set forth under the caption “Independent Accountant Fees” in our definitive Proxy Statement to be filed with the Securities and Exchange Commission and is incorporated herein by this reference as if set forth in full.

SIGNATURES
      In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC.

By:	/s/ Timothy R. Surgenor

Timothy R. Surgenor
President and Chief Executive Officer
(Principal Executive Officer)
Date: March 31, 2005

By:	/s/ Kimi E. Iguchi

Kimi E. Iguchi
Vice President, Finance
(Principal Financial and Accounting Officer)
Date: March 31, 2005
POWER OF ATTORNEY
      KNOW ALL PERSONS BY THESE PRESENTS, that each of the persons whose signature appears below hereby constitutes and appoints Timothy R. Surgenor and Kimi E. Iguchi, each of them acting individually, as his or her attorney-in-fact, each with the full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Annual Report on Form 10-KSB, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming our signatures as they may be signed by our said attorney-in-fact and any and all amendments to this Annual Report on Form 10-KSB.
      In accordance with the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy R. Surgenor Timothy R. Surgenor	President, Chief Executive Officer, Director (Principal Executive Officer)	March 31, 2005

/s/ John P. Donoghue John P. Donoghue, Ph.D.	Chief Scientific Officer, Director	March 31, 2005

Signature	Title	Date

/s/ Kimi E. Iguchi Kimi E. Iguchi	Vice President, Finance (Principal Financial and Accounting Officer)	March 31, 2005

/s/ Mark P. Carthy Mark P. Carthy	Director	March 31, 2005

/s/ George N. Hatsopoulos George N. Hatsopoulos, Ph.D.	Director	March 31, 2005

/s/ Nicholas G. Hatsopoulos Nicholas G. Hatsopoulos, Ph.D.	Director	March 31, 2005

Philip W. Morgan	Director

/s/ Theo Melas-Kyriazi Theo Melas-Kyriazi	Director	March 31, 2005

Daniel E. Geffken	Director

Exhibit 31.1
CERTIFICATION
I, Timothy R. Surgenor, the President of the registrant, certify that:
      1. I have reviewed this annual report on Form 10-KSB of Cyberkinetics Neurotechnology Systems, Inc.;
      2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;
      3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;
      4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a. designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b. evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c. disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
      5. The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a. all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b. any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ Timothy R. Surgenor

Name: Timothy R. Surgenor

Title:	President and Chief Executive Officer

(Principal Executive Officer)
March 31, 2005

Exhibit 31.2
CERTIFICATION
I, Kimi E. Iguchi, the VP, Finance of the registrant, certify that:
      1. I have reviewed this annual report on Form 10-KSB of Cyberkinetics Neurotechnology Systems, Inc.;
      2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;
      3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;
      4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a. designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b. evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c. disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
      5. The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a. all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b. any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ Kimi E. Iguchi

Name: Kimi E. Iguchi

Title:	Vice President, Finance

(Principal Financial and
Accounting Officer)
March 31, 2005

Exhibit 32.1
CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO SECTION 906
OF THE SARBANES-OXLEY ACT OF 2002
      In connection with the annual report of Cyberkinetics Neurotechnology Systems, Inc. (the “Company”) on Form 10-KSB for the period ending December 31, 2004 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), each of the undersigned, in the capacities and on the dates indicated below, hereby certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to his knowledge:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Timothy R. Surgenor

Timothy R. Surgenor
President and Chief Executive Officer
(Principal Executive Officer)

/s/ Kimi E. Iguchi

Kimi E. Iguchi
Vice President, Finance (Principal Financial and
Accounting Officer)
March 31, 2005
      A signed original of this written statement required by Section 906 has been provided to Cyberkinetics Neurotechnology Systems, Inc. and will be retained by Cyberkinetics Neurotechnology Systems, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

EXHIBIT 14.1

CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC.
CODE OF ETHICS

Cyberkinetics Neurotechnology Systems, Inc. (the “Company”) is committed to conducting our business in accordance with applicable laws, rules and regulations and the highest standards of business ethics, and to full and accurate financial disclosure in compliance with applicable law. This Code of Ethics, applicable to the Company’s Chief Executive Officer, Chief Financial Officer, and any Vice Presidents (or persons performing similar functions) (together, “Senior Officers”), sets forth specific policies to guide you in the performance of your duties.

As a Senior Officer, you must not only comply with applicable law; you also have a responsibility to conduct yourself in an honest and ethical manner; and you have leadership responsibilities that include creating a culture of high ethical standards and commitment to compliance, maintaining a work environment that encourages employees to raise concerns, and promptly addressing employee compliance concerns.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

You are required to comply with the laws, rules and regulations that govern the conduct of our business and to report any suspected violations in accordance with the section below entitled “Compliance With Code Of Ethics.”

CONFLICTS OF INTEREST

A conflict of interest occurs when your private interests interfere in any way, or even appear to interfere, with the interests of the Company. Your obligation to conduct the Company’s business in an honest and ethical manner includes the ethical handling of actual or apparent conflicts of interest between personal and business relationships. Before making any investment, accepting any position or benefits, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest, you must make full disclosure of all facts and circumstances to, and obtain the prior written approval of, the Chair of the Audit Committee or the Board of Directors.

DISCLOSURES

It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in all other public communications made by the Company. As a Senior Officer, you are required to promote compliance with this policy by all employees and to abide by Company standards, policies and procedures designed to promote compliance with this policy.

COMPLIANCE WITH CODE OF ETHICS

If you know of or suspect a violation of applicable laws, rules or regulations or this Code of Ethics, you must immediately report that information to any member of the Audit Committee of the Board of Directors. No one will be subject to retaliation because of a good faith report of a suspected violation.

Violations of this Code of Ethics may result in disciplinary action, up to and including discharge. The Audit Committee of the Board of Directors shall determine, or shall designate appropriate persons to determine, appropriate action in response to violations of this Code.

WAIVERS OF CODE OF ETHICS

If you would like to seek a waiver of the Code of Ethics you must make full disclosure of your particular circumstances to any member of the Audit Committee of the Board of Directors. Changes in and waivers of this Code of Ethics will be publicly disclosed as required by applicable law and regulations.

NO RIGHTS CREATED

This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern the Company’s Senior Officers in the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, customer, supplier, competitor, shareholder or any other person or entity.

* * *

Cyberkinetics Neurotechnology Systems, Inc. Code of Ethics                    2

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2005

CYBERKINETICS NEUROTECHNOLOGY

SYSTEMS, INC.

(Exact name of registrant specified in charter)

Delaware	000-50505	13-4287300
(State of	(Commission File	(IRS Employer
Incorporation)	Number)	Identification No.)

100 Foxborough Blvd., Suite 240
Foxborough, MA 02035

(Address of principal executive offices) (Zip Code)

(508) 549-9981

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

The information set forth under Item 2.03 of this Current Report is hereby incorporated by reference into this Item 1.01.

Item 2.02. Results of Operations and Financial Condition.

The following information is being “furnished” in accordance with General Instruction B.2 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

On March 31, 2005, Cyberkinetics Neurotechnology Systems, Inc. (the “Registrant”) issued a press release announcing its financial results for the quarter and year ended December 31, 2004. A copy of the press release is attached to this Current Report as Exhibit 99.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a) On March 31, 2005, the Registrant entered into a Loan and Security Agreement (the “Agreement”) with Silicon Valley Bank (the “Lender”). The Agreement provides for a revolving line of credit in an amount up to $3 million (the “Line”). The Registrant intends to use the Line for general operating and working capital requirements. Borrowings under the Line bear interest at the prime rate plus 3%. Interest on the Line is payable monthly with the principal amount of all borrowings under the Agreement due on March 30, 2006. The Registrant paid the Lender a commitment fee of $15,000 upon execution of the Agreement.

Under the terms of the Agreement, the Registrant granted the Lender a first priority security interest in all properties, rights and other assets of the Registrant, excluding intellectual property.

The Agreement contains various negative covenants customary for financings of this type, including (i) certain limitations on selling, transferring or otherwise disposing of the Registrant’s business or property, including its intellectual property rights, outside the ordinary course of business, (ii) changing the Registrant’s business, ownership, management or business locations, (iii) entering into mergers, consolidations or acquisitions, (iv) incurring indebtedness, (v) incurring liens on any of the Registrant’s property, (vi) making distributions or investments, (vii) entering into transactions with affiliates and (viii) making payments on subordinated debt.

Additionally, the Agreement contains events of default customary for financings of this type. These events of default include (i) the failure to pay any obligation when due, (ii) the material breach of covenants or the terms of the Agreement or the loan documents, (iii) the occurrence of a material adverse change, (iv) the occurrence of insolvency or receivership events, (v) a default in any third party agreement resulting in the acceleration of indebtedness in excess $100,000 or a material adverse change, (vi) an unsatisfied judgment against the Registrant of at least $50,000, (vii) a representation, warranty or statement proving to be inaccurate in any material respect, and (viii) the breach of any subordination agreement. Upon an event of default, the Lender may declare that all borrowings under the Agreement are immediately due and payable.

In connection with the Agreement, the Registrant issued to the Lender a warrant (the “Warrant”) to purchase 71,429 shares of the Registrant’s common stock at an exercise price of $2.10 per share. The Warrant will expire on March 31, 2015.

A copy of the Agreement and the Warrant are filed with this Current Report as Exhibits 10.1 and 10.2.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits:

Exhibit
Number	Description

10.1	Loan and Security Agreement by and between the Registrant and the Lender

10.2	Warrant by and between the Registrant and the Lender

99.1	Press release dated March 31, 2005 announcing results for the quarter and year ended December 31, 2004

Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, nor shall it be deemed incorporated by reference in any filing under the Securities Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyberkinetics Neurotechnology Systems, Inc.

Date: April 4, 2005	By:	/s/ Timothy R. Surgenor

Timothy R. Surgenor
President and Chief Executive Officer
(Duly Authorized Officer)

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Loan and Security Agreement by and between the Registrant and the Lender

10.2	Warrant by and between the Registrant and the Lender

99.1	Press release dated March 31, 2005 announcing results for the quarter and year ended December 31, 2004

Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, nor shall it be deemed incorporated by reference in any filing under the Securities Act, except as shall be expressly set forth by specific reference in such filing.

EXHIBIT 10.1

LOAN AND SECURITY AGREEMENT

     This LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of March 31, 2005, between SILICON VALLEY BANK, a California chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462, (“Bank”) and CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC., a Delaware corporation (“Borrower”), provides the terms on which Bank shall extend credit to Borrower and Borrower shall repay Bank. The parties agree as follows:

     1 ACCOUNTING AND OTHER TERMS

     Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. The term “financial statements” includes the notes and schedules attached thereto. The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document. Capitalized terms in this Agreement shall have the meanings set forth in Article 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code, to the extent such terms are defined therein.

     2 LOAN AND TERMS OF PAYMENT

     2.1 PROMISE TO PAY. Borrower hereby unconditionally promises to pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions as and when due in accordance with this Agreement.

     2.1.1 REVOLVING ADVANCES.

     (a) Revolving Line Availability. Bank shall make Advances not exceeding the following (“Revolving Line Availability”): (i) the Revolving Line minus (ii) the aggregate Advances hereunder. Amounts borrowed under this Section may be repaid and reborrowed by Borrower at any time during the term of this Agreement, without penalty or premium.

     (b) Borrowing Procedure. To obtain an Advance, Borrower must notify Bank (which notice shall be irrevocable) by facsimile or telephone by 3:00 p.m. Eastern time on the Business Day the Advance is to be made. If such notification is by telephone, Borrower must promptly confirm the notification by delivering to Bank a completed Payment/Advance Form. Bank shall credit Advances to Borrower’s deposit account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrower shall indemnify Bank for any loss Bank suffers due to such reliance.

     (c) Interest Rate. The principal amounts outstanding under the Revolving Line shall accrue interest at a per annum rate equal to the aggregate of the Prime Rate and three percent (3.0%), which interest shall be payable monthly in arrears.

     (d) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

     2.2 INTEREST RATE.

     (a) Default Rate. After an Event of Default, Obligations shall bear interest at five percent (5.0%) above the rate effective immediately before the Event of Default.

     (b) Adjustment to Interest Rate. The applicable interest rate hereunder shall increase or decrease when the Prime Rate changes.

     (c) 360-Day Year. Interest is computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

     (d) Debit of Accounts. Bank may debit any of Borrower’s deposit or operating accounts, including Account Number ___, for principal and interest payments when due, or any other amounts Borrower owes Bank, when due. Bank shall promptly notify Borrower after it debits Borrower’s accounts, and such debits shall reduce the amount of Borrower’s Obligations hereunder. These debits shall not constitute a set off.

     (e) Payments. Interest is payable monthly in arrears on the first calendar day of each month. Payments received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.

     2.3 FEES. Borrower shall pay to Bank:

     (a) Commitment Fee. A fully earned, non-refundable commitment fee of Fifteen Thousand Dollars ($15,000.00) due and payable on the Closing Date; and

     (b) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses) incurred through and after the Closing Date, when due.

     3 CONDITIONS OF LOANS

     3.1 CONDITIONS PRECEDENT TO INITIAL CREDIT EXTENSION. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation, the following:

     (a) this Agreement;

     (b) a certificate of the Secretary of Borrower with respect to articles, bylaws, incumbency and resolutions authorizing the execution and delivery of this Agreement, the Loan Documents, and all transactions related thereto, including the Warrant;

     (c) Perfection Certificate(s) by Borrower;

     (d) Warrant;

     (e) Account Control Agreement/ Investment Account Control Agreement;

     (f) insurance certificate;

     (g) payment of the commitment fees and Bank Expenses;

     (h) Certificate of Foreign Qualification (if applicable);

     (i) Certificate of Good Standing/Legal Existence; and

     (j) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

     3.2 CONDITIONS PRECEDENT TO ALL CREDIT EXTENSIONS. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

     (a) timely receipt of any Payment/Advance Form;

     (b) the representations and warranties in Article 5 shall be true in all material respects on the date of the Payment/Advance Form and on the effective date of each Credit Extension and no Event of Default shall have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Article 5 remain true in all material respects;

     (c) no Material Adverse Change has occurred and is continuing at such time, whether or not arising from transactions in the ordinary course of business; and

     (d) there has been no material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank prior to the Closing Date.

     4 CREATION OF SECURITY INTEREST

     4.1 GRANT OF SECURITY INTEREST. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations and the performance of each of Borrower’s duties under the Loan Documents, a continuing security interest in, and pledges and assigns to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Subject to Section 5.2, Borrower warrants and represents that the security interest granted herein shall be a first priority security interest in the Collateral.

          Except as noted on the Perfection Certificate, Borrower is not a party to, nor is bound by, any material license (other than over the counter software that is commercially available to the public) or other material agreement with respect to which Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property. Borrower shall provide written notice to Bank within ten (10) days after entering or becoming bound by, any such license or agreement which is reasonably likely to have a material impact on Borrower’s business or financial condition. Borrower shall take such steps as Bank reasonably requests to obtain the consent of, authorization by or waiver by, any person whose consent or waiver is necessary for all such licenses or contract rights to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future.

          If Borrower shall, at any time, acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the brief details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Bank.

     4.2 TERMINATION BY BORROWER.

     Borrower may terminate this Agreement by sending written notice to Bank and paying in full all Obligations. If this Agreement is terminated, Bank’s lien and security interest in the Collateral shall continue until Borrower fully satisfies the Obligations, at which time Bank’s lien and security interest in the Collateral shall terminate. At Borrower’s request, Bank shall, at Borrower’s sole cost and expense, execute such further documents and take such further actions as may be necessary to effect the release contemplated above, including duly executing and delivering termination statements for filing all relevant jurisdictions under the Code.

     4.3 AUTHORIZATION TO FILE FINANCING STATEMENTS. Borrower hereby authorizes Bank to file UCC financing statements, without notice to Borrower, with all appropriate jurisdictions in order to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.

     5 REPRESENTATIONS AND WARRANTIES

     Borrower represents and warrants to Bank as follows:

     5.1 DUE ORGANIZATION AND AUTHORIZATION. Borrower, and each Subsidiary, is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. In connection with this Agreement, Borrower delivered to Bank a perfection certificate signed by Borrower (the “Perfection Certificate”). Borrower represents and warrants to Bank that: (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; and (b) Borrower is an organization of the type, and is organized in the jurisdiction, set forth in the Perfection Certificate; and (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; and (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address if different, and (e) all other information set forth on the Perfection Certificate pertaining to Borrower is accurate and complete. If Borrower does not now have an organizational identification number, but later obtains one, Borrower shall forthwith notify Bank of such organizational identification number.

     The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor shall they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

     5.2 COLLATERAL. Borrower has good title to the Collateral, free of Liens except Permitted Liens. Borrower has no deposit account, other than the deposit accounts with Bank and deposit accounts described in the Perfection Certificate. The Collateral is not in the possession of any third party bailee (such as a warehouse). Except as hereafter disclosed to Bank in writing by Borrower, none of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Bank and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Bank.

     5.3 LITIGATION. Except as shown in the Perfection Certificate, there are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers, threatened by or against Borrower or any Subsidiary in which an adverse decision could reasonably be expected to cause a Material Adverse Change.

     5.4 NO MATERIAL DETERIORATION IN FINANCIAL STATEMENTS. All consolidated financial statements for Borrower and any Subsidiary delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

     5.5 SOLVENCY. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

     5.6 REGULATORY COMPLIANCE. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to obtain or make such consents, declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

     5.7 SUBSIDIARIES; INVESTMENTS. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

     5.8 FULL DISCLOSURE. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank taken together with all such written certificates and written statements given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

     6 AFFIRMATIVE COVENANTS

     Borrower shall do all of the following:

     6.1 GOVERNMENT COMPLIANCE. Borrower shall maintain its, and all Subsidiaries’, legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change.

     6.2 FINANCIAL STATEMENTS, REPORTS, CERTIFICATES.

     (a) Borrower shall deliver to Bank: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared draft consolidated balance sheet and draft income statement covering Borrower’s consolidated operations during the period in a form reasonably acceptable to Bank; (ii) as soon as available, but no later than forty-five (45) days after the last day of each quarter, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form reasonably acceptable to Bank (iii) as soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year, audited consolidated financial statements of Borrower prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iv) within five (5) days of filing, Borrower shall provide Bank copies of or electronic notice of links to all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission; (v) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000.00) or more; and (vi) other financial information reasonably requested by Bank.

     6.3 INVENTORY; RETURNS. Borrower shall keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its account debtors shall follow Borrower’s customary practices as they exist at the Closing Date. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than Fifty Thousand Dollars ($50,000.00).

     6.4 TAXES. Borrower shall make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to such payments.

     6.5 INSURANCE. Borrower shall keep its business and the Collateral insured for risks and in amounts, commercially reasonable for comparable companies, and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank in its reasonable discretion. All property policies shall have a lender’s loss payable endorsement showing Bank as an additional loss payee and all liability policies shall show Bank as an additional insured and all policies shall provide that the insurer must give Bank at least twenty (20) days notice before canceling its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to One Hundred Thousand Dollars ($100,000.00), in the aggregate, toward the replacement or repair of destroyed or damaged property; provided that (i) any such replaced or repaired property (a) shall be of equal or like value as the replaced or repaired Collateral and (b) shall be deemed Collateral in which Bank has been granted a first priority security interest and (ii) after the occurrence and during the continuation of an Event of Default all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in Section 6.5, and take any action under the policies Bank deems prudent.

     6.6 ACCOUNTS.

     (a) In order to permit Bank to monitor Borrower’s financial performance and condition, Borrower, and all Borrower’s Subsidiaries, shall, on or before sixty (60) days after the Closing Date, maintain Borrower’s, and such Subsidiaries’, depository, operating and securities accounts with Bank, except for accounts existing as of the Closing Date at other institutions, as disclosed on the Perfection Certificate or accounts opened by Borrower in accordance with the provisions of Section 6.6(b).

     (b) Borrower shall identify to Bank, in writing, any bank or securities account opened by Borrower with any institution other than Bank. In addition, for each such account that Borrower at any time opens or maintains, Borrower shall, at Bank’s request and option, pursuant to an agreement in form and substance acceptable to Bank, cause the depository bank or securities intermediary to agree that such account is the collateral of Bank, and enter into a “control agreement” pursuant to the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees.

     6.7 FURTHER ASSURANCES. Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement.

     7 NEGATIVE COVENANTS

     Borrower shall not do any of the following without Bank’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed:

     7.1 DISPOSITIONS. Convey, sell, lease, transfer, assign or otherwise dispose of (collectively a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, including the Intellectual Property, except for Transfers of (a) Inventory in the ordinary course of business; (b) non-exclusive licenses and similar arrangements for the use of the property (including Intellectual Property) of Borrower or its Subsidiaries in the ordinary course of business; (c) exclusive licenses and similar arrangements for the use of Intellectual Property of Borrower or its Subsidiaries in the ordinary course of business; or (d) worn-out or obsolete Equipment. Borrower shall not enter into an agreement with any Person other than Bank which restricts the subsequent granting of a security interest in the Intellectual Property.

     7.2 CHANGES IN BUSINESS, OWNERSHIP, MANAGEMENT OR BUSINESS LOCATIONS. Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto, or have a material change in its ownership (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Bank the venture capital investors prior to the closing of the investment), or any one (1) of the Senior Management Team is no longer actively involved in the management of the Borrower and a replacement, reasonably acceptable to the Bank is not made within ninety (90) days thereof. Borrower shall not, without at least thirty (30) days prior written notice to Bank: (a) relocate its chief executive office, or add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Fifty Thousand Dollars ($50,000.00) in Borrower’s assets or property), or (b) change its jurisdiction of organization, or (c) change its organizational structure or type, or (d) change its legal name, or (e) change any organizational number (if any) assigned by its jurisdiction of organization.

     7.3 MERGERS OR ACQUISITIONS. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

     7.4 INDEBTEDNESS. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

     7.5 ENCUMBRANCE. Create, incur, or allow any Lien on any of its property, including the Intellectual Property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein. The Collateral may also be subject to Permitted Liens.

     7.6 DISTRIBUTIONS; INVESTMENTS. (a) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock.

     7.7 TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

     7.8 SUBORDINATED DEBT. Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt

     7.9 COMPLIANCE. (a) Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; (b) fail to meet the minimum funding requirements of ERISA, or permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; or (c) fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

     8 EVENTS OF DEFAULT

     Any one of the following shall constitute an event of default hereunder (an “Event of Default”):

     8.1 PAYMENT DEFAULT. Borrower fails to pay any of the Obligations within three (3) Business Days after their due date (provided that such delay is not due to the failure of Bank to properly execute an automatic debit pursuant to Section 2.2(d), provided funds for such debit were available on the due date). During such three (3) Business Day period the failure to cure the default shall not constitute an Event of Default (but no Credit Extension shall be made during such cure period).

     8.2 COVENANT DEFAULT. (a) Borrower fails or neglects to perform any obligation in Section 6.2 or 6.6 or violates any covenant in Article 7; or (b) Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant or agreement contained in this Agreement, any of the Loan Documents, or in any present or future agreement between Borrower and Bank and as to any default under such other material term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions shall be made during such cure period). Grace periods provided under this Section shall not apply, among other things, to financial covenants or any other covenants that are required to be satisfied, completed or tested by a date certain.

     8.3 MATERIAL ADVERSE CHANGE. A Material Adverse Change occurs.

     8.4 ATTACHMENT. (a) Any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (b) the service of process upon Borrower seeking to attach, by trustee or similar process, any funds of Borrower on deposit with Bank, or any entity under control of Bank (including a subsidiary); (c) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (d) a judgment or other claim becomes a Lien on a material portion of Borrower’s assets; or (e) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within ten (10) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions shall be made during the cure period).

     8.5 INSOLVENCY. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made before any Insolvency Proceeding is dismissed).

     8.6 OTHER AGREEMENTS. If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000.00) or that could result in a Material Adverse Change.

     8.7 JUDGMENTS. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000.00) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment).

     8.8 MISREPRESENTATIONS. If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document.

     8.9 SUBORDINATED DEBT. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination agreement with Bank, or any creditor that has signed a subordination agreement with Bank breaches any terms of the subordination agreement.

     8.10 LEGAL OPINION OF BORROWER’S COUNSEL. Borrower fails to deliver to Bank, on or before April 15, 2005, a legal opinion of Borrower’s counsel (as to authority and enforceability), in form and substance satisfactory to Bank.

     9 BANK’S RIGHTS AND REMEDIES

     9.1 RIGHTS AND REMEDIES. When an Event of Default occurs and continues, Bank may, without notice or demand, do any or all of the following:

     (a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

     (b) Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

     (c) Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable and notify any Person owing Borrower money of Bank’s security interest in such funds and verify and/or collect the amounts owed by such account debtors. After the occurrence of an Event of Default, any amounts received by Borrower shall be held in trust by Borrower for Bank, and, if requested by Bank, Borrower shall immediately deliver such receipts to Bank in the form received from the account debtor, with proper endorsements for deposit;

     (d) Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

     (e) Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

     (f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, Mask Works, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit (subject to applicable law);

     (g) Place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral; and

     (h) Exercise all rights and remedies and dispose of the Collateral according to the Code.

     9.2 POWER OF ATTORNEY. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, to be effective upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors; (c) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; and (e) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

     9.3 BANK EXPENSES. Any amounts paid by Bank as provided herein shall constitute Bank Expenses and are immediately due and payable, and shall bear interest at the then applicable rate hereunder and be secured by the Collateral. No payments by Bank shall be deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

     9.4 BANK’S LIABILITY FOR COLLATERAL. So long as Bank complies with reasonable banking practices regarding the safekeeping of Collateral and Section 9-207 of the Code, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

     9.5 REMEDIES CUMULATIVE. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay is not a waiver, election, or acquiescence. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

     9.6 DEMAND WAIVER. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

     10 NOTICES

     All notices or demands by any party to this Agreement or any related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by facsimile at the addresses listed below. Either Bank or Borrower may change its notice address by giving the other party written notice.

If to Borrower:	Cyberkinetics Neurotechnology Systems, Inc. 100 Foxborough Boulevard, Suite 240 Foxborough, Massachusetts 02035 Attn: Kimi Iguchi, Vice President-Finance Fax: (508) 549-9985

If to Bank:	Silicon Valley Bank One Newton Executive Park, Suite 200 2221 Washington Street Newton, Massachusetts 02462 Attn: Mr. Michael Hanewich Fax: (617) 969-4395

with a copy to:	Riemer & Braunstein LLP Three Center Plaza Boston, Massachusetts 02108 Attn: David A. Ephraim, Esquire FAX: (617) 880-3456

     11 CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

     Massachusetts law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Massachusetts. NOTWITHSTANDING THE FOREGOING, BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE BANK’S RIGHTS AGAINST BORROWER OR ITS PROPERTY.

     BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

     12 GENERAL PROVISIONS

     12.1 SUCCESSORS AND ASSIGNS. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or Obligations under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement, the Loan Documents or any related agreement, except the Warrant, transfer of which is limited pursuant to its terms.

     12.2 INDEMNIFICATION. Borrower hereby indemnifies, defends and holds Bank and its directors, officers, employees and agents harmless against: (a) all obligations, demands, claims, and liabilities asserted by any other party or Person in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and

Borrower (including reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

     12.3 RIGHT OF SET OFF. Borrower hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower when due regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

     12.4 TIME OF ESSENCE. Time is of the essence for the performance of all Obligations in this Agreement.

     12.5 SEVERABILITY OF PROVISION. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

     12.6 AMENDMENTS IN WRITING; INTEGRATION. All amendments to this Agreement must be in writing signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter, and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

     12.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

     12.8 SURVIVAL. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms, and all Obligations have been satisfied.. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

     12.9 CONFIDENTIALITY. In handling any of Borrower’s confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s subsidiaries or affiliates in connection with their business with Borrower; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order, (d) as required in connection with Bank’s examination or audit; and (e) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

     13 DEFINITIONS

     13.1 DEFINITIONS. In this Agreement:

     “ACCOUNTS” are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing, as such definition may be amended from time to time according to the Code.

     “ADVANCE” or “ADVANCES” is a loan advance (or advances) under the Revolving Line.

     “AFFILIATE” is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

     “BANK EXPENSES” are all audit fees and expenses and reasonable costs or expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

     “BORROWER’S BOOKS” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or storage or any equipment containing the information.

     “BUSINESS DAY” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

     “CLOSING DATE” is the date of this Agreement.

     “CODE” is the Uniform Commercial Code as adopted in Massachusetts, as amended and as may be amended and in effect from time to time.

     “COLLATERAL” is any and all properties, rights and assets of Borrower granted by Borrower to Bank or arising under the Code, now, or in the future, in which Borrower obtains an interest, or the power to transfer rights, in the property described on EXHIBIT A.

     “CONTINGENT OBLIGATION” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

     “COPYRIGHTS” are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

     “CREDIT EXTENSION” is each Advance or any other extension of credit by Bank for Borrower’s benefit.

     “EQUIPMENT” is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

     “ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

     “EVENT OF DEFAULT” is defined in Article 8.

     “GAAP” is generally accepted accounting principles in the United States.

     “INDEBTEDNESS” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

     “INSOLVENCY PROCEEDING” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

     “INTELLECTUAL PROPERTY” is any Copyrights, Copyright rights, Copyright applications, Copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired; any Patents, Trademarks, service marks and applications therefor; any trade secret rights, including any rights to unpatented inventions, now owned or hereafter acquired.

     “INVENTORY” is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

     “INVESTMENT” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

     “LOAN DOCUMENTS” are, collectively, this Agreement, any guaranties executed by any Guarantor, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

     “MATERIAL ADVERSE CHANGE” is: (a) a material impairment in the perfection or priority of Bank’s security interest in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

     “OBLIGATIONS” are all liabilities, obligations, covenants, agreements, debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, including letters of credit, cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.

     “PAYMENT/ADVANCE FORM” is in the form of EXHIBIT B.

     “PATENTS” are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

     “PERFECTION CERTIFICATE” is defined in Section 5.1.

     “PERMITTED INDEBTEDNESS” is:

     (a) Borrower’s indebtedness to Bank under this Agreement or the Loan Documents;

     (b) Indebtedness existing on the Closing Date and shown on the Perfection Certificate;

     (c) Subordinated Debt;

     (d) Indebtedness secured by Permitted Liens and;

     (e) Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (d) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

     “PERMITTED INVESTMENTS” are:

     (a) Investments shown on the Perfection Certificate and existing on the Closing Date; and

     (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any state maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., (iii) Bank’s certificates of deposit issued maturing no more than 1 year after issue, (iv) any other investments administered through Bank.

     “PERMITTED LIENS” are:

     (a) Liens existing on the Closing Date and shown on the Perfection Certificate or arising under this Agreement or other Loan Documents;

     (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interests;

     (c) Purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than One Hundred Thousand Dollars ($100,000.00) in the aggregate amount outstanding, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

     (d) Leases or subleases and non-exclusive licenses or sublicenses granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses permit granting Bank a security interest; and

     (e) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (d), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

     “PERSON” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

     “PRIME RATE” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

     “RESPONSIBLE OFFICER” is each of the Chief Executive Officer, President, Chief Financial Officer, Vice President-Finance, and Controller of Borrower.

     “REVOLVING LINE” is an Advance or Advances of up to Three Million Dollars ($3,000,000.00).

     “REVOLVING LINE AVAILABILITY” is defined in Section 2.1.1(a).

     “REVOLVING LINE MATURITY DATE” is March 30, 2006.

     “SENIOR MANAGEMENT TEAM” is Borrower’s Chief Executive Officer, Chief Science Office and Executive Vice President of Technology and Intellectual Property.

     “SUBORDINATED DEBT” is debt incurred by Borrower subordinated to Borrower’s debt to Bank (pursuant to a subordination agreement entered into between Bank, Borrower and the subordinated creditor), on terms acceptable to Bank.

     “SUBSIDIARY” is any Person, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

     “TRADEMARKS” are trademark and service mark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Borrower connected with the trademarks.

     “WARRANT” is the warrant to purchase shares of Borrower’s common stock, issued by Borrower to Bank on the Closing Date.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first above written.

BORROWER:

CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC.

By:	/s/ Tim Surgenor

Name:	Tim Surgenor
Title:	CEO & President

BANK:

SILICON VALLEY BANK

By:	/s/ Jacquelyn Le

Name:	Jacquelyn Le
Title:	Operations Supervisor

S-1

EXHIBIT A

     The Collateral consists of all right, title and interest of Borrower in and to the following:

     All goods, equipment, inventory, contract rights or rights to payment of money, license agreements, franchise agreements, general intangibles (including payment intangibles), accounts (including health-care receivables), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities, and all other investment property supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

     All Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

     The Collateral does not include:

     Any copyright rights, copyright applications, copyright registrations mask works, and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired; any patents, trademarks, service marks and applications therefor; any trade secret rights, including any rights to unpatented inventions, now owned or hereafter acquired. Notwithstanding the foregoing, the Collateral shall include all accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing. To the extent a court of competent jurisdiction holds that a security interest in any Intellectual Property is necessary to have a security interest in any accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing Intellectual Property, then the Collateral shall, effective as of the Closing Date, include the Intellectual Property, to the extent necessary to permit perfection of Bank’s security interest in such accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the Intellectual Property.

Exhibit A-1

EXHIBIT B
LOAN PAYMENT/ADVANCE REQUEST FORM
DEADLINE FOR SAME DAY PROCESSING IS 3:00 E.S.T.

Fax To: (617) 969-5965	Date:

LOAN PAYMENT:

Cyberkinetics Neurotechnology Systems, Inc.

From Account #		To Account #
	(Deposit Account #)		(Loan Account #)

Principal $	and/or Interest $

AUTHORIZED SIGNATURE:	Phone Number:

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #		To Account #
	(Loan Account #)		(Deposit Account #)

Amount of Advance $

All Borrower’s representation and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the telephone transfer request for an advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date:

AUTHORIZED SIGNATURE:	Phone Number:

OUTGOING WIRE REQUEST

COMPLETE ONLY IF ALL OR A PORTION OF FUNDS FROM THE LOAN ADVANCE ABOVE ARE TO BE WIRED.

Deadline for same day processing is 3:00 pm, E.S.T.

Beneficiary Name:	Amount of Wire: $

Beneficiary Bank:	Account Number:

City and State:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):

(FOR INTERNATIONAL WIRE ONLY)

Intermediary Bank:	Transit (ABA) #:

For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (If Required):

Print Name/Title:	Print Name/Title:

Telephone #	Telephone #

Exhibit B-1

Exhibit D-1

EXHIBIT 10.2

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

COMMON STOCK PURCHASE WARRANT

To Purchase 71,429 Shares of Common Stock of

CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC.

          THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, Silicon Valley Bank (the “Holder”), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to the close of business on the ten year anniversary of the Initial Exercise Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from Cyberkinetics Neurotechnology Systems, Inc., a Delaware corporation (the “Company”), up to 71,429 shares (the “Warrant Shares”) of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”). The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

     Section 1. Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1:

     “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 144. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

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     “Closing Price” means on any particular date (a) the last reported closing bid price per share of Common Stock on such date on the Trading Market (as reported by Bloomberg L.P. at 4:15 PM (New York time), or (b) if there is no such price on such date, then the closing bid price on the Trading Market on the date nearest preceding such date (as reported by Bloomberg L.P. at 4:15 PM (New York time) for the closing bid price for regular session trading on such day), or (c) if the Common Stock is not then listed or quoted on the Trading Market and if prices for the Common Stock are then reported in the “pink sheets” published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) if the shares of Common Stock are not then publicly traded the fair market value of a share of Common Stock as determined by a qualified independent appraiser selected in good faith by the Company’s Board of Directors.

     “Commission” means the Securities and Exchange Commission.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

     “Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

     “SEC Reports” means all reports and exhibits thereto filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the Initial Exercise Date.

     “Securities Act” means the Securities Act of 1933, as amended.

     “Trading Day” means a day on which the Common Stock is traded on a Trading Market.

     “Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market, the Nasdaq SmallCap Market or the OTC Bulletin Board.

     Section 2. Exercise.

     a) Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company of a duly executed facsimile copy of the Notice of Exercise Form annexed hereto (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the

2

address of such Holder appearing on the books of the Company); provided, however, within five (5) Trading Days of the date said Notice of Exercise is delivered to the Company, the Holder shall have surrendered this Warrant to the Company and the Company shall have received payment of the aggregate Exercise Price of the shares thereby purchased by wire transfer or cashier’s check drawn on a United States bank.

     b) Exercise Price. The exercise price of the Common Stock under this Warrant shall be $2.10 per share (the “Exercise Price”).

     c) Cashless Exercise. This Warrant may be exercised at any time by means of a “cashless exercise” in which the Holder shall be entitled to receive a certificate for the number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A)	=	the Closing Price on the Trading Day immediately preceding the date of such election;

(B)	=	the Exercise Price of this Warrant, as adjusted; and

(X)	=	the number of Warrant Shares issuable upon exercise of this Warrant in accordance with the terms of this Warrant by means of a cash exercise rather than a cashless exercise.

     d) Mechanics of Exercise.

     i. Authorization of Warrant Shares. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue). The Company covenants that during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed.

     ii. Delivery of Certificates Upon Exercise. Certificates for shares purchased hereunder shall be transmitted by the transfer agent of the

3

Company to the Holder by crediting the account of the Holder’s prime broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission (“DWAC”) system if the Company is a participant in such system, and otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise within 3 Trading Days from the delivery to the Company of the Notice of Exercise Form, surrender of this Warrant and payment of the aggregate Exercise Price as set forth above (“Warrant Share Delivery Date”). This Warrant shall be deemed to have been exercised on the date the Exercise Price is received by the Company. The Warrant Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Warrant has been exercised by payment to the Company of the Exercise Price and all taxes required to be paid by the Holder, if any, pursuant to Section 2(e)(vii) prior to the issuance of such shares, have been paid.

     iii. Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of the certificate or certificates representing Warrant Shares, deliver to Holder a new Warrant evidencing the rights of Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

     iv. Rescission Rights. If the Company fails to cause its transfer agent to transmit to the Holder a certificate or certificates representing the Warrant Shares pursuant to this Section 2(e)(iv) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

     v. Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause its transfer agent to transmit to the Holder a certificate or certificates representing the Warrant Shares pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of

4

Warrant Shares for which such exercise was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

     vi. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price.

     vii. Charges, Taxes and Expenses. Issuance of certificates for Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder; and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

     viii. Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

     Section 3. Certain Adjustments.

     a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (A) pays a stock dividend or otherwise make a distribution or

5

distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company pursuant to this Warrant), (B) subdivides outstanding shares of Common Stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

     b) [INTENTIONALLY OMITTED].

     c) Pro Rata Distributions. If the Company, at any time prior to the Termination Date, shall distribute to all holders of Common Stock (and not to Holders of the Warrants) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security other than the Common Stock (which shall be subject to Section 3(b)), then in each such case the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Closing Price determined as of the record date mentioned above, and of which the numerator shall be such Closing Price on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

     d) Fundamental Transaction. If, at any time while this Warrant is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another Person, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been

6

issuable upon such exercise absent such Fundamental Transaction, at the option of the Holder, (a) upon exercise of this Warrant, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and Alternate Consideration receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a Holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event or (b) if the Company is acquired in an all cash transaction, cash equal to the value of this Warrant as determined in accordance with the Black-Scholes option pricing formula (the “Alternate Consideration”). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant consistent with the foregoing provisions and evidencing the Holder’s right to exercise such warrant into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 3(d) and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

     Exempt Issuance. Notwithstanding the foregoing, no adjustments, Alternate Consideration nor notices shall be made, paid or issued under this Section 3 in respect of an Exempt Issuance. “Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise of or conversion of any securities issued hereunder, or convertible securities, options or warrants issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities, and (c) securities issued pursuant to strategic transactions with an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds or pursuant to acquisitions, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

     e) Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not includes shares of Common

7

Stock owned or held by or for the account of the Company, and the description of any such shares of Common Stock shall be considered on issue or sale of Common Stock. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

     f) Voluntary Adjustment By Company. The Company may at any time during the term of this Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

     g) Notice to Holders.

     i. Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to this Section 3, the Company shall promptly mail to each Holder a notice setting forth the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

     ii. Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution) on the Common Stock; (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then, in each case, the Company shall cause to be mailed to the Holder at its last addresses as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

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     Section 4. Transfer of Warrant.

     a) Transferability. Subject to compliance with any applicable securities laws and the restrictions on transfer on the Warrant and the Warrant Shares set forth herein, including without limitation the conditions set forth in Sections 2(f), 4(d) and 5(a) hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. A Warrant, if properly assigned, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

     b) New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

     c) Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

     d) Transfer Restrictions. If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws, the Company may require, as a condition of allowing such transfer (i) that the Holder or transferee of this Warrant, as the case may be, furnish to the Company a written opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that such transfer may be made without registration under the Securities Act and under applicable state securities or blue sky laws, (ii) that the holder or transferee execute and deliver to the Company an investment letter in form and substance acceptable to the Company and (iii) that the transferee be an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7), or (a)(8) promulgated under the Securities Act or a qualified institutional buyer as defined in Rule 144A(a) under the Securities Act, provided, that the Holder may transfer to an Affiliate without an opinion of counsel if the transferee is an “accredited investor” or a qualified institutional buyer.

9

     Section 5. Miscellaneous.

     a) Title to Warrant. Prior to the Termination Date and subject to compliance with applicable laws and Section 4 of this Warrant, this Warrant and all rights hereunder are transferable, in whole or in part, at the office or agency of the Company by the Holder in person or by duly authorized attorney, upon surrender of this Warrant together with the Assignment Form annexed hereto properly endorsed. The transferee shall sign an investment letter in form and substance reasonably satisfactory to the Company.

     b) No Rights as Shareholder Until Exercise. This Warrant does not entitle the Holder to any voting rights or other rights as a shareholder of the Company prior to the exercise hereof. Upon the surrender of this Warrant and the payment of the aggregate Exercise Price (or by means of a cashless exercise), the Warrant Shares so purchased shall be and be deemed to be issued to such Holder as the record owner of such shares as of the close of business on the later of the date of such surrender or payment.

     c) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

     d) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

     e) Authorized Shares.

     The Company covenants that during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed.

10

     Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (a) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (b) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant, and (c) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.

     Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

     f) Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

     g) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice Holder’s rights, powers or remedies, notwithstanding the fact that all rights hereunder terminate on the Termination Date. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorney’s fees.

     h) Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 6:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (c) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address

11

for such notices and communications shall be as set forth on the signature pages attached hereto.

     i) Limitation of Liability. No provision hereof, in the absence of any affirmative action by Holder to exercise this Warrant or purchase Warrant Shares, and no enumeration herein of the rights or privileges of Holder, shall give rise to any liability of Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

     j) Remedies. Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

     k) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and shall be enforceable by any such Holder or holder of Warrant Shares.

     l) Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

     m) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

     n) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************

12

          IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized.

Dated: March 31, 2005

CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC.

	By:	/s/ Tim Surgenor

		Name:	Tim Surgenor
		Title:	CEO & President
		Address:	100 Foxborough Boulevard, Suite 240 Foxborough, MA 02035

ACKNOWLEDGED AND AGREED:

SILICON VALLEY BANK

	By:	/s/ Jacquelyn Le

		Name:	Jacquelyn Le
		Title:	Operations Supervisor
		Address:	3003 Tasman Drive Santa Clara, CA 95054

13

NOTICE OF EXERCISE

TO: Cyberkinetics Neurotechnology Systems, Inc.

     (1) The undersigned hereby elects to purchase ___Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

     (2) Payment shall take the form of (check applicable box):

☐ in lawful money of the United States; or

☐ the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

     (3) Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following:

     (4) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

ASSIGNMENT FORM

(To assign the foregoing warrant, execute
this form and supply required information.
Do not use this form to exercise the warrant.)

     FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to whose address is

Dated:	,

Holder’s Signature:

Holder’s Address:

Signature Guaranteed:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

EXHIBIT 99.1

[CYBERKINETICS LOGO]

CYBERKINETICS ANNOUNCES RESULTS FOR FISCAL YEAR ENDED
DECEMBER 31, 2004
PRODUCT DEVELOPMENT AND CLINICAL PROGRESS HIGHLIGHT YEAR

FOXBOROUGH, MASS. (MARCH 31, 2005) — Cyberkinetics Neurotechnology Systems, Inc. (OTCBB — CYKN) today released financial results for the fourth quarter and year ended December 31, 2004, and commented on highlights of the year as well as recent developments.

FINANCIAL AND ORGANIZATIONAL HIGHLIGHTS

•	Transformed the company into a publicly traded entity through a merger, effected a private placement financing of $6,000,000, and ended 2004 with $5.2 million in cash and cash equivalents. In the first quarter of 2005, the company secured a $3,000,000 line of credit.

•	Increased investments in product development and clinical activities, resulting in a net loss of $7,716,000 in 2004, compared to $4,177,000 in 2003. The increase in net loss also reflects costs associated with the merger and private placement, the cost of operating as a public company and non-cash stock compensation expenses.

•	Generated total revenues of $1,537,000 in 2004, compared to $1,284,000 in 2003.

CLINICAL AND PRODUCT DEVELOPMENT HIGHLIGHTS

•	Reported positive initial results from the BrainGate™ Neural Interface System pilot clinical trial, providing proof of concept that the direct brain-computer interface can be used to control a computer and other devices. In December 2004 Spaulding Rehabilitation Hospital (Boston, MA) joined Sargent Rehabilitation Center (Providence, RI) as a pilot study site, enhancing Cyberkinetics’ clinical and patient recruitment networks. In March 2005, Cyberkinetics announced the addition of a third pilot study site at The Rehabilitation Institute of Chicago (Chicago, IL).

•	Submitted 510k premarket notification with the U.S. Food and Drug Administration for the NeuroPort™ system, a cortical monitor intended for temporary recording and monitoring of brain electrical activity.

•	Advanced development of a fully implantable cortical sensor utilizing short-range wireless telemetry, furthering progress toward Cyberkinetics’ goal of eliminating percutaneous (through-the-skin) system elements.

“Cyberkinetics made tremendous progress in delivering on our strategy in 2004,” said Chief Executive Officer Timothy R. Surgenor. “Most importantly, we generated encouraging preliminary results from our initial patient in the pilot clinical trial of the BrainGate™ Neural Interface System. We believe that these results provide proof of concept for our ability to detect, transmit and analyze complex neural signals. In addition, we made exciting progress in product development and we ended the year as a publicly traded company with enhanced financial resources, a strong management team and an outstanding board of directors.”

“As exciting and productive as the past year was, we are all tremendously energized by the prospects and the challenges of the new year,” Surgenor continued. “During 2005, we plan to accomplish the following:

•	Accelerate progress in the BrainGate™ pilot clinical trial;

•	Seek FDA and institutional approvals to investigate the utility of the BrainGate™ system in additional clinical indications, such as ALS (amyotrophic lateral sclerosis);

•	Obtain support from clinical partners and approval from the FDA to implement a second generation software into the BrainGate™ clinical trial, providing simpler set-up and system operations as well as an enhanced user interface and additional applications;

•	Prepare for a potential limited market release of the NeuroPort™ cortical monitor by obtaining 510(k) approval, completing necessary manufacturing improvements and facility inspections, finalizing sales and distribution arrangements, and developing marketing and training programs in support of product launch; and

•	Complete bench testing of a fully implantable cortical sensor.”

For the fourth quarter of 2004, the net loss applicable to common stockholders was $2,719,000 or $0.19 per share based on 14,162,000 weighted average common shares outstanding, as compared to $1,361,000 or $0.34 per share for the fourth quarter of 2003 based on 4,044,000 weighted average common shares outstanding. For the year ended December 31, 2004, net loss applicable to common stockholders was $7,716,000 or $1.16 per share based on 6,660,000 weighted average common shares outstanding, as compared to $4,177,000 or $1.03 per share based on 4,044,000 weighted average common shares outstanding in 2003. Weighted average common shares outstanding increased primarily due to the conversion of 9,419,000 shares of Series A Redeemable Convertible Preferred Stock in connection with the reverse merger as well as the issuance of 2,000,000 shares of common stock in connection with the subsequent private placement.

FINANCIAL RESULTS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2004 ARE SUMMARIZED IN THE TABLE BELOW.

ABOUT CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC.

Cyberkinetics Neurotechnology Systems, a leader in brain-machine interface technology, is developing products to treat nervous system diseases and disorders by bringing together advances in neuroscience, computer science and engineering. Cyberkinetics’ products are based on over ten years of technology development and cutting-edge neuroscience research at leading academic institutions such as Brown University, the Massachusetts Institute of Technology, Emory University, and the University of Utah. Cyberkinetics is publicly traded on the Over the Counter Bulletin Board under the ticker symbol CYKN. The Company is headquartered in Foxborough, Massachusetts and conducts engineering and research in Salt Lake City, Utah. Additional information is available at www.cyberkineticsinc.com.

Cyberkinetics’ first product, the BrainGate™ Neural Interface System, is designed to give severely paralyzed individuals a long-term, direct brain-computer interface for the purpose of communication and control of a computer and other devices. Patients are currently being enrolled into a pilot clinical trial to test the BrainGate™ System’s safety and effectiveness. For specific information about the BrainGate™ clinical study please send an email to braingateinfo@cktrial.com.

FORWARD LOOKING SAFE HARBOR STATEMENT

This announcement contains forward-looking statements, including statements about Cyberkinetics’ product development plans and progress, anticipated regulatory approvals, corporate financial status and commercial prospects. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and can be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate” or other comparable terminology. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements and reported results shall not be considered an indication of our future performance. Factors that might cause or contribute to such differences include our limited operating history; our lack of profits from operations; our ability to successfully develop and commercialize our proposed products; a lengthy approval process and the uncertainty of FDA and other governmental regulatory requirements; clinical trials may fail to demonstrate the safety and effectiveness of our products; the degree and nature of our competition; our ability to employ and retain qualified employees; compliance with recent legislation regarding corporate governance, including the Sarbanes-Oxley Act of 2002; as well as those risks more fully discussed in our public filings with the Securities and Exchange Commission, all of which are difficult to predict and some of which are beyond our control

CONTACTS:
Kari Lampka	Jessica Duda
MacDougall BioCommunications	Cyberkinetics Neurotechnology Systems
(508) 647-0209	(508) 549-9981 Ext 112
klampka@macbiocom.com	jduda@cyberkineticsinc.com

CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC.
(A DEVELOPMENT-STAGE COMPANY)
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

					PERIOD FROM
					MAY 2, 2001
	THREE MONTHS ENDED		YEAR ENDED		(INCEPTION) TO
	DECEMBER 31		DECEMBER 31		DECEMBER 31,
	2004	2003	2004	2003	2004
Revenues:
Product sales	$227,475	$190,830	$652,875	$509,379	$1,396,503
Grant income	224,287	142,518	883,794	774,622	1,955,160

Total revenues	451,762	333,348	1,536,669	1,284,001	3,351,663
Operating expenses:
Cost of product sales	61,684	113,204	262,984	258,801	638,543
Research and development	2,150,346	760,374	4,308,571	2,600,396	7,492,373
Sales and marketing	72,655	87,373	297,544	263,410	584,373
General and administrative	882,991	540,117	3,747,127	1,740,565	5,919,643

Total operating expenses	3,167,676	1,501,068	8,616,226	4,863,172	14,634,932

Operating loss	(2,715,914)	(1,167,720)	(7,079,557)	(3,579,171)	(11,283,269)
Other income (expense)
Interest income	12,070	17,478	39,621	66,611	138,092
Interest expense	(15,418)	(1,773)	(50,656)	(7,472)	(63,275)

Other income, net	(3,348)	15,705	(11,035)	59,139	74,817
Net loss	(2,719,262)	(1,152,015)	(7,090,592)	(3,520,032)	(11,208,452)
Dividends and accretion to redemption value of redeemable convertible preferred stock	—	(209,099)	(625,149)	(657,196)	(1,463,334)

Net loss attributable to common stockholders	$(2,719,262)	$(1,361,114)	$(7,715,741)	$(4,177,228)	$(12,671,786)

Basic and diluted net loss attributable to common stockholders per common share	$(0.19)	$(0.34)	$(1.16)	$(1.03)	$(3.15)

Shares used in computing basic and diluted net loss attributable to common stockholders per common share	14,161,940	4,044,180	6,660,318	4,044,180	4,018,639

CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,
	2004	2003
ASSETS
Current Assets
Cash and cash equivalents	$5,232,641	$5,067,594
Other current assets	726,664	297,189
Net property and equipment	549,927	399,894
Other Assets	246,871	288,889

Total Assets	$6,756,103	$6,053,566

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities	$1,308,245	$758,182
Long-term liabilities	365,528	131,923
Series A redeemable convertible preferred stock	—	9,740,302
Stockholders’ Equity (Deficit):
Common stock, $0.01 par value,	16,939	5,344
Additional paid-in-capital	17,835,622	524,594
Common stock held in escrow	(13,000)	(13,000)
Deferred stock-based compensation	(85,445)	(137,734)
Accumulated deficit	(12,671,786)	(4,956,045)

Total stockholders’ equity (deficit)	5,082,330	(4,576,841)

Total liabilities and stockholders’ equity (deficit)	$6,756,103	$6,053,566

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2005

CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC.

(Exact name of registrant specified in charter)

Delaware	000-50505	13-4287300

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Foxborough Blvd., Suite 240
Foxborough, MA 02035
(Address of principal executive offices) (Zip Code)

(508) 549-9981
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

     On April 4, 2005, Cyberkinetics issued a press release announcing that it obtained 510(k) clearances of its NeuroPort™ Cortical Microelectrode Array (NeuroPort™ Array) and NeuroPort™ Neural Signal Processor (NeuroPort™ NSP). Taken together, the NeuroPort™ Array and NeuroPort™ NSP comprise a neural monitoring system (the NeuroPort™ System) designed for acute inpatient applications, and labeled for temporary recording and monitoring of brain electrical activity.

     The NeuroPort™ System is capable of providing neurologists and neurosurgeons a new resource to detect, transmit and analyze neural activity of patients who have undergone craniotomy. The Array allows the collection of aggregate or individual neural signals from the cortical region of the brain. The NSP allows these signals to be recorded and analyzed by the physician as a part of the diagnosis and treatment of neurological conditions. The NeuroPort™ System is covered by two issued patents, and system elements are included in a number of additional patent applications. Cyberkinetics considers the NeuroPort™ Array and the NeuroPort™ NSP to both be critical components derived from its BrainGate™ Neural Interface System. The clearances of these components will allow for increased clinical use of the NeuroPort™ System, which will help familiarize neurologists and neurosurgeons with the characteristics and capabilities of Cyberkinetic’s core technology and provide invaluable clinical experience that will accelerate all of its programs, including the BrainGate™ program.

     Cyberkinetics anticipates a limited market introduction of the NeuroPort™ System early in 2006, after completing necessary manufacturing upgrades during the remainder of 2005. Cyberkinetics is evaluating distribution strategies to support a broad product launch before the end of 2006.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits:

Exhibit
Number	Description
99.1	Press release dated April 4, 2005 announcing receipt of 510(k) clearances for NeuroPort ™ Cortical Microelectrode Array and NeuroPort™ Neural Signal Processor

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyberkinetics Neurotechnology Systems, Inc.
Date: April 6, 2005	By:	/s/ Timothy R. Surgenor
Timothy R. Surgenor
Chief Executive Officer (Duly Authorized Officer)

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press release dated April 4, 2005 announcing receipt of 510(k) clearances for NeuroPort ™ Cortical Microelectrode Array and NeuroPort™ Neural Signal Processor

Exhibit 99.1

CYBERKINETICS RECEIVES NEUROPORT™ 510K CLEARANCE
- Acute Neural Monitor is Company’s First Commercial Clinical Product -

FOXBOROUGH, Mass. – April 4, 2005 — Cyberkinetics Neurotechnology Systems, Inc. (OTCBB: CYKN) (Cyberkinetics) today announced that it has obtained 510(k) clearances of its NeuroPort™ Cortical Microelectrode Array (NeuroPort™ Array) and NeuroPort™ Neural Signal Processor (NeuroPort™ NSP). Taken together, the NeuroPort™ Array and NeuroPort™ NSP comprise a neural monitoring system (the NeuroPort™ System) designed for acute inpatient applications, and labeled for temporary (< 30 days) recording and monitoring of brain electrical activity.

Potential clinical applications for invasive brain monitoring with the NeuroPort™ in the United States currently include patients undergoing elective surgery for diagnosis and treatment of severe epilepsy (approximately 5,000/year) and patients undergoing emergency craniotomies for brain injury and strokes (approximately 70,000/year).

The NeuroPort™ System is capable of providing neurologists and neurosurgeons a new resource to detect, transmit and analyze neural activity of patients who have undergone craniotomy. The Array allows the collection of aggregate or individual neural signals from the cortical region of the brain. The NSP allows these signals to be recorded and analyzed by the physician as a part of the diagnosis and treatment of neurological conditions. The NeuroPort™ System is covered by two issued patents, and system elements are including in a number of additional patent applications.

Cyberkinetics anticipates a limited market introduction of the NeuroPort™ System early in 2006, after completing necessary manufacturing upgrades during the remainder of 2005. Cyberkinetics is evaluating distribution strategies to support a broad product launch before the end of 2006.

“Marketing clearance of the NeuroPort™ System, our first commercial clinical product, is an important first step in our strategy to develop a broad family of products to diagnose, monitor and treat neurological diseases and injuries,” said President and Chief Executive Officer Timothy R. Surgenor. “NeuroPort™ will provide us with entry into an established and growing invasive brain monitoring market of approximately $100 million annually. It also allows us work with clinicians to begin to explore applications of our technology in potentially much larger markets for long-term monitoring and treatment of neurological disease.”

“The NeuroPort™ Array and the NeuroPort™ NSP are both critical components derived from our BrainGate™ Neural Interface System,” Surgenor continued. “These approvals testify to the strong pre-clinical foundation of our technology platform. Furthermore, clinical use of the NeuroPort™ System will help familiarize neurologists and neurosurgeons with the characteristics and capabilities of our core technology and will provide invaluable clinical experience that will accelerate all of our programs, including the BrainGate™ program.”

About Cyberkinetics Neurotechnology Systems, Inc.
Cyberkinetics Neurotechnology Systems, a leader in brain-machine interface technology, is developing products to treat nervous system diseases and disorders by bringing together advances in neuroscience, computer science and engineering. Cyberkinetics’ products are based on over ten years of technology development and cutting-edge neuroscience research at leading academic institutions such as Brown University, the Massachusetts Institute of Technology, Emory University, and the University of Utah. Cyberkinetics is publicly traded on the Over the Counter Bulletin Board under the ticker symbol CYKN. The Company is headquartered in Foxborough, Massachusetts and conducts engineering and research in Salt Lake City, Utah. Additional information is available at www.cyberkineticsinc.com.

Forward Looking Safe Harbor Statement:
This news release contains “Forward Looking Statements.” These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Forward-looking statements include, but are not limited to, statements concerning our future expectations, plans, prospects and future operating results as well as projections of cash and marketable securities and sufficiency of funding for capital expenditures. Actual results may differ materially from those indicated by these forward-looking statements as a result of various factors including risks related to: our access to additional capital; our ability to obtain additional funding to support our business activities; our dependence on third parties for development, manufacture, marketing, sales and distribution of our products; our development of products; our ability to obtain and maintain patent protection for our discoveries and products; and our limited operating history; as well as those risks more fully discussed in the “Risk Factors” section of the Form 8-K filed with the Securities and Exchange Commission on October 8, 2004. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date.

Media Contact:	Company Contact:
Kari Lampka	Jessica Duda
MacDougall Biomedical Communications	Cyberkinetics Neurotechnology Systems
(508) 647-0209	(508) 549-9981, ext 112
klampka@macbiocom.com	IR@cyberkineticsinc.com

APPENDIX A

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 9, 2005 (except for Note 17, as to which the date is March 31, 2005), in Prospectus Supplement No. 2 dated April 6, 2005 to Form SB-2 (Registration No. 333-120973), and prospectus, as amended, of Cyberkinetics Neurotechnology Systems, Inc.

/s/ Ernst & Young LLP
Boston, Massachusetts
April 1, 2005

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